As filed with the Securities and Exchange Commission on September 4, 1998
                           Registration No. 333-______

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              -------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                           Praegitzer Industries, Inc.
             (Exact name of registrant as specified in its charter)
                                     Oregon
                 (State or other jurisdiction of incorporation)
                                      3672
            (Primary Standard Industrial Classification Code Number)
                                   93-0790158
                     (I.R.S. Employer Identification Number)


                          Praegitzer Industries Trust I
             (Exact name of registrant as specified in its charter)
                                    Delaware
                 (State or other jurisdiction of incorporation)
                                      6719
            (Primary Standard Industrial Classification Code Number)
                                   applied for
                     (I.R.S. Employer Identification Number)

                          1270 SE Monmouth Cut Off Road
                              Dallas, Oregon 97338
                                 (503) 623-1000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              -------------------

                                Scott D. Gilbert
                          Vice President and Treasurer
                           PRAEGITZER INDUSTRIES, INC.
                          1270 SE Monmouth Cut Off Road
                              Dallas, Oregon 97338
                                 (503) 623-1000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              -------------------

                                   Copies To:

         Stephen E. Babson                           Edmund M. Kaufman
         Robert J. Moorman                             Eric A. Webber
          Stoel Rives LLP                            Irell & Manella LLP
   900 SW Fifth Avenue, Suite 2300          333 South Hope Street, Suite 3300
       Portland, Oregon 97204                 Los Angeles, California 90071
           (503) 224-3380                           (213) 620-1555
                              -------------------

                  Approximate date of commencement of proposed
                sale to the public: As soon as practicable after
                 this Registration Statement becomes effective.
                              -------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                              -------------------

                         CALCULATION OF REGISTRATION FEE

 Title of Each Class of Securities             Amount to be             Proposed Maximum Offering        Proposed Aggregate
          to be Registered                      Registered                        Price                    Offering Price
                                                                            Per Security (1)
---------------------------------------------------------------------------------------------------------------------------------
% Cumulative Trust Preferred                  4,600,000 (2)                      $10.00                      $46,000,000
     Securities of Praegitzer
     Industries Trust I.............
---------------------------------------------------------------------------------------------------------------------------------
% Junior Subordinated Deferrable
     Interest Debentures of
     Praegitzer Industries, Inc. (3)
---------------------------------------------------------------------------------------------------------------------------------


 Title of Each Class of Securities             Amount to be             Proposed Maximum Offering        Proposed Aggregate
          to be Registered                      Registered                        Price                    Offering Price
                                                                            Per Security (1)
---------------------------------------------------------------------------------------------------------------------------------
Praegitzer Industries, Inc.
     Guarantee with respect to %
     Cumulative Trust Preferred
     Securities (4).................
---------------------------------------------------------------------------------------------------------------------------------
Total Registration Fee(5).............................................................................          $13,570
=================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.
(2)   Includes 600,000 additional ($6,000,000 aggregate liquidation amount of) %
      Cumulative Trust Preferred Securities that the Underwriters have an option to purchase to cover over-allotments, if any.
(3) The % Junior Subordinated Deferrable Interest Debentures will be purchased by Praegitzer Industries Trust I with the proceeds from the sale of the %
      Cumulative Trust Preferred Securities. These debentures may later be distributed for no additional consideration to the holders of the %
      Cumulative Trust Preferred Securities of Praegitzer Industries Trust I upon its dissolution and the distribution of its assets.
(4) No separate consideration will be received for the Praegitzer Industries, Inc. Guarantee, which will also extend to any % Cumulative Trust Preferred
      Securities issued pursuant to the Underwriters' over-allotment option.
(5)   This Registration Statement is deemed to cover the % Junior Subordinated
      Deferrable Interest Debentures of Praegitzer Industries, Inc., the rights of holders of % Junior Subordinated Deferrable Interest Debentures of
      Praegitzer Industries, Inc. under the Indenture, the rights of holders of the % Cumulative Trust Preferred Securities of Praegitzer Industries Trust
      I under the Trust Agreement, the rights of holders of the % Cumulative
      Trust Preferred Securities under the Guarantee and the Expense Agreement entered into by Praegitzer Industries, Inc. and certain backup undertakings as described herein, which, taken together, fully, irrevocably and unconditionally guarantee all of the obligations of Praegitzer Industries Trust I under the % Cumulative Trust Preferred
      Securities.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                SUBJECT TO COMPLETION, DATED September __ , 1998

--------------------------------------------------------------------------------
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
--------------------------------------------------------------------------------


                      4,000,000 Trust Preferred Securities

Praegitzer Industries Trust I __% Cumulative Trust Preferred Securities (Liquidation Amount $10 Per Trust Preferred Security) Fully and Unconditionally Guaranteed by

                               [PRAEGITZER LOGO]


                               -------------------


     The __% Cumulative Trust Preferred Securities (the "Trust Preferred Securities") offered hereby represent undivided beneficial preferred interests in the assets of Praegitzer Industries Trust I, a statutory business trust created under the laws of the state of Delaware (the "Trust"). Praegitzer Industries, Inc. (the "Company"), will be the owner of all of the . . . (continued on page 3)
                              -------------------

     See "Risk Factors" commencing on page 15 for certain information that should be considered by prospective purchasers of the securities offered hereby.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

====================================================================================================================
                                                                                  Underwriting
                                                                                 Discounts and       Proceeds to The
                                                           Price to Public       Commissions(1)         Trust(2)
--------------------------------------------------------------------------------------------------------------------
Per Trust Preferred Security............................       $ 10.00                (2)                $ 10.00
--------------------------------------------------------------------------------------------------------------------
Total (3)...............................................     $ 40,000,000             (2)             $ 40,000,000
====================================================================================================================

(1) See "Underwriting" for information concerning indemnification of the Underwriters by the Trust and the Company and other matters.

(2) Because all of the proceeds from the sale of the Trust Preferred Securities will be used to purchase the Junior Subordinated Debentures, the Company has agreed to pay the Underwriters as compensation for arranging the investment therein of such proceeds, a placement fee of $0.40 per Trust
     Preferred Security, or $1,600,000 in the aggregate, in addition to paying certain other fees and expenses. See "Underwriting." The Company has also agreed to pay the expenses of the offering estimated to be $475,000.

(3) The Trust has granted to the Underwriters a 30-day option to purchase up to an additional $6,000,000 aggregate liquidation amount of Trust Preferred
     Securities on the same terms as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total
     Price to the Public and Proceeds to the Trust will each be $46,000,000 and the total amount to be paid by the Company to the Underwriters in respect of the placement fee will be $1,840,000. See "Underwriting."

                               -------------------

     The Trust Preferred Securities are being offered hereby by the Underwriters named herein, subject to prior sale, when, as and if issued by the Trust and delivered to and accepted by the Underwriters and subject to certain prior conditions, including the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the Trust Preferred Securities will be made in New York, New York in book-entry form only through the facilities of The Depository Trust Company on or about _______________, 1998.

                              -------------------

EVEREN Securities, Inc.
                                  Advest, Inc.
                                                          Black & Company, Inc.

                 The date of this Prospectus is           , 1998

     SCHEMATIC CAPTURE

     [Illustration of an electronic schematic diagram]

     CIRCUIT DESIGN

     [Illustration of a computer-generated circuit design]

     Schematic capture involves the input of an electronic schematic diagram into a high-performance computer workstation that generates a list of the electronic components and interconnects required to design a printed circuit board. Circuit design is accomplished using specialized computer aided design software programs.

     ENTEK(R) PROCESS LINE

     [Photograph of two printed circuit board production lines]

     ELECTROLESS NICKEL GOLD LINE

     HIGH PERFORMANCE CIRCUITS

     [Photograph of two printed circuit boards]

     Praegitzer Industries, Inc. has the expertise and specialized engineering processes to manufacture high-performance circuit boards with a broad range of materials, processes and requirements including GETEK(R) (a fiberglass material resistant to high temperatures), laser microvias, and buried capacitance. The Company provides a wide assortment of alternative surface finishes, including Entek(R), an organic surface protection, and electroless nickel immersion gold.










     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE TRUST PREFERRED SECURITIES. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE TRUST PREFERRED SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

(Continued from Cover Page)

beneficial interests represented by common securities of the Trust (the "Trust Common Securities" and, collectively with the Trust Preferred Securities, the "Trust Securities"). The Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in an equivalent amount of __% Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures") to be issued by the Company. The Junior Subordinated Debentures will mature on _______________, 2028, which date may be shortened (such date, as it may be shortened, the "Stated Maturity") to a date not earlier than __________, 2003. The Trust Preferred Securities will have a preference in certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Trust Common Securities. See "Description of the Trust Preferred Securities--Subordination of Trust Common Securities of the Trust Held by the Company."

     Holders of the Trust Preferred Securities will be entitled to receive preferential cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears on January 15, April 15, July 15 and October 15 each calendar year (subject to possible deferral as described below), commencing January 15, 1999, at the annual rate of __% of the Liquidation Amount (as defined herein) of $10 per Trust Preferred Security ("Distributions"). The amount of each Distribution due with respect to the Trust Preferred Securities will include amounts accumulated through the date the Distribution payment is due. The Company will have the right, so long as no Debenture Event of Default (as defined herein) has occurred and is continuing, and so long as the Company's Consolidated Interest Coverage Ratio (as defined herein) for the combined four fiscal quarters immediately preceding what would (but for the Extension Period) otherwise be an Interest Payment Date shall be less than 1.50 to 1, to defer payments of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Trust Preferred Securities will also be deferred and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Company's capital stock or to make any payment with respect to its debt securities that rank pari passu with or junior to the Junior Subordinated Debentures. During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Trust Preferred Securities are entitled will accumulate) at the rate of __% per annum, compounded quarterly, and holders of the Trust Preferred Securities will be required to accrue income and will be required to pay United States federal income tax on that income. See "Description of Junior Subordinated Debentures--Option to Defer Interest Payment Period" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

     The Company has, through the Guarantee, the Guarantee Agreement, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all of the Trust's obligations under the Trust Preferred Securities. See "Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee." Under the Guarantee, the Company guarantees the payment of Distributions by the Trust and payments on liquidation of or redemption of the Trust Preferred Securities (subordinate to the right of payment of Senior Debt and Subordinated Debt of the Company, each as defined herein) to the extent of funds held by the Trust. See "Description of Guarantee." If the Company does not make required payments on the Junior Subordinated Debentures held by the Trust, the Trust will have insufficient funds to pay Distributions on the Trust Preferred Securities. The Guarantee does not cover payment of Distributions when the Trust does not have sufficient funds to pay such Distributions. In such event, a holder of the Trust Preferred Securities may institute a legal proceeding directly against the Company pursuant to the terms of the Indenture (as defined herein) to enforce payment of such Distributions to such holder. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Trust Preferred Securities." The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Debt and Subordinated Debt of the Company. See "Description of Junior Subordinated Debentures--Subordination."

     The Trust Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at the Stated Maturity or their earlier redemption, in each case at a redemption price equal to the aggregate Liquidation Amount of the Trust Preferred Securities plus any accumulated and unpaid Distributions thereon to the date of redemption. The Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after _______________, 2003, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 90 days following the occurrence of a Tax Event or an Investment Company Event (each as defined herein), in each case at a redemption price equal to 100% of the principal amount on the Junior Subordinated Debentures plus the accrued and unpaid interest thereon to the date fixed for redemption. See "Description of the Trust Preferred Securities--Redemption."

     The Company will have the right at any time to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, cause a Like Amount (as defined herein) of the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Trust Preferred Securities-- Liquidation Distribution Upon Dissolution."

     If the Trust is dissolved, after satisfaction of liabilities to creditors of the Trust as required by applicable law, the holders of Trust Preferred Securities will be entitled to receive a liquidation amount of $10 per Trust Preferred Security ("Liquidation Amount"), plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a Distribution of such Like Amount of Junior Subordinated Debentures, subject to certain exceptions. See "Description of the Trust Preferred Securities--Liquidation Distribution Upon Dissolution."

     The Junior Subordinated Debentures and the Guarantee are unsecured and subordinated to all Senior Debt and Subordinated Debt. The Indenture relating to the Junior Subordinated Debentures will place certain limitations on the amount of Indebtedness (as defined) and Disqualified Capital Stock (as defined) that the Company and its subsidiaries can incur, based upon the Company's compliance with certain financial ratio tests, subject to certain exceptions described therein (including an exception for up to $65,000,000 of Indebtedness under the Company's bank credit agreements). See "Description of Junior Subordinated Debentures--Covenants of the Company." The terms of the Indenture and the Guarantee place no limitation on the amount of Senior Debt and Subordinated Debt the Company has outstanding as of the time of the offering. The Company has a revolving credit agreement with Key Bank National Association (the "Key Agreement"), a term loan with Finova Capital Corporation (the "Finova Agreement") and several secured term loans with Heller Financial, Inc. (the "Heller Agreements"). The Company will apply approximately $25.2 million of the net proceeds of this offering to pay down the outstanding balance under the Key Agreement, approximately $8.7 million to pay off the outstanding balance under one of the Heller Agreements, and approximately $3.2 million to pay off the outstanding balance under the Finova Agreement. All obligations of the Company with respect to the securities described herein will be effectively subordinated to all existing and future obligations of the Company and its subsidiaries. As of June 30, 1998, on a pro forma basis after giving effect to the offering and the application of the estimated net proceeds therefrom, the Company would have had approximately $82.7 million of indebtedness outstanding, all of which (except for the indebtedness relating to the Securities themselves) effectively would have been senior to the Securities described herein. Subject to the Indenture restrictions described above, the Company will also have an additional $27.7 million available for borrowing under its credit agreements upon completion of this offering. The Company may cause additional trust preferred securities to be issued in the future by trusts similar to the Trust and, subject to the Indenture restrictions described above and certain restrictions in the Company's bank credit agreements, there is no limit on the amount of such securities that may be issued. In that event, the Company's obligations under the junior subordinated debentures to be issued to such other trusts and the Company's guarantees of the payments by such trusts will rank pari passu with the Company's obligations under the Junior Subordinated Debentures and the Guarantee, respectively.

     The Trust has applied for approval to list the Trust Preferred Securities on the American Stock Exchange. To meet the listing requirements of the American Stock Exchange, the representatives of the Underwriters have undertaken to distribute the Trust Preferred Securities to a minimum of 400 public holders. There is no assurance that a market will develop for the Trust Preferred Securities. See "Risk Factors--Absence of Existing Public Market; Market Prices" and "Underwriting."

     Each of the Trust Preferred Securities and, if the Junior Subordinated Debentures are distributed to holders of Trust Preferred Securities, the Junior Subordinated Debentures will be represented by one or more global certificates registered in the name of The Depository Trust Company (the "Depositary") or its nominee. Beneficial interests in the Trust Preferred Securities and, in such event, the Junior Subordinated Debentures will be shown on, and transfers thereof will be effected only through, records maintained by participants in the Depositary. The Depositary and the Paying Agent (as defined herein) will be responsible for interest and dividend payments to holders of the Trust Preferred Securities and the Junior Subordinated

Debentures. Except as described herein, the Trust Preferred Securities in certificated form will not be issued in exchange for global certificates. See "Book-Entry Issuance."

     As used herein, (i) the "Indenture" means the Junior Subordinated Indenture, as amended and supplemented from time to time, between the Company and Wilmington Trust Company, as Trustee (the "Indenture Trustee"), under which the Junior Subordinated Debentures will be issued, (ii) the "Trust Agreement" means the Amended and Restated Trust Agreement relating to the Trust among the Company, as depositor, Wilmington Trust Company, as Property Trustee (the "Property Trustee"), Wilmington Trust Company, as Delaware Trustee (the "Delaware Trustee"), the Administrative Trustees named therein, each of whom will be an officer of the Company (collectively, with the Property Trustee and Delaware Trustee, the "Issuer Trustees"), and the holders, from time to time, of the trust securities, (iii) the "Guarantee Agreement" means the Guarantee Agreement relating to the guarantee between the Company and Wilmington Trust Company, as Guarantee Trustee (the "Guarantee Trustee"), and (iv) the "Expense Agreement" means the Agreement as to Expenses and Liabilities between the Company and the Trust.

                              AVAILABLE INFORMATION

     The Company and the Trust have jointly filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement"), under the Securities Act of 1933 (the "Securities Act"), with respect to the offering of the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the Trust and the securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth below. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a Web site (http://www.sec.gov) at which reports, proxy and information statements and other information regarding the Company may be accessed.

     No separate financial statements of the Trust have been included herein. The Company and the Trust do not consider that such financial statements would be material to holders of the Trust Preferred Securities because the Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Junior Subordinated Debentures of the Company and issuing the Trust Securities. The Company will fully, irrevocably and unconditionally guarantee all of the Trust's obligations under the Trust Preferred Securities. See "Prospectus Summary--The Company" and "--Praegitzer Industries Trust I," "Description of the Trust Preferred Securities," "Description of Junior Subordinated Debentures" and "Description of Guarantee."

     The Company will provide to the holders of the Trust Preferred Securities annual reports containing financial statements audited by the Company's independent auditors and such other reports as the Company determines or are required by law. The Company will also furnish annual reports on Form 10-K and quarterly reports on Form 10-Q (except for exhibits thereto) free of charge to holders of the Trust Preferred Securities who so request in writing to the Company.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment options.

                                   The Company

     The Company is a leader in providing electronics original equipment manufacturers ("OEMs") and contract manufacturers with a full range of printed circuit board ("PCB") and interconnect solutions, including schematic capture and design, quick-turnaround, prototyping and pre-production, and large volume production. The Company provides its solutions to four key electronics industry segments (with corresponding percentages of Company revenue for the fiscal year ended June 30, 1998): (i) data and telecommunications (31%), (ii) computers and peripherals (36%), (iii) industrial and instrumentation (25%) and (iv) business and consumer (8%). The Company's growth has been driven by sales to industry leaders whose products require increasing complexity and technological advancement within the electronic interconnect industry. The Company's principal customers include Compaq, Hewlett Packard, Intel, Dell, EMC, IEC Electronics, SCI, Solectron, Motorola, Xylan and Xerox. The Company has obtained ISO 9002 certifications for five of its manufacturing facilities and has received awards from a number of its customers in recognition of its superior performance in meeting their PCB needs. In fiscal 1998 the Company served more than 650 customers worldwide.

     The 1997 worldwide PCB market was estimated at $29.7 billion by the Institute for Interconnecting Packaging Electronic Circuits ("IPC"), of which the U.S. portion was $7.8 billion and was forecast to grow 6.5% annually through 2001. The market dynamic for electronics OEMs includes greater emphasis on faster product time-to-market, greater PCB complexity in tight space tolerances, and increasing pressure to shorten the design-to-manufacture cycles. Additionally, as OEMs have increasingly focused on core competencies, outsourcing of PCBs and electronic interconnects has grown from 66% of total OEM requirements in 1991 to 93% in 1997.

     Addressing these trends, Praegitzer in 1997 implemented its One-Stop Shopping(TM) strategy to provide its customers with advanced technology and integrated manufacturing capabilities for the entire cycle of PCB creation. In the last three years, the Company acquired production facilities in Redmond, Washington; Fremont, California; and Huntsville, Alabama, and acquired a 51% interest in a production facility in Melaka, Malaysia. During this same period, Praegitzer acquired or opened 12 design centers in the U.S. (11) and in Israel
(1). With its facilities and recent technological expansion, the Company believes that it is one of the world's leading PCB design and manufacturing companies. The Company has experienced 46.5% compound revenue growth during fiscal years 1995 through 1998, compared with a compound revenue growth rate for the U.S. PCB industry of 8.5%, and during this period the Company produced increasingly complex PCBs with higher density and layer counts.

     The Company's goal is to be the leading provider of electronic interconnect one-stop design and manufacturing services, while continuing to increase its technological and services advantages.

                          Praegitzer Industries Trust I

     The Trust is a statutory business trust created under Delaware law pursuant to (i) the trust agreement of the Trust among the Company, as depositor, the Delaware Trustee and an Administrative

Trustee and (ii) the filing of a Certificate of Trust with the Delaware Secretary of State on August 7, 1998. Upon closing of this offering, the Trust's business and affairs will be conducted by the Issuer Trustees. The Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Preferred Securities to acquire the Junior Subordinated Debentures issued by the Company and (iii) engaging in only those other activities necessary, advisable or incidental thereto. The Junior Subordinated Debentures will be the sole assets of the Trust and payments by the Company under the Junior Subordinated Debentures and the Expense Agreement will be the sole revenues of the Trust. All of the Trust Common Securities will be owned by the Company. The Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities, except that, upon the occurrence and during the continuance of an event of default under the Trust Agreement resulting from an event of default under the Indenture, the rights of the Company as holder of the Trust Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. See "Description of the Trust Preferred Securities--Subordination of Trust Common Securities of the Trust Held by the Company." The Company will acquire Trust Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Trust has a term of 31 years but may dissolve earlier as provided in the Trust Agreement.

     The Trust's and the Company's principal offices are located at 1270 SE Monmouth Cut Off Road, Dallas, Oregon 97338 and their telephone number is (503) 623-1000.

                           Forward-Looking Statements

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this Prospectus contains statements that are forward-looking, such as statements relating to plans for future activities. Such forward-looking information involves important known and unknown risks, uncertainties and other factors that could significantly affect actual results, performance or achievements of the Company in the future and, accordingly, such actual results, performance or achievements may materially differ from those expressed or implied in any forward-looking statements made by or on behalf of the Company. These risks, uncertainties and factors include, but are not limited to, those relating to business conditions and growth in the electronics industry and general economies, both domestic and international, lower than expected customer orders, competitive factors (including increased competition, new product offerings by competitors and price pressures), the availability of third party parts and supplies at reasonable prices, technological difficulties and resource constraints encountered in developing new products, and outstanding indebtedness. The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date the statement was made. See "Risk Factors."

                                  Risk Factors

     See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers of the Trust Preferred Securities.

                  SUMMARY FINANCIAL DATA AND OTHER INFORMATION
          (in thousands, except growth rate, ratio and per share data)

     The summary financial data set forth below with respect to the Company's statement of income data and actual balance sheet data have been derived from the Company's consolidated financial statements included elsewhere in this Prospectus, which have been audited by Deloitte & Touch LLP, independent auditors, as indicated in their report included elsewhere in this Prospectus. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus.

                                                                             Year Ended June 30,
                                                                 -------------------------------------------
                                                                    1996             1997            1998
                                                                 -----------     ------------     ----------
Statement of Income Data:
Revenue.......................................................   $    95,101     $    147,947     $  182,773
Cost of goods sold............................................        72,941          122,013        148,487
                                                                 -----------     ------------     ----------
Gross profit..................................................        22,160           25,934         34,286
Selling, general and administrative expenses..................         8,896           19,188         23,456
Impairment and in-process technology
    expense...................................................            --           11,650             --
                                                                 -----------     ------------     ----------
Income (loss) from operations.................................        13,264           (4,904)        10,830
Interest expense..............................................         1,799            2,295          3,757
Income (loss) from continuing operations
    before income taxes.......................................        11,767           (6,631)         7,297
Provision for income taxes....................................         4,472(1)         1,670          2,215
                                                                 -----------     ------------     ----------
Income (loss) from continuing operations......................   $     7,295(1)  $     (8,301)    $    5,082
                                                                 ===========     ============     ==========
Net income (loss).............................................   $     6,916(1)  $     (8,301)    $    5,082
                                                                 ===========     ============     ==========
Net income (loss) per share - basic and diluted...............   $      0.76     $     (0.68)     $     0.40
Weighted average number of shares outstanding - diluted                9,110           12,234         12,846
                                                                 ===========     ============     ==========

Other Data:
EBITDA (2)....................................................   $    18,175     $      2,473     $   19,733
Adjusted EBITDA (2)(3)........................................        18,175           14,123         19,733
Depreciation and amortization.................................         4,911            7,377          8,903
Capital expenditures..........................................         7,526           24,761         39,334
Net cash provided by operating activities.....................         8,943            1,719         10,353
Net cash (used in) investing activities.......................       (11,905)         (18,927)       (54,844)
Net cash provided by financing activities.....................         2,977           17,612         45,219

Growth Rates:
Revenue.......................................................          63.7%            55.6%          23.5%
Adjusted EBITDA (2)(3)........................................         157.7%           (22.3%)         39.7%
Adjusted income from operations (3)...........................         296.3%           (49.1%)         60.5%

Margins (4):
Adjusted EBITDA (2)(3)........................................          19.1%             9.5%          10.8%
Adjusted Income (loss) from operations (3)....................          13.9%             4.6%           5.9%
Net income (loss).............................................           7.3%           (5.6)%           2.8%

Ratios:
Adjusted EBITDA to interest expense (2)(3)....................          10.1x             6.2x           5.3x
Earnings to fixed charges (5).................................           7.4x              --            2.8x
Adjusted Earnings to fixed charges (3)(5).....................           7.4x             2.9x           2.8x

                                       8

                                                                                         June 30, 1998
                                                                                 ---------------------------
Balance Sheet Data:                                                                 Actual      As Adjusted (6)
                                                                                 ------------   ------------
Working capital...............................................                   $     19,296     $   20,189
Inventories...................................................                         16,491         16,491
Total assets..................................................                        151,494        153,334
Short-term debt...............................................                          6,394          4,169
Long-term debt................................................                         73,413         38,544
Company obligated mandatorily redeemable preferred
    securities of a subsidiary trust holding solely junior
    subordinated debentures...................................                             --         40,000
Shareholders' equity..........................................                         43,980         43,774

(1) The Company was an S corporation prior to April 1996 and accordingly was not subject to federal and state income taxes prior to April 1996. For this portion of 1996 income tax expense, net income and net income per share are shown pro forma. Pro forma amounts reflect federal and state income taxes as if the Company had been a C corporation based on the effective tax rates that would have been in effect during these periods. See Note 11 to the Company's Financial Statements.

(2) EBITDA represents income from operations before depreciation and amortization. EBITDA is not a measurement determined under generally accepted accounting principles ("GAAP") and does not represent cash generated from operating activities in accordance with GAAP. EBITDA should not be considered by the reader as an alternative to net income as an indicator of financial performance or as an alternative to cash flows as a measure of liquidity. In addition, the Company's definition of EBITDA may not be identical to similarly entitled measures used by other companies.
     The derivation of EBITDA and EBITDA, as adjusted, is set forth in the following table.

                                                                    1996             1997            1998
                                                                 -----------     ------------     ----------
Income (loss) from operations.................................   $    13,264     $     (4,904)    $   10,830
Depreciation and amortization.................................         4,911            7,377          8,903
                                                                 -----------     ------------     ----------
EBITDA........................................................        18,175            2,473         19,733
Impairment and in-process technology expense..................            --           11,650             --
                                                                 -----------     ------------     ----------
EBITDA, as adjusted...........................................   $    18,175     $     14,123     $   19,733
                                                                 ===========     ============     ==========

(3) Adjusted earnings, adjusted EBITDA and adjusted income from operations reflect the Company's earnings, EBITDA and income from operations, respectively, adjusted to exclude a non-cash charge of $11.65 million in fiscal 1997. Adjusted earnings, adjusted EBITDA and adjusted income from operations are not measurements determined under GAAP. Adjusted earnings, adjusted EBITDA and adjusted income from operations should not be considered by the reader as alternatives to net income, EBITDA and income from operations as an indicator of financial performance. In addition, the Company's definitions of adjusted earnings, adjusted EBITDA and adjusted income from operations may not be identical to similarly entitled measures used by other companies.
(4)  Margins represent the indicated items expressed as a percentage of revenue.
(5) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes, plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred debt financing costs and one-third of rental expense (the portion deemed representative of the interest factor). Earnings were insufficient to cover fixed charges for the year ended June 30, 1997 by $4.9 million. For each period presented, the ratio of earnings to fixed charges plus preferred dividends is identical to the corresponding ratio of earnings to fixed charges.
(6)  As adjusted to give effect to the issuance by the Trust of the 4,000,000
     Trust Preferred Securities offered hereby and the receipt by the Company of the proceeds, net of estimated underwriting compensation and other estimated offering expenses, from the corresponding sale of the Junior
     Subordinated Debentures to the Trust, and the application of the net proceeds therefrom as described under "Use of Proceeds." Estimated underwriting compensation and other estimated offering expenses have been reflected as a deferred financing cost to be amortized over the life of the Junior Subordinated Debentures.

                                  THE OFFERING


Trust Preferred
   Securities issuer..............  Praegitzer Industries Trust I ("the Trust")

Securities offered................   4,000,000 Trust Preferred Securities having
                                     a Liquidation Amount of $10 per Trust
                                     Preferred Security. The Trust Preferred
                                     Securities represent preferred undivided beneficial interests in the Trust's assets, which will consist solely of the Junior
                                     Subordinated Debentures and payments
                                     thereunder.

Distributions.....................   The Distributions payable on each Trust
                                     Preferred Security will be fixed at a rate per annum of __% of the Liquidation Amount of $10 per Trust Preferred Security, will be cumulative, will accrue from the date of issuance of the Trust Preferred Securities, and will be payable quarterly in arrears on January 15, April 15, July 15 and October
                                     15 each calendar year, commencing on
                                     January 15, 1999 (subject to possible
                                     deferral as described below). The amount of each Distribution due with respect to the Trust Preferred Securities will include amounts accumulated through the date the Distribution payment is due. See
                                     "Description of the Trust Preferred
                                     Securities."

Extension periods.................   So long as no Debenture Event of Default
                                     (as defined herein) has occurred and is
                                     continuing, and so long as the Company's
                                     Consolidated Interest Coverage Ratio (as defined herein) for the combined four fiscal quarters immediately preceding what would (but for the Extension Period) otherwise be an Interest Payment Date is less than 1.50 to 1, the Company will have the right, at any time, to defer payments of interest on the Junior Subordinated
                                     Debentures by extending the interest
                                     payment period thereon for a period not
                                     exceeding 20 consecutive quarterly periods with respect to each deferral period (each an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated
                                     Debentures and, provided further, that any such Extension Period may continue only so long as (x) no Debenture Event of Default has occurred and is continuing, and (y) the Consolidated Interest Coverage Ratio of the
                                     Company for the combined four fiscal
                                     quarters immediately preceding what would
                                     (but for such Extension Period) otherwise be an Interest Payment Date is less than
                                     1.50 to 1. If interest payments are so
                                     deferred, Distributions on the Trust
                                     Preferred Securities will also be deferred and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Company's capital stock or debt securities that rank pari passu with or junior to the Junior
                                     Subordinated Debentures. During an
                                     Extension Period, Distributions will
                                     continue to accumulate at the rate of __% compounded quarterly. Because interest will continue to accrue and compound on the Junior Subordinated Debentures to the extent permitted by applicable law, holders of the

Extension periods (cont.).........   Trust Preferred Securities, regardless of
                                     their method of accounting, will be
                                     required to accrue income for United States federal income tax purposes. See
                                     "Description of Junior Subordinated
                                     Debentures--Option to Defer Interest
                                     Payment Period" and "Certain Federal Income
                                     Tax Consequences--Interest Income and
                                     Original Issue Discount."

Maturity..........................   The Junior Subordinated Debentures will
                                     mature on __________, 2028 which date may be shortened (such date, as it may be shortened, the "Stated Maturity") to a date not earlier than _______________, 2003. The
                                     Company might exercise its right to shorten the maturity of the Junior Subordinated
                                     Debentures in the circumstances where a Tax
                                     Event, Investment Company Event or other undesirable event could be avoided by shortening the maturity of the Junior
                                     Subordinated Debentures. See "Description of Junior Subordinated Debentures--
                                     General."

Redemption........................   The Trust Securities are subject to
                                     mandatory redemption upon repayment of the Junior Subordinated Debentures at their
                                     Stated Maturity or their earlier redemption at a redemption price equal to the aggregate Liquidation Amount of the Trust
                                     Securities plus accumulated and unpaid
                                     Distributions thereon to the date of
                                     redemption. The Junior Subordinated
                                     Debentures are redeemable prior to maturity at the option of the Company (i) on or after September ___, 2003 in whole at any time or in part from time to time or (ii) at any time, in whole (but not in part), within 90 days following the occurrence of a Tax Event or an Investment Company Event, in each case at a redemption price equal to 100% of the principal amount of the Junior
                                     Subordinated Debentures so redeemed,
                                     together with any accrued but unpaid
                                     interest thereon to the date fixed for
                                     redemption. See "Description of the Trust
                                     Preferred Securities--Redemption" and
                                     "Description of Junior Subordinated
                                     Debentures--Redemption." Distribution of
                                     Junior Subordinated

Debentures........................   The Company has the right at any time to
                                     dissolve the Trust and, after satisfaction of creditors of the Trust as required by applicable law, to cause the Junior
                                     Subordinated Debentures to be distributed to holders of Trust Preferred Securities in liquidation of the Trust. See "Description of the Trust Preferred
                                     Securities--Distribution of Junior
                                     Subordinated Debentures."

Certain Junior Subordinated
    Debenture Covenants...........   The Indenture relating to the Junior
                                     Subordinated Debentures will contain
                                     certain limited covenants by the Company, including a covenant that, subject to certain exceptions described herein, the
                                     Company shall not, and shall not permit any Subsidiary to, directly or indirectly, incur any Indebtedness (as defined, including certain obligations in connection with Capitalized Lease Obligations or operating leases) or any Disqualified
                                     Capital Stock (as defined), unless: (1) no
                                     Debenture Event of Default shall have
                                     occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such incurrence; and
                                     (2) on the date of the incurrence, on a pro forma basis giving effect to such incurrence (A) the Consolidated Interest
                                     Coverage Ratio (as defined) of the Company for the combined four fiscal quarters immediately preceding the incurrence date shall be greater than 2.15 to 1, and (B) the Consolidated Leverage Ratio (as defined) of the Company as of the incurrence date shall be less than 3.25 to
                                     1. The foregoing debt incurrence covenant will, however, terminate in certain circumstances if the Company has met the foregoing Consolidated Interest Coverage and Consolidated Leverage Ratios at the end of each quarter in a 12 consecutive fiscal quarter period. See "Description of Junior
                                     Subordinated Debentures--Covenants of the
                                     Company."

Guarantee.........................   Taken together, the Company's obligations
                                     under the various documents described
                                     herein, including the Guarantee Agreement, provide a full and unconditional guarantee
                                     (the "Guarantee") of payments by the Trust of Distributions and other amounts due on the Trust Preferred Securities. Under the
                                     Guarantee Agreement, the Company guarantees the payment of Distributions by the Trust and payments on liquidation or redemption of the Trust Preferred Securities
                                     (subordinate to the right to payment of
                                     Senior Debt and Subordinated Debt of the
                                     Company) to the extent of funds held by the Trust. If the Trust has insufficient funds to pay Distributions on the Trust Preferred
                                     Securities (including as the result of the failure of the Company to make required payments under the Junior Subordinated
                                     Debentures), a holder of the Trust
                                     Preferred Securities would have the right to institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder. See
                                     "Description of Junior Subordinated
                                     Debentures-- Enforcement of Certain Rights by Holders of Trust Preferred Securities," and "--Debenture Events of Default" and "Description of Guarantee."

Ranking...........................   The Trust Preferred Securities will rank
                                     pari passu, and payments thereon will be made pro rata, with the Trust Common
                                     Securities of the Trust held by the
                                     Company, except as described under
                                     "Description of the Trust Preferred
                                     Securities--Subordination of Trust Common
                                     Securities of the Trust Held by the
                                     Company." The obligations of the Company under the Guarantee, the Junior
                                     Subordinated Debentures and other documents described herein are unsecured and rank subordinate and junior in right of payment to all current and future Senior Debt and Subordinated Debt of the Company, the amount of which is limited only by certain covenants in the Indenture (described above) and certain restrictions in the Company's bank credit agreements. The
                                     Company may cause additional trust
                                     preferred securities to be issued in the future by trusts similar to the Trust and, subject to the Indenture restrictions and certain restrictions in the Company's bank credit agreements, there is no limit on the amount of such securities that may be issued. In that event, the Company's obligations under the junior subordinated debentures to be issued to such other trusts and the Company's guarantees of the payments by such trusts will rank pari passu with the Company's obligations under the Junior Subordinated Debentures and the Guarantee, respectively.

Voting rights.....................   The holders of the Trust Preferred
                                     Securities will have no voting rights
                                     except in limited circumstances. Except as provided below, the affirmative consent of the holders of at least a majority of the outstanding Trust Preferred Securities will be required by the Trust for amendments to the Trust Agreement that would affect adversely the rights or privileges of the holders of the Trust Preferred Securities.
                                     The Property Trustee, the Administrative
                                     Trustees and the Company may amend the
                                     Trust Agreement without the consent of
                                     holders of the Trust Preferred Securities to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act, even if such action adversely affects the interests of such holders. See "Description of the Trust
                                     Preferred Securities--Voting Rights;
                                     Amendment of the Trust Agreement."

ERISA considerations..............   Prospective purchasers should carefully
                                     consider the information set forth under the caption "ERISA Considerations."

Proposed American Stock
    Exchange Symbol...............   PGZ.Pr.A

Use of proceeds...................   The proceeds to the Trust from the sale of
                                     the Trust Preferred Securities offered
                                     hereby will be used by the Trust to
                                     purchase the Junior Subordinated Debentures of the Company. The Company will apply approximately $25.2 million of the net proceeds of this offering to pay down the outstanding balance under the Key
                                     Agreement, approximately $8.7 million to pay off the entire balance of one of the Heller Agreements and approximately $3.2 million to pay off the entire balance under the Finova Agreement. All obligations of the securities described herein will be effectively subordinated to all outstanding existing and future obligations of the Company and its subsidiaries. As of June
                                     30, 1998, on a pro forma basis after giving effect to the offering and the application of the estimated net proceeds therefrom, the Company would have had approximately
                                     $82.7 million of indebtedness outstanding, all of which (except for the indebtedness relating to the Securities themselves) effectively would have been senior to the Securities described herein. The Company will also have an additional $27.7 million available for borrowing under its credit agreement upon completion of this offering, subject to certain restrictions in the Company's bank credit agreements and in the Indenture (see earlier). The balance of the proceeds will be used for working capital and other general corporate purposes. See
                                     "Use of Proceeds."

                                  RISK FACTORS

     Each prospective investor should carefully consider, in addition to the other information contained in this Prospectus, the following information before purchasing the Trust Preferred Securities offered hereby.

                      Risk Factors Related to the Offering

Subordination of Junior Subordinated Debentures and the Guarantee

     All obligations of the Company under the Guarantee, the Junior Subordinated Debentures and other documents described herein are unsecured and rank subordinate and junior in right of payment to all current and future Senior Debt and Subordinated Debt of the Company, the amount of which is unlimited.

     The Company will use approximately $25.2 million of the proceeds from this offering to pay down the outstanding balance under the Key Agreement, approximately $8.7 million to pay off the entire balance under one of the Heller Agreements and approximately $3.2 million and to pay off the entire balance under the Finova Agreement. All obligations of the securities described herein will be effectively subordinated to all outstanding existing and future obligations of the Company and its subsidiaries. As of June 30, 1998, on a pro forma basis after giving effect to the offering and the application of the estimated net proceeds therefrom, the Company would have had approximately $82.7 million of indebtedness outstanding, all of which (except for the indebtedness relating to the securities themselves) effectively would have been senior to the securities described herein. Subject to the restrictions under the Indenture, the Company will also have an additional $27.7 million available for borrowing under its credit agreements upon completion of this offering, subject to certain restrictions contained in the credit agreements. All of the Company's existing credit agreements provide for the acceleration of outstanding amounts under any such agreement in the event of default. Such an acceleration might cause the Company to exercise its right under the Junior Subordinated Debentures to defer the payment of interest on the Junior Subordinated Debentures or otherwise restrict the ability of the Company to pay interest on the Junior Subordinated Debentures and, consequently, the Trust's ability to pay Distributions on the Trust Preferred Securities.

     The Indenture relating to the Junior Subordinated Debentures will place certain limitations on the amount of Indebtedness (as defined) and Disqualified Capital Stock (as defined) that the Company and its subsidiaries can incur, based upon the Company's compliance with certain financial ratio tests, subject to certain exceptions described therein (including an exception for up to $65,000,000 of Indebtedness under the Company's bank credit agreements). See "Description of Junior Subordinated Debentures--Covenants of the Company." The terms of the Indenture and the Guarantee place no limitation on the amount of Senior Debt and Subordinated Debt of the Company has outstanding and issued as of the time of the offering. The Company may cause additional trust preferred securities to be issued in the future by trusts similar to the Trust and, subject to the Indenture restrictions described above and certain restrictions in the Company's bank credit agreements, there is no limit on the amount of such securities that may be issued. In that event, the Company's obligations under the junior subordinated debentures to be issued to such other trusts and the Company's guarantees of the payments by such trusts will rank pari passu with the Company's obligations under the Junior Subordinated Debentures and the Guarantee, respectively. See "Description of Junior Subordinated Debentures--Subordination" and "Description of Guarantee--Status of the Guarantee."

Option to Defer Interest Payment Period

     So long as no Debenture Event of Default has occurred and is continuing, and so long as the Company's Consolidated Interest Coverage Ratio for the combined four fiscal quarters immediately preceding what would (but for the Extension Period) otherwise be an Interest Payment Date is less than 1.50 to 1, the Company has the right under the Indenture to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period. As a consequence of any such deferral, quarterly Distributions on the Trust Preferred Securities by the Trust will be deferred (and the amount of Distributions to which holders of the Trust Preferred Securities are entitled will accumulate additional amounts thereon at the rate of __ % per annum, compounded quarterly, from the relevant payment date for such Distributions) during any such Extension Period. During any such Extension Period, the Company will be prohibited from making certain payments or distributions with respect to the Company's capital stock (including dividends on or redemptions of common or preferred stock) and from making certain payments with respect to any debt securities of the Company that rank pari passu with or junior in interest to the Junior Subordinated Debentures; however, the Company will not be restricted from
(a) paying dividends or distributions in capital stock of the Company, (b) redeeming rights or taking certain other actions under a shareholders rights plan, (c) making payments under the Guarantee or (d) making purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans for its directors, officers, employees or consultants. Further, during an Extension Period, the Company would have the ability to continue to make payments on its Senior Debt and Subordinated Debt, if any. Prior to the termination of any Extension Period, the Company may further extend such Extension Period, subject to certain exceptions. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid, the Company may elect to begin a new Extension Period subject to the above requirements. There is no limitation on the number of times that the Company may elect to begin an Extension Period. As a consequence of the Company's deferral of interest payments, holders of the Trust Preferred Securities will not receive cash distributions during such deferral periods, and the market price of the Trust Preferred Securities is likely to be adversely affected by such deferral. A holder that disposes of such Trust Preferred Securities during an Extension Period, therefore, might not receive the same return on such holder's investment as a holder that disposes of Trust Preferred Securities during any other period. In addition, the Trust Preferred Securities may trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A holder that uses the accrual method of accounting for tax purposes (and a cash method holder if the Junior Subordinated Debentures are deemed to have been issued with original issue discount ("OID")) and that disposes of its Trust Preferred Securities between record dates for payments of Distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income (i.e., interest or, possibly, OID), and to add such amount to its adjusted tax basis in the pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. To the extent that the selling price is less than the holder's adjusted tax basis (as so determined), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Description of the Trust Preferred Securities--Distributions," "Description of Junior Subordinated Debentures--Option to Defer Interest Payment Period" and "Description of Junior Subordinated Debentures-- Debenture Events of Default."

Tax Consequences of Option to Defer Interest Payment Period and of a Deferral of Interest Payment

     Because the Company has no plan to exercise its option to defer payments of interest and because the Company may only exercise such option if the Company's Consolidated Interest Coverage Ratio for the combined four fiscal quarters immediately preceding what would (but for such Extension Period) otherwise be an Interest Payment Date is less than 1.50 to 1, the Company considers the likelihood of exercising the option to be a remote contingency as of the issue date of the Junior Subordinated Debentures. Accordingly, the Company believes the Junior Subordinated Debentures will be treated as issued without OID for United States federal income tax purposes. As a result, holders of Trust Preferred Securities will include interest in taxable income in accordance with their own methods of accounting (i.e., cash or accrual). If the Internal Revenue Service successfully challenges the Company's position, or if the Company exercises its right to defer payments of interest, the holders of Trust Preferred Securities will be required to include their pro rata share of OID in gross income as it accrues for United States federal income tax purposes in advance of the receipt of cash. If the tax authorities successfully asserted that, as of the issue date of the Junior Subordinated Debentures, exercise of the deferment option is not a remote or incidental contingency, interest would be reportable under the OID rules as of the issue date. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

Possible Changes to United States Tax Laws; Possible Tax Event

     In a budget proposal released on February 6, 1997, the Clinton Administration proposed tax law changes that, if enacted, would have treated a corporate issuer that filed annual financial statements with the SEC as having characterized an instrument such as the Junior Subordinated Debentures as equity for purposes of Section 385(c) of the Internal

Revenue Code of 1986, as amended (the "Code"), if the instrument had a maximum term exceeding 15 years and was not shown as indebtedness on the issuer's balance sheet or, in the case of indebtedness issued to a related party that issued a related instrument, the related instrument was not reflected as indebtedness on the applicable consolidated balance sheet. Under Section 385(c) of the Code, the characterization by the issuer of an instrument as equity is binding on the issuer and all holders of the instrument unless a holder discloses on its tax return that it is treating the instrument in a manner inconsistent with the issuer's characterization. Accordingly, the proposals would have not permitted the Company to deduct interest paid on the Junior Subordinate Debentures for United States federal income tax purposes. These proposals were not enacted into law, and the Administration has not made any such proposals in its budget proposal for fiscal year 1999 released on February 2, 1998. See "--Redemption Prior to Stated Maturity," "--Possible Distribution of Junior Subordinated Debentures to Holders of Trust Preferred Securities; Risk of Taxation Upon a Distribution," "Description of the Trust Preferred Securities--Redemption," "--Liquidation Distribution Upon Dissolution," "Description of the Junior Subordinated Debentures-- Redemption," and "Certain Federal Income Tax Consequences--Possible Tax Legislation."

     There is no assurance that legislation affecting the Company's ability to deduct interest paid on the Junior Subordinated Debentures or characterization of the Junior Subordinated Debentures for United States federal income tax purposes, including legislation similar to the proposal described above, will not be enacted in the future or that any such legislation would not be effective retroactively. If tax law changes are enacted and apply retroactively to the Junior Subordinated Debentures, those changes could give rise to a Tax Event, which could, in certain circumstances, require dissolution of the Trust or permit the Company to redeem the Junior Subordinated Debentures.

Possible Redemption Prior to Stated Maturity

     The Company may, at its option, on or after _______________, 2003, redeem the Junior Subordinated Debentures in whole at any time or in part from time to time at 100% of the principal amount together with accrued but unpaid interest to the date fixed for redemption and therefore cause a mandatory redemption of the Trust Securities.

     In addition, upon the occurrence and during the continuation of a Tax Event or an Investment Company Event (whether occurring before or after _______________, 2003), the Company has the right, if certain conditions are met, to redeem the Junior Subordinated Debentures in whole (but not in part) at 100% of the principal amount together with accrued but unpaid interest to the date fixed for redemption within 90 days following the occurrence of such Tax Event or Investment Company Event and therefore cause a mandatory redemption of Trust Securities. See "Description of the Trust Preferred Securities-- Redemption."

     A "Tax Event" means the receipt by the Company and the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such prospective change, pronouncement or decision is announced on or after the original issuance of the Trust Preferred Securities, there is more than an insubstantial risk (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Trust is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     An "Investment Company Event" means the receipt by the Company and the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change becomes effective on or after the original issuance of the Trust Preferred Securities.

     If less than all of the Trust Securities issued by the Trust are to be redeemed on a Redemption Date, then the aggregate Redemption Price for such Trust Securities to be redeemed shall be allocated pro rata to the Trust Preferred Securities and the Trust Common Securities based upon the relative Liquidation Amounts of such classes. The particular Trust Preferred Securities to be redeemed shall be selected by the Property Trustee from the outstanding Trust Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $10 or an integral multiple thereof) of the Liquidation Amount of Trust Preferred Securities.

Possible Distribution of Junior Subordinated Debentures to Holders of Trust Preferred Securities; Risk of Taxation Upon a Distribution

     The Company will have the right at any time to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust as required by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities in liquidation of the Trust. Because holders of the Trust Preferred Securities may receive Junior Subordinated Debentures in liquidation of the Trust and because Distributions are otherwise limited to payments on the Junior Subordinated Debentures, prospective purchasers of the Trust Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein. See "Description of the

Trust Preferred Securities--Liquidation Distribution Upon Dissolution" and "Description of Junior Subordinated Debentures." If a Tax Event were to occur which would cause the Trust to be subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, a distribution of the Junior Subordinated Debentures by the Trust could be a taxable event to the Trust and the holders of the Trust Preferred Securities. See "Certain Federal Income Tax Consequences--Distribution of Junior Subordinated Debentures to Holders of Trust Preferred Securities."

Right to Shorten Stated Maturity of Junior Subordinated Debentures

     The Company will have the right at any time to shorten the maturity of the Junior Subordinated Debentures to a date not earlier than five years from the date of issuance and thereby cause the Trust Preferred Securities to be redeemed on such earlier date. See "Description of Junior Subordinated
Debentures--Redemption."

Limitations on Direct Actions Against the Company and on Rights Under the Guarantee

     The Guarantee guarantees to the holders of the Trust Preferred Securities the following payments, to the extent not paid by the Trust: (i) any accumulated and unpaid Distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds on hand available therefor at such time,
(ii) the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that the Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust (unless the Junior Subordinated Debentures are distributed to holders of the Trust Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment to the extent that the Trust has funds on hand available therefor at such time (the "Liquidation Distribution") and (b) the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred Securities after satisfaction of liabilities to creditors of the Trust as required by applicable law. The holders of not less than a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee Agreement. Any holder of the Trust Preferred Securities may, pursuant to the terms of the Indenture, institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Trust would lack funds for the payment of Distributions or amounts payable on redemption of the Trust Preferred Securities or otherwise, and, in such event, holders of the Trust Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, in the event a Debenture Event of Default shall have occurred and be continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Junior Subordinated Debentures on the date on which such payment is due and payable, then a holder of Trust Preferred Securities may, pursuant to the terms of the Indenture, institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of and/or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Trust Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Trust Preferred Securities in the Direct Action. Except as described herein, holders of Trust Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Trust Preferred Securities" and "Description of Guarantee." The Trust Agreement provides that each holder of Trust Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee Agreement and the Indenture.

Ability to Make Payments on the Trust Preferred Securities and Junior Subordinated Debentures

     The ability of the Trust to pay amounts due on the Trust Preferred Securities is solely dependent upon the Company making payments on the Junior Subordinated Debentures as and when required. The Company will have significant interest expense under the Junior Subordinated Debentures. As of June 30, 1998, after giving effect to the offering and the application of net proceeds therefrom, the Company would have approximately $82.7 million in outstanding indebtedness on a consolidated basis, all of which (except for indebtedness relating to the Securities themselves) effectively would have been senior to the Securities described herein. The Company's ability to pay interest on the Junior Subordinated Debentures to the Trust (and consequently, the Trust's ability to pay distributions on the Trust Preferred Securities and the Company's ability to pay its obligations under the Guarantee) depends primarily on the cash and liquid investments of the Company and on the profitability, financial condition, and capital expenditure and other cash flow requirements of the Company. In addition, the Indenture provides only limited restrictions on the ability of the Company or its Subsidiaries to incur additional indebtedness, including indebtedness secured by their assets or properties, and does not prohibit the Company or its Subsidiaries from entering into credit agreements or other financial arrangements that restrict such Subsidiaries from making payments to the Company. Although the Company expects that its operating cash flow will be sufficient to cover its expenses including interest costs, there is no assurance in this regard. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Limited Covenants; Absence of Sinking Fund

     The covenants in the Indenture are limited. Although the Indenture does require the Company to meet certain interest coverage tests to defer interest payment on the Junior Subordinated Debentures and also requires the Company to meet certain interest coverage and leverage ratio tests to incur additional Indebtedness, the Company is not otherwise required under the Indenture to meet any financial tests that measure the Company's working capital, interest coverage or net worth in order to comply with the terms of the Indenture. There are no covenants relating to the Company in the Trust Agreement. As a result, neither the Indenture nor the Trust Agreement offers substantial protection to holders of Junior Subordinated Debentures, or Trust Preferred Securities, respectively, in the event of a material adverse change in the Company's financial condition or results of operations. Therefore, the provisions of these governing instruments should not be considered a significant factor in evaluating whether the Company will be able to comply with its obligations under the Junior Subordinated Debentures or the Guarantee. Further, the Junior Subordinated Debentures do not have the benefit of any sinking fund payments by the Company.

Limited Voting Rights

     The holders of the Trust Preferred Securities will have no voting rights except in limited circumstances relating only to the modification of the Trust Preferred Securities and the exercise of the rights of the Trust as holder of the Junior Subordinated Debentures and the Guarantee. Except as provided below, the affirmative consent of the holders of at least a majority of the outstanding Trust Preferred Securities will be required by the Trust for amendments to the Trust Agreement that would affect adversely the rights or privileges of the holders of the Trust Preferred Securities. Holders of Trust Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, and such voting rights are vested exclusively in the holder of the Trust Common Securities except upon the occurrence of certain events described herein. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Trust Common Securities. The Property Trustee, the Administrative Trustees and the Company may amend the Trust Agreement without the consent of holders of the Trust Preferred Securities to cure any ambiguity or make other provisions not inconsistent with the Trust Agreement or to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act, even if such action adversely affects the interests of such holders. See "Description of the Trust Preferred Securities--Voting Rights; Amendment of the Trust Agreement" and "--Removal of Trustees."

Absence of Existing Public Market; Volatility of Market Prices

     There is no existing market for the Trust Preferred Securities. The Trust has applied for approval to list the Trust Preferred Securities on the American Stock Exchange. There is no assurance, however, that an active and liquid trading market for the Trust Preferred Securities will develop or that continued quotation of the Trust Preferred Securities will be available on the American Stock Exchange. Future trading prices of the Trust Preferred

Securities will depend on many factors including, among other things, prevailing interest rates, the operating results and financial condition of the Company, and the market for similar securities. As a result of the Company's rights to defer interest payments on or shorten the Stated Maturity of the Junior Subordinated Debentures, the market price of the Trust Preferred Securities may be more volatile than the market prices of debt securities that are not subject to optional deferrals or reduction in maturity. There is no assurance as to the market prices for the Trust Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Trust Preferred Securities if the Company exercises its right to dissolve and liquidate the Trust. Accordingly, the Trust Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that a holder of the Trust Preferred Securities may receive in liquidation of the Trust, may trade at a discount from the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

                      Risk Factors Relating to the Company

Fluctuations in Operating Results

     The Company's results of operations have fluctuated and may continue to fluctuate from period to period, including on a quarterly basis. Variations in design, quick-turnaround and pre-production and high volume production orders and in the average number of layers per printed circuit board have significantly affected both revenue and gross margins. Operating results may also be affected by other factors, including the receipt and shipment of large orders, plant utilization, manufacturing process yields, the timing of expenditures in anticipation of future sales, raw material availability, the length of sales cycles and economic conditions in the electronics industry. A significant portion of the Company's operating expenses are fixed. Any inability to adjust spending quickly enough to compensate for any revenue shortfall could magnify the shortfall's adverse impact on the Company. Moreover, the Company's business involves highly complex manufacturing processes that are subject to occasional failure. Process failures have occurred in the past and have resulted in delays in product shipments. There is no assurance that process failures will not occur in the future, and the loss of revenue as the result of such failures could have a material adverse effect on the Company. Results of operations in any period should not be considered indicative of the results to be expected for any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Lack of Long-Term Sales Commitments

     Several factors contribute to the volatility of the Company's results of operations, including backlog and order management, product mix changes, order cancellations and process failures. The Company's customers generally require short delivery cycles, and a substantial portion of the Company's backlog is typically scheduled for delivery within 60 days. The Company has no long-term sales commitments other than a two-year contract with Intergraph Corporation ("Intergraph"). Quarterly sales and operating results therefore depend in large part on the volume and timing of orders received during the quarter, which are difficult to forecast. The level and timing of orders placed by the Company's customers vary due to customer inventory management, changes in customer manufacturing strategy, variation in demands for customer products and other factors. In the case of orders for prototype and pre-production runs, the Company's lead time may be reduced to as little as one day and, due to its dependence on customer product launches and design changes, the Company's operating results from its quick-turnaround business are subject to particular volatility. The short lead times inherent in the Company's backlog also affect its ability to plan production and inventory levels, which could lead to fluctuation in operating results. In addition, a variety of conditions, both those specific to individual customers and those generally affecting their industry segments (such as a general downturn in the general economic conditions in the United States and other regions of the world, including Asia), may cause customers to cancel, reduce or delay orders that were previously made or anticipated. Generally, customers may cancel, reduce or delay purchase orders and commitments without penalty, except for payment for work and materials expended through the cancellation date. Significant or numerous cancellations, reductions or delays in orders by customers could have a material adverse effect on the Company. See "Business-- Customers, Sales and Marketing."

Dependence on Electronics Industry

     The Company's customers include OEMs and contract manufacturers of data communications and telecommunications equipment, instrumentation and industrial equipment, computers and peripherals, and business and consumer electronics. These industry segments, as well as the electronics industry as a whole, are subject to rapid technological change and product obsolescence. Because the Company's products are highly specialized and are specified into an OEM's product, discontinuation or modification of these products could have a material adverse effect on the Company. The electronics industry is subject to economic cycles and has experienced and is likely in the future to experience recessionary periods. Pricing pressures, a general recession or any other event leading to excess capacity or a downturn in the electronics industry likely would result in intensified price competition, reduced gross margins and a decrease in unit volume, which could have a material adverse effect on the Company. See "Business--Customers, Sales and Marketing."

Technological Change

     Technological change in the PCB industry is rapid and continuous. The manufacture of complex PCBs requires increasing technological and manufacturing expertise. To satisfy customers' needs for increasingly complex products, the Company must continue to develop improved manufacturing processes and invest in new facilities and systems. New technologies and equipment may be required for the Company to remain competitive, and the acquisition and implementation of such technologies and equipment may require significant capital investment. In addition, the printed circuit board industry may in the future encounter competition from new technologies, including ceramic and deposited multichip modules, that may reduce the number of printed circuit boards required in electronic equipment or may render existing technology less competitive or obsolete. There is no assurance that the Company will have adequate capital to maintain technological adequacy, that the Company's future process development efforts will be successful or that the emergence of new technologies, industry standards or customer requirements will not render the Company's technology, equipment or systems inadequate. See "Business-Manufacturing and Engineering Processes."

Uncertain Ability to Manage Growth; Risks Associated with Possible Acquisitions

     The Company has recently experienced significant growth and expansion, particularly in connection with the acquisitions of CTI, Trend, a 51% ownership interest in Praegitzer Asia Sdn. Bhd. ("Praegitzer Asia"), the Huntsville PCB facility of Intergraph Corporation and several design centers, which has placed, and its expected to continue to place, significant demands on the Company's managerial, technical, financial and other resources. The Company's growth strategy will require increased personnel throughout the Company, expanded customer service and support, expanded operational and financial systems and the implementation of new control procedures. There is no assurance that the Company will be able to attract qualified personnel, successfully manage expanded operations or accomplish other measures necessary for its successful growth. As the Company expands, it may from time to time experience constraints that will adversely affect its ability to satisfy customer demands in a timely fashion. Failure to manage growth effectively, including costs of integrating acquired facilities, could have an adverse effect on the Company.

     The Company intends to continue pursuing acquisitions. Although the Company has no understandings, commitments or agreements with respect to any acquisition, the Company anticipates that one or more potential acquisition opportunities may become available in the future. Acquisitions would require investment of operational and financial resources and could require integration of dissimilar operations, assimilation of new employees, diversion of management resources, increases in administrative costs and additional costs associated with debt or equity financing. If attractive acquisition opportunities become available, the Company intends to pursue them actively. There is no assurance that the Company will complete any acquisition, that any future acquisition will be successful or that a future acquisition will not materially and adversely affect the Company. See "Use of Proceeds" and "Business--Business Strategy."

Dependence on Key Personnel

     The Company's future success will depend in part on the continued service of certain key management, engineering and other personnel, including Robert Praegitzer and Matthew Bergeron, and the Company's ability to attract and retain qualified managerial, engineering, technical, sales and marketing personnel. Competition for these employees is intense. There is no assurance that the Company can retain its existing key personnel or that it can attract and retain sufficient numbers of qualified employees in the future. The loss of key employees or the inability to hire or retain qualified personnel in the future could have a material adverse effect on the Company. See "Management."

Customer Concentration

     For fiscal 1998, sales to Hewlett-Packard and Victron/Xylan accounted for approximately 8% and 6.1% of the Company's revenue, respectively, and the Company's ten largest customers accounted for approximately 45% of the Company's revenue. The Company expects a significant portion of its revenue will continue to be concentrated in a small number of customers. The loss of, or significant curtailment of purchases by, one or more of these customers could have a material adverse effect on the Company. In addition, future consolidation in the electronics industry could reduce the number of the Company's customers and increase the possibility that the loss of, or significant curtailment of purchases by, one or more of these customers could have a material adverse effect on the Company. See "Business-Customers, Sales and Marketing."

Competition

     The PCB industry is highly fragmented and characterized by intense competition, which the Company believes will increase. The Company competes principally in the market for complex, rigid multilayer PCBs. The Company's competitors are primarily large domestic manufacturers, offshore manufacturers located primarily in Asia, small or regional domestic manufacturers and captive PCB operations of large OEMs such as IBM. The principal competitors of the Company include Nanya, Compeq, Hadco and Viasystems. Some of the Company's competitors are substantially larger and have substantially greater manufacturing, financial and marketing resources than the Company. During periods of recession in the electronics industry, increasingly price sensitive customers may place less value on the Company's competitive strengths, such as quick-turnaround manufacturing and responsive customer service. In addition, OEMs with captive PCB manufacturing operations may seek open market orders to fill excess capacity, which increases price competition. The Company may be at a disadvantage in the lower technology segments of the PCB market when competing with manufacturers with lower cost structures, particularly those with offshore facilities where labor and other costs may be lower. Although capital requirements are a significant barrier to entry for manufacturing technologically complex PCBs, the basic interconnect technology is generally not protected by patents or copyrights. There is no assurance that the Company will be able to compete successfully against present or future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company. See "Business--Competition."

Availability and Cost of Materials

     The Company has no fixed price contracts or arrangements for some of the raw materials and supplies it purchases. Shortages of, and price increases for, certain raw materials used by the Company have occurred in the past and may occur in the future. As the use of proprietary materials increases, the potential for shortages in supply also increases. Future shortages or price fluctuations in raw materials could have a material adverse effect on the Company. There is no assurance that the Company will be successful in mitigating these risks through contracts with its suppliers. Delays or interruptions in obtaining raw materials would have a particularly pronounced effect on the Company's quick-turnaround business because of the short lead times associated with that business. See "Business-Manufacturing and Engineering Processes" and "--Materials and Supplies."

Environmental Matters

     The Company uses certain materials in its manufacturing processes that are classified as hazardous substances. Proper waste disposal and environmental regulation are major considerations for PCB manufacturers because metals and chemicals are used in the manufacturing process. If violations of environmental laws occur, the Company could be liable for damages and for the costs of remedial actions and could also be subject to revocation of permits necessary to conduct its business. Any such revocation could require the Company to cease or limit production at one or more of its facilities, which could have a material adverse effect on the Company. The Company is also subject to laws relating to the storage, use and disposal of chemicals, solid waste and hazardous materials, as well as air quality regulations. As a generator of hazardous materials, the Company is subject to financial exposure even if it fully complies with these laws. Because of the nature and quantity of hazardous substances used in PCB manufacturing, the Company could be required under environmental laws to conduct investigation and remediation of past releases of hazardous substances. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with a violation. See "Business--Environmental Matters."

International Operations

     The Company recently acquired a 51% interest in Praegitzer Asia, a PCB manufacturer located in Malaysia. As a result, the Company's business is subject to the risks generally associated with doing business abroad, such as foreign governmental regulations, foreign consumer preferences, tariffs and other trade barriers, political unrest, disruptions or delays in shipments and changes in economic conditions in countries in which the Company manufactures or sells its products. For example, the recent turmoil in Asian markets may adversely affect the Company's ability to sell products produced by Praegitzer Asia. Some of the Company's international sales are denominated in Malaysian Ringgit. Consequently, a decrease in the value of the Malaysian currency in relation to the U.S. dollar would have an adverse impact on the Company's results of operations. Moreover, the Malaysian government has recently imposed certain currency controls relating to the Ringgit, which may adversely impact the Company's ability to transfer funds into and out of its Malaysian subsidiary. These factors, among others, could influence the Company's ability to sell its products in international markets, as well as its ability to manufacture its products or procure certain materials. If any such factors were to render the conduct of business in Malaysia undesirable or impractical, there could be a material adverse effect on the Company. The Company's management has limited experience in operating foreign manufacturing facilities, and there is no assurance that the Company will be able to operate the new facility profitably.

Intellectual Property

     The Company's success depends in part on its proprietary techniques and manufacturing expertise, particularly in the area of complex multilayer PCBs. The Company has no patents and relies principally on trade secret protection of its intellectual property. There is no assurance that the Company will be able to protect its trade secrets or that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets. In addition, litigation may be necessary to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of patent infringement. With one exception, the Company is not aware of any pending or threatened claims that affect any of the Company's intellectual property rights. The exception is a claim asserted by a former iron powder supplier to the Company, which has claimed that the Company's use of iron powder purchased from another source in the certain copper recovery processes infringes on a patent held by such former supplier. The Company believes that it has valid defenses to this claim, and intends to defend the against the claim vigorously. If any other infringement claim is asserted against the Company, the Company may seek to obtain a license of the other party's intellectual property rights. There is no assurance that third parties will not assert infringement claims against the Company in the future or that, in such circumstances, a license would be available on reasonable terms or at all. Litigation with respect to patents or other intellectual property matters could result in substantial costs and diversion of management and other resources and could have a material adverse effect on the Company.

Control by Principal Shareholder

     Robert L. Praegitzer, Chairman of the Board and Chief Executive Officer of the Company, beneficially owns approximately 64.2% of the outstanding Common Stock. As a result, he will be able to control all matters requiring approval by the shareholders of the Company, including the election of directors and the amendment of the Company's articles of incorporation, without the cooperation of any other shareholder. As a shareholder, Mr. Praegitzer is not prohibited from acting in his own interest in respect of, among other things, the voting or disposing of his shares of Common Stock.

                                 USE OF PROCEEDS

     All of the proceeds to the Trust from the sale of the Trust Preferred Securities offered hereby will be used by the Trust to purchase the Junior Subordinated Debentures of the Company. The net proceeds to the Company from the sale of the Junior Subordinated Debentures are estimated to be approximately $37.3 million (approximately $43.0 million if the Underwriters' over-allotment option is exercised in full) after deducting the estimated underwriting compensation and offering expenses payable by the Company.

     The Company intends to use approximately $25.2 million of the net proceeds to pay down the outstanding balance under the Key Agreement, approximately $8.7 million to pay off the entire balance under one of the Heller Agreements and approximately $3.2 million to pay off the entire balance under the Finova Agreement. Interest accrues on outstanding balances under the Key Agreement at the bank's prime rate (8.5% per annum at July 31, 1998), under the Heller Agreement to be paid off at LIBOR plus 2.75% (8.4% per annum at July 31, 1998) and under the Finova Agreement at 9.9% per annum. The outstanding balance under the Key Agreement is payable in full by March 31, 2000. The outstanding balance under the Heller Agreement that will be paid off is payable in full by February 1, 2005. The outstanding balance under the Finova Agreement is payable in full by September 1, 1999. From July 1, 1997 to July 31, 1998, the Company borrowed approximately $23.5 million under the Key Agreement to finance existing operating leases, finance the expansion of the White City facility, meet the Company's increased working capital needs and to partially finance the acquisition of the Huntsville facility. Any remaining proceeds will be used for working capital and other general corporate purposes, including the possible acquisition of businesses or products which the Company believes will enhance its business. Although the Company actively seeks and evaluates possible acquisition opportunities, the Company has no agreements, commitments, understandings or arrangements with respect to any acquisition.

     Proceeds not immediately required for the purposes set forth above will be invested principally in U.S. government securities, short-term certificates of deposit, money market funds or other investment grade interest-bearing investments.

                              ACCOUNTING TREATMENT

     For financial reporting purposes, the Trust will be treated as a subsidiary of the Company and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of the Company. The Trust Preferred Securities will be presented as a separate line item in the consolidated balance sheet of the Company under the caption "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures," and appropriate disclosures about the Trust Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to consolidated financial statements. Estimated underwriting compensation and other estimated offering expenses will be capitalized as a deferred financing cost and amortized over the life of the Junior Subordinated Debentures. For financial reporting purposes, the Company will record Distributions payable on the Trust Preferred Securities and amortization of deferred financing costs as interest expense in the consolidated statements of operations.

     Future reports of the Company filed under the Exchange Act will include a footnote to the financial statements to the effect that (i) the Trust is wholly owned, (ii) the sole assets of the Trust are the Junior Subordinated Debentures (specifying the principal amount, interest rate and maturity date of such Junior Subordinated Debentures), and (iii) the back up obligations, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of the Trust under the Trust Preferred Securities. The Trust will not provide separate reports under the Exchange Act.

                                 CAPITALIZATION

     The following table sets forth the short-term debt and capitalization of the Company as of June 30, 1998 and as adjusted to give effect to (i) the issuance by the Trust of the 4,000,000 Trust Preferred Securities offered hereby, (ii) the receipt by the Company of the net proceeds from the corresponding sale of the Junior Subordinated Debentures to the Trust and (iii) the application by the Company of the net proceeds therefrom as described under "Use of Proceeds."

                                                                                       June 30, 1998
                                                                        ------------------------------------------
                                                                              Actual                As Adjusted
                                                                        -------------------     ------------------
                                                                                  (Dollars in thousands)
Short-term debt........................................................ $             6,394     $            4,169
                                                                        ===================     ==================
Long-term obligations, net of current portion.......................... $            73,413     $           38,544
Mandatorily redeemable preferred
     securities of subsidiary trust (1)................................                  --                 40,000
Shareholders' equity:
     Preferred stock, 500,000 shares authorized, no
         shares issued and outstanding.................................                  --                     --
     Common Stock, 50,000,000 shares authorized,
         12,750,214 shares issued and outstanding......................              42,325                 42,325
     Retained earnings.................................................               1,655                  1,449(2)
                                                                        -------------------     ------------------
         Total shareholders' equity....................................              43,980                 43,774
                                                                        -------------------     ------------------
              Total capitalization..................................... $           117,393     $          122,318
                                                                        ===================     ==================

---------------

(1)  The subsidiary trust is the Trust, which will hold the Junior Subordinated
     Debentures as its sole assets. The Trust Preferred Securities are issued by the Trust. The Junior Subordinated Debentures will bear interest at the rate of ___% per annum and will mature on ________, 2028, which date may be shortened to a date not earlier than ___________, 2003 if certain conditions are met. The Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after _______, 2003, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 90 days following the occurrence and continuation of a Tax Event or an Investment Company Event. See
     "Description of Junior Subordinated Debentures-- Redemption." The Company owns all of the Trust Common Securities.

(2)  Reflects payment of prepayment penalties.

           SELECTED CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION

     The following selected financial data at and for the years ended June 30, 1994, 1995, 1996, 1997 and 1998 with respect to the Company's statement of income data and actual balance sheet data have been derived from the Company's consolidated financial statements included elsewhere in this Prospectus, which have been audited by Deloitte & Touche LLP, independent auditors, as indicated in their report included elsewhere in this Prospectus. Such information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus.

                                                                           Year Ended June 30,
                                                  ----------------------------------------------------------------------
                                                     1994           1995         1996           1997            1998
                                                  -----------    ----------   -----------   -------------    -----------
                                                      (in thousands, except percentages, ratios and per share data)
Statement of Income Data:
Revenue........................................   $    51,757    $   58,096   $    95,101   $     147,947    $   182,773
Cost of goods sold.............................        46,244        48,343        72,941         122,013        148,487
                                                  -----------    ----------   -----------   -------------    -----------
Gross Profit...................................         5,513         9,753        22,160          25,934         34,286
Selling, general and administrative expenses...         6,082         6,406         8,896          19,188         23,456
Impairment and in-process technology
         expense...............................           --             --            --          11,650             --
                                                  -----------    ----------   -----------   -------------    -----------
Income (loss) from operations..................          (569)        3,347        13,264          (4,904)        10,830
Interest expense...............................         1,217         1,563         1,799           2,295          3,757
Income (loss) from continuing operations
         before income taxes...................        (2,139)        1,876        11,767          (6,631)         7,297
Provision (benefit) for income taxes...........          (919)(1)       691(1)      4,472(1)        1,670          2,215
                                                  -----------    ----------   -----------   -------------    -----------
Income (loss) from continuing operations.......        (1,220)(1)     1,185(1)      7,295(1)       (8,301)         5,082
Net income (loss)..............................   $    (3,119)(1)$    1,185(1)$     6,916(1)$      (8,301)   $     5,082
                                                  ===========    ==========   ===========   =============    ===========
Net income (loss) per share - basic
         and diluted...........................                  $     0.13(1)$      0.76(1)$       (0.68)   $      0.40
                                                                 ==========   ===========   =============    ===========
Weighted average number of shares outstanding -
         diluted...............................                       8,824         9,110          12,234         12,846
                                                                 ==========   ===========   =============    ===========

Other Data:
EBITDA (2).....................................   $     3,145    $    7,052   $    18,175   $       2,473    $    19,733
Adjusted EBITDA (2)............................         3,145         7,144        18,175          14,123         19,733
Depreciation and amortization..................         3,714         3,705         4,911           7,377          8,903
Capital Expenditures...........................         3,951         3,663         7,526          24,761         39,334
Net cash provided by operating activities......         2,057         5,004         8,943           1,719         10,353
Net cash provided by (used in) investing
         activities............................         3,421        (3,816)      (11,905)        (18,927)       (54,844)
Net cash provided by (used in) financing
         activities............................        (5,477)       (1,189)        2,977          17,612         45,219

Growth Rates:
Revenue .......................................           2.6%         12.2%         63.7%           55.6%          23.5%
Adjusted EBITDA (2)(3).........................         (65.9)%       124.2%        157.7%          (22.3)%         39.7%
Adjusted income from operations (3) ...........        (111.4)%          NA         296.3%          (49.1)%         60.5%

                                       31

Margins (4):
Adjusted EBITDA (2)(3).........................           6.1%         12.1%         19.1%            9.5%          10.8%
Adjusted income (loss) from operations (3).....          (1.1%)         5.8%         13.9%            4.6%           5.9%
Net income (loss)..............................          (6.0%)         2.0%          7.3%           (5.6)%          2.8%

Ratios:
Adjusted EBITDA to interest
         expense (2)(3)(5).....................           2.6x          4.5x         10.1x..          6.2x           5.3x
Earnings, to fixed charges (6).................           0.6x          2.7x          7.4x             --            2.8x
Adjusted earnings to fixed charges (3)(6)......           0.6x          2.7x          7.4x            2.9x           2.8x


                                                                                 June 30,
                                                  ----------------------------------------------------------------------
Balance Sheet Data:                                  1994           1995         1996           1997            1998
                                                  -----------    ----------   -----------   -------------    -----------
Working capital................................   $    (5,999)   $   (1,897)  $    10,743   $      17,031    $    19,297
Inventories....................................         3,449         4,002         6,212           8,534         16,491
Total assets...................................        29,051        30,352        52,836          87,286        151,494
Short-term debt................................         2,068         1,302           871           3,565          6,394
Long-term debt.................................         7,496        10,188         7,695          29,785         73,413
Mandatorily redeemable preferred
         securities of a subsidiary trust......            --            --            --              --             --
Shareholders' equity...........................         4,118         5,699        34,641          37,641         43,980


(1) The Company was an S corporation prior to April 1996 and accordingly was not subject to federal and state income taxes prior to April 1996. For this portion of 1996 income tax expense, net income and net income per share are shown pro forma. Pro forma amounts reflect federal and state income taxes as if the Company had been a C corporation based on the effective tax rates that would have been in effect during these periods. See Note 11 to the Company's Financial Statements.
(2) EBITDA represents income from operations before depreciation and amortization. EBITDA is not a measurement determined under GAAP and does not represent cash generated from operating activities in accordance with GAAP. EBITDA should not be considered by the reader as an alternative to net income as an indicator of financial performance or as an alternative to cash flows as a measure of liquidity. In addition, the Company's definition of EBITDA may not be identical to similarly entitled measures used by other companies. The derivation of EBITDA and EBITDA, as adjusted, is set forth in the following table.

                                            1994           1995         1996           1997            1998
                                         -----------    ----------   -----------   -------------    -----------
Income (loss) from operations.........   $      (569)   $    3,347   $    13,264   $      (4,904)   $    10,830
Depreciation and amortization ........         3,714         3,705         4,911           7,377          8,903
                                         -----------    ----------   -----------   -------------    -----------
EBITDA................................         3,145         7,052        18,175           2,473         19,733
Impairment and in-process
   technology expense.................            --            --            --          11,650             --
                                         -----------    ----------   -----------   -------------    -----------
EBITDA, as adjusted...................   $     3,145    $    7,052   $    18,175   $      14,123    $    19,733
                                         ===========    ==========   ===========   =============    ===========

(3) Adjusted earnings, adjusted EBITDA and adjusted income from operations reflect the Company's earnings, EBITDA and income from operations, respectively, adjusted to exclude a non-cash charge of $11.65 million in fiscal 1997. Adjusted earnings, adjusted EBITDA and adjusted income from operations are not measurements determined under GAAP. Adjusted earnings, adjusted EBITDA and adjusted income from operations should not be considered by the reader as alternatives to net income, EBITDA and income from operations as an indicator of financial performance. In addition, the Company's definitions of adjusted earnings, adjusted EBITDA and adjusted income from operations may not be identical to similarly entitled measures used by other companies.

                                       32

(4)  Margins represent the indicated items expressed as a percentage of revenue.
(5)  EBITDA was insufficient to cover interest expense for the year ended June
     30, 1994.
(6) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes, plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred debt financing costs and one-third of rental expense (the portion deemed representative of the interest factor). Earnings were insufficient to cover fixed charges for the years ended June 30, 1994 and June 30, 1997 by $569,000 and $4.9 million, respectively. For each period presented, the ratio of earnings to fixed charges plus preferred dividends is identical to the corresponding ratio of earnings to fixed charges.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General

     The Company is a leading provider of a full range of PCB and interconnect solutions, including schematic capture and design, quick-turnaround, prototyping and pre-production, and large volume production to electronics OEMs and contract manufacturers. The Company provides its solutions to four key electronics industry segments (with corresponding percentages of Company revenue for fiscal
1998): (i) data and telecommunications (31%), (ii) computers and peripherals (36%), (iii) industrial and instrumentation (25%) and (iv) business and consumer (8%).

     In 1997 the Company implemented its One-Stop Shopping(TM) strategy to provide its customers with advanced technology and integrated manufacturing capabilities for the entire cycle of PCB creation. As part of that implementation the Company has made a number of strategic acquisitions. In November 1995 the Company acquired Circuit Technology, Inc. ("CTI") (now its Redmond facility) to increase its prototype production capability. In August 1996 the Company acquired Trend Circuits ("Trend") (now its Fremont facility) to increase its quick-turnaround capability. In March 1998 the Company acquired its Huntsville facility to increase its pre-production capability. In the last three years, Praegitzer also acquired or opened 12 design centers in the United States
(11) and in Israel (1). The Company believes that, with its facilities and recent technological expansion, it is one of the world's leading PCB design and manufacturing companies.

     The Company has experienced 46.5% compound revenue growth in fiscal years 1995 through 1998, compared with a U.S. PCB industry compound revenue growth rate of 8.5% over the same period. The Company attributes this growth, in part, to its One-Stop Shopping(TM) strategy, which is intended to provide the full spectrum of PCB services, from initial design, schematic capture and layout to prototype fabrication and full-volume production. By providing extensive design services, the Company has been able to attract additional quick-turnaround and high volume production business.

     The Company derives pricing for its products and services from a series of matrices. In volume and quick-turnaround production, bare board pricing generally depends on order size, board complexity (e.g., density and layer count), technology and special processes involved (e.g., microvias, buried vias and blind vias), and required turnaround time. The design division generally charges based on an hourly rate. The Company invoices its customers at the time the product is shipped. Pursuant to the Company's standard payment terms, invoices are due within 30 days after receipt. The Company typically offers a discount of up to 1.0% on payments made within 10 days of invoicing.

Results of Operations

         The following table sets forth certain financial data for the Company for the periods indicated as a percentage of revenue.

                                                                                  Year Ended June 30,
                                                                     ---------------------------------------------
                                                                         1996            1997            1998
                                                                     ------------     -----------    -------------
Revenue                                                                     100.0%          100.0%           100.0%
Cost of goods sold                                                           76.7            82.5             81.2
                                                                     ------------     -----------    -------------
Gross profit                                                                 23.3            17.5             18.8
Selling, general and administrative expense                                   9.4            13.0             12.8
Impairment and in-process technology expense                                   --             7.9               --
                                                                     ------------     -----------    -------------
Income (loss) from operations                                                13.9            (3.3)             5.9
Interest expense                                                              1.9             1.6              2.1
Other income                                                                  0.3             0.4              0.1
                                                                     ------------     -----------    -------------
Income (loss) from continuing operations                                     12.4            (4.5)             4.0
Provision for income taxes                                                    4.7(1)          1.1              1.2
                                                                     ------------     -----------    -------------
Net income (loss) from continuing operations                                  7.7%(1)        (5.6)%            2.8%
                                                                     ============     ===========    =============
---------------

(1) Provision for income taxes and net income from continuing operations are pro forma for the year ended June 30, 1996. The Company was an S corporation and accordingly was not subject to federal and state income taxes for the year ended June 30, 1996. See Note 11 to the Company's
     Financial Statements.

Year Ended June 30, 1998 ("fiscal 1998") Compared to Year Ended June 30, 1997 ("fiscal 1997")

     Revenue. Revenue in fiscal 1998 increased 23.5% to $182.8 million from $147.9 million in fiscal 1997. The Company's three primary products and services, (i) volume production, (ii) quick-turnaround, prototype and pre-production, and (iii) design, accounted for 72.0%, 21.1%, and 6.9% of revenues, respectively, in fiscal 1998 compared to 79.5%, 14.8%, and 5.7%, respectively, in fiscal 1997. The Company's increased revenue from design through pre-production is the result of the Company's increasing emphasis on its One-Stop Shopping(TM) strategy.

     Revenue growth in fiscal 1998 was the result of several factors, including gains in market share due to industry consolidation, increased capacity, improved technological capabilities and strategic advantages offered by the Company's One-Stop Shopping(TM) strategy. The balance of the increase in revenue was the result of several acquisitions in fiscal 1998, including the acquisition of the Huntsville facility in March 1998, and the acquisitions of two design centers, which added $3.2 million and $3.6 million to revenue during fiscal 1998, respectively.

     Volume production revenue increased 17.4% to $103.6 million in fiscal 1998 from $88.1 million in fiscal 1997. The increase in volume production business can be attributed to additional capacity, new customers, increased sales to existing customers, and new technology offerings. Significant new volume customers in fiscal 1998 included SMTC/Dell, EMC, Celestica, RadiSys, and Teradyne, among others. Existing customers with increased sales in 1998 included Xerox, Motorola, SCI and PSC.

     Quick-turnaround, prototype and pre-production revenue increased 26.0% to $65.3 million in fiscal 1998 from $51.9 million in fiscal 1997. These increases in revenue can be attributed to increased prototype production generated by the Company's design division, the addition of the Huntsville facility and enhanced technological capabilities.

     Design revenue increased 76.3% to $13.9 million in fiscal 1998 compared to $7.9 million in fiscal 1997. The revenue increase can be primarily attributed to two design acquisitions that added $3.6 million of revenue in fiscal 1998. The balance of revenue growth can be attributed to higher average bill rates, more designers and other factors, including increased business from existing and new customers such as Intel, NEC, Bay Networks and 3Com.

     Cost of Goods Sold. Cost of goods sold includes direct labor, materials and manufacturing overhead costs. The cost of goods sold in fiscal 1998 was $148.5 million, or 81.2% of revenue, compared to $122.0 million, or 82.5% of revenue, in fiscal 1997. This decrease was primarily due to lower materials costs and labor costs as a percentage of revenues, achieved through supplier price concessions, lower scrap rates, improved yields, higher employee productivity and improved process efficiencies.

     Gross Profit. Gross profit in fiscal 1998 increased 32.2% to $34.3 million from $25.9 million in fiscal 1997. Gross margin increased to 18.8% in fiscal 1998 compared to 17.5% in fiscal 1997. These increases were due to both increased revenue and a decrease in the cost of goods sold as a percentage of revenue, as discussed above.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in fiscal 1998 increased $4.3 million, or 22.2%, to $23.5 million from $19.2 million in fiscal 1997. The increase in expenses was due to increased personnel and fixed costs associated with the expansion of the design division and corporate sales force. As a percentage of revenue, selling, general and administrative expenses decreased to 12.8% in fiscal 1998 from 13.0% in fiscal 1997.

     Net Income (Loss) from Operations. Operating income in fiscal 1998 increased $15.7 million to $10.8 million, or 5.9% of total revenues, compared to an operating loss of $4.9 million in fiscal 1997. The gains in operating income were driven by improvements in gross margin and the benefit from the elimination of the $11.7 million nonrecurring expense related to impairment and in-process technology in fiscal 1997. Excluding this write-off, income from operations was $6.7 million, or 4.6% of revenue, for fiscal 1997. The increase in income from operations in fiscal 1998, excluding the one-time write-off from fiscal 1997, was primarily the result of increased efficiency in the Company's expanded manufacturing facilities.

     Interest Expense. Interest expense in fiscal 1998 increased $1.5 million, or 63.7%, to $3.8 million from $2.3 million in the prior year. The increase was primarily the result of increased borrowings required to finance the Intergraph acquisition and equipment purchases.

     Income Taxes. Income taxes in fiscal 1998 were $2.2 million compared to an income tax provision of $1.7 million in fiscal 1997. The effective tax rate in fiscal 1998 was 30.4%. During fiscal 1997, the Company had a tax expense on a pre-tax book loss primarily due to the add-backs of a goodwill and an in-process technology write-off, neither of which were tax deductible. Federal and state research and experimental tax credits, however, partially offset the effect of these add-backs. Absent the add-back of the goodwill and in-process technology write-offs, the Company's effective tax rate for fiscal 1997 would have been 29.4%.

     Net Income. As a result of the factors described above, including the write-off of $11.7 million non-recovery expenses related to impairment and in-process technology expense, the net income in fiscal 1998 of $5.1 million represents an increase of $13.4 million compared to the net loss of $8.3 million in fiscal 1997.

Year Ended June 30, 1997 Compared to Year Ended June 30, 1996 ("fiscal 1996")

     Revenue. Revenue in fiscal year 1997 was $147.9 million, an increase of $52.8 million, or 55.6%, from fiscal 1996. The increase resulted primarily from the Company's acquisitions in fiscal 1997, including the acquisition of Trend, now the Company's Fremont division, which increased revenue by $26.8 million. Revenue contribution from the design division increased $5.5 million for fiscal 1997, due in part to the acquisition of six strategically located design centers in fiscal 1997, which increased revenue by $1.9 million. The increase was also due to improved sales resulting from the efforts of the Company's expanded sales force, as well as increased capacity in the Company's White City and Dallas, Oregon facilities.

     Cost of Goods Sold. Cost of goods sold was $122.0 million in fiscal 1997, or 82.5% of revenue, as compared to $72.9 million in fiscal 1996, or 76.7% of revenue. This increase was primarily due to capacity constraints in inner layer production at the Dallas facility caused by a transition to new technologies. The transition period, which extended into the third quarter, resulted in increased scrap rates, decreased throughput and forced outsourcing of some processes for the division. In addition, the Company had expansions at its Redmond and White City facilities to increase capacity.

     Gross Profit. Gross profit in fiscal 1997 was $25.9 million, or 17.5% of revenue, compared to $22.2 million, or 23.3% of revenue, in fiscal 1996. This decrease was due primarily to an increase in cost of goods sold as a percentage of revenue, as discussed above.

     Selling, General and Administrative Expense. Selling, general and administrative expense in fiscal 1997 was $19.2 million, or 13.0% of revenue, compared to $8.9 million, or 9.3% of revenue, in fiscal 1996. The increase was primarily a result of increased personnel and fixed costs required to support higher levels of sales and the overall growth of the Company. The Company also experienced higher than expected integration costs related to the acquisitions of Trend, CTI and several design centers. In addition, goodwill amortization increased by $1.1 million during fiscal 1997 as a result of the Trend acquisition.

     Impairment and In-Process Technology Expense. In the first quarter of fiscal 1997, the Company took a one-time write-off of $11.7 million of certain goodwill associated with the CTI acquisition and purchased research and development costs related to the acquisition of Trend. This write-off is defined as impairment and in-process technology.

     Net Income (Loss) from Operations. Net loss from operations in 1997 was $4.9 million compared to operating income of $13.3 million in fiscal 1996. The decrease, primarily the result of a one-time write-off of goodwill and purchased research and development costs, was adversely affected by capacity constraints and higher scrap rates arising from transitions to new technologies, and decreased utilization of capacity at expanded facilities. Excluding this write-off, income from operations was $6.7 million, or 4.6% of revenue, in fiscal 1997.

     Interest Expense. Interest expense in fiscal 1997 was $2.3 million, an increase of $496,000, or 27.6%, from fiscal 1996. The increase was the result of increased borrowings required to finance the acquisition of Trend, increased working capital needs and capital expenditures.

     Income Taxes. Although the Company had a pre-tax book loss, the Company had a tax expense of $1.7 million in fiscal 1997, due to the add-back of goodwill and the write-off of in-process technology which are not tax deductible. Federal and state research and experimental tax credits, however, partially offset the effect of these add-backs. Absent these nonrecurring items, the Company's effective tax rate would have been 29.4% in fiscal 1997 compared to a pro forma effective tax rate of 36.0% in fiscal 1996.

     Net Income (Loss). Net loss in fiscal 1997 was $8.3 million, compared to pro forma net income of $6.9 million in fiscal 1996. This loss resulted primarily from a one-time write-off of goodwill and purchased research and development costs associated with the Trend and CTI acquisitions, as well as higher sales costs.

Liquidity and Capital Resources

     Since its inception, the Company has financed its operations and capital expenditures with cash from operations and debt financing, as well as an initial public offering in April 1996. Net cash provided by operating activities was $10.4 million, $1.7 million and $8.9 million for fiscal 1998, 1997 and 1996, respectively. As of June 30, 1998, the Company had $1.2 million in cash and cash equivalents and working capital of approximately $19.3 million.

     Capital expenditures were $39.3 million, $24.8 million and $7.5 million for fiscal 1998, 1997 and 1996, respectively. These capital expenditures were primarily for manufacturing equipment and plant expansions and modernization. Although the Company has no commitments in material amounts, it expects capital expenditures for fiscal 1999 to be between 8% to 12% of revenue for facility expansions and equipment.

     The Company increased its bank line of credit to $40.0 million at June 30, 1998 from $15.0 million at June 30, 1997. At June 30, 1998 borrowings of $37.5 million were outstanding and $652,000 was available for borrowings based on eligible accounts receivable and inventory. Amounts outstanding under the line of credit bear interest at the bank's prime rate (8.5% per annum at June 30, 1998). Under the line of credit, the Company must maintain certain financial ratios and other covenants. The line of credit also requires that the Company issue at least $25 million in junior subordinated debt or equity prior to January 1, 1999, which will be satisfied by the issuance of the Junior Subordinated Debentures to the Trust, grant Key Bank a deed of trust on the Company's Dallas facility, and reduce its outstanding balance under the line of credit (after the application of proceeds from the Offering) by $9 million prior to January 1, 1999. The Company anticipates that it will enter into a new financing arrangement with another lender to facilitate this balance reduction. In fiscal 1998, the Company borrowed $15.2 million from Heller Financial, Inc., secured by real property and miscellaneous equipment at the Company's Huntsville facilities.

     The Company is in compliance with all the terms of each of the Key Agreement, the Heller Agreements and the Finova Agreement, and no events of default exist under any of these agreements. The Company has received waivers and going-forward covenant modifications with respect to each of the Key Agreement, the Heller Agreements and the Finova Agreement relating to certain technical defaults and events of default that arose as a result of noncompliance with certain financial covenants in the Heller Agreements and the Finova Agreement. The Company has made all payments on all indebtedness related to these agreements.

     The Company believes existing cash and cash equivalents, funds generated from operations, its credit facility with the bank and equipment financings as well as proceeds from this offering will be sufficient to fund its operations for the next twelve months. See "Use of Proceeds."

     The Company intends to use approximately $25.2 million of the net proceeds from the sale of the Junior Subordinated Debentures to repay indebtedness outstanding under the Key Agreement, approximately $8.7 million to pay off the outstanding balance under one of the Heller Agreements and approximately $3.2 million and to pay off the outstanding balance under the Finova Agreement.

Recent Accounting Pronouncement

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Earnings." SFAS No. 130 establishes requirements for disclosure of comprehensive income and becomes effective for the Company's first quarter of the fiscal year ending June 30, 1999. Reclassification of prior year financial statements for comparative purposes is required. Management has not completed an evaluation of the effects this standard will have on the Company's financial position or results of operations.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The new standards becomes effective for the Company's fiscal year ending June 30, 1999. Adoption of this statement may result in additional disclosures but will have no material impact on the Company's results of operations or financial position.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new statement will require recognition of all derivatives as either assets or liabilities on the balance sheet at fair value. The new statement becomes effective for the first quarter of fiscal year ending June 30, 2000. Management has not completed an evaluation of the effects this standard will have on the Company's financial position or results of operations.

Year 2000 Compliance

     Certain computer hardware and software use two-digit data fields to store and recognize years, assuming the first two digits of the year are "19" (e.g., the number "98" is recognized as "1998"). This and certain similar protocols give rise to possible problems related to the recognition of dates in years after 1999--so-called "Year 2000" issues. The Company continues to assess and address the business risks associated with Year 2000 issues. Some of the Company's systems include hardware and packaged software recently purchased from vendors who have represented that these systems are Year 2000 compliant.

     Other hardware and software used by the Company has been identified by the Company as not being Year 2000 compliant. The Company expects that Year 2000 upgrades to the software used in its manufacturing systems and replacement components for certain older hardware used in these systems will soon be available from vendors. The cost of these upgrades and replacements is not expected to be material.

     The Company relies on a number of vendors and suppliers, including banks, telecommunication providers, and other providers of goods and services. The inability of these third parties to conduct their business for a significant period of time due to the Year 2000 issue could have a material adverse impact on the Company's operations. The Company has not determined whether all of its vendors and suppliers are Year 2000 compliant. The Company's reliance on single vendor source suppliers, however, is minimal, and the Company seeks to limit sole source supply relationships. The Company is continuing to assess potential Year 2000 issues and is developing contingency plans. At this time, the Company believes costs incurred in responding to other parties' Year 2000 computer system deficiencies, together with the cost of any required modifications to the Company's systems, will not have a material impact on the Company's results of operations or financial condition. This analysis may be modified as the Company's assessment of potential Year 2000 issues progresses.

                                    BUSINESS

     The Company is a leader in providing electronics OEMs and contract manufacturers with a full range of PCB and interconnect solutions, including schematic capture and design, quick-turnaround, prototyping and pre-production, and large volume production. The Company provides its solutions to four key electronics industry segments (with corresponding percentages of Company revenue for the fiscal year ended June 30, 1998): (i) data and telecommunications (31%),
(ii) computers and peripherals (36%), (iii) industrial and instrumentation (25%) and (iv) business and consumer (8%). The Company's growth has been driven by sales to industry leaders whose products require increasing complexity and technological advancement within the electronic interconnect industry. The Company's principal customers include Compaq, Hewlett Packard, Intel, Dell, EMC, IEC Electronics, SCI, Solectron, Motorola, Xylan and Xerox. The Company has obtained ISO 9002 certifications for five of its manufacturing facilities and has received awards from a number of its customers in recognition of its superior performance in meeting their PCB needs. In fiscal 1998 the Company served more than 650 customers worldwide.

     The 1997 worldwide PCB market was estimated at $29.7 billion by IPC, of which the U.S. portion was $7.8 billion and was forecast to grow 6.5% annually through 2001. The market dynamic for electronics OEMs includes greater emphasis on faster product time-to- market, greater PCB complexity in tight space tolerances, and increasing pressure to shorten the design-to-manufacture cycles. Additionally, as OEMs have increasingly focused on core competencies, outsourcing of PCBs and electronic interconnects has grown from 66% of total OEM requirements in 1991 to 93% in 1997.

     Addressing these trends, Praegitzer in 1997 implemented its One-Stop Shopping(TM) strategy to provide its customers with advanced technology and integrated manufacturing capabilities for the entire cycle of PCB creation. In the last three years, the Company acquired production facilities in Redmond, Washington; Fremont, California; and Huntsville, Alabama, and acquired a 51% interest in a production facility in Melaka, Malaysia. During this same period, Praegitzer acquired or opened 12 design centers in the U.S. (11) and in Israel
(1). With its facilities and recent technological expansion, the Company believes that it is one of the world's leading PCB design and manufacturing companies. The Company has experienced 46.5% compound revenue growth during fiscal years 1995 through 1998, compared with a compound revenue growth rate for the U.S. PCB industry of 8.5%, and during this period the Company produced increasingly complex PCBs with higher density and layer counts.

     The Company's goal is to be the leading provider of electronic interconnect one-stop design and manufacturing services, while continuing to increase its technological and services advantages.

Industry Overview

     PCBs, consisting of interconnected layers of etched copper patterns of electrical circuitry that have been laminated to insulating material, are the basic platforms used to interconnect the integrated circuits and other essential components of electronic products. The Company primarily focuses on the multilayer PCB market, which accounted for approximately 76.1% and 73.3% of U.S. PCB sales in 1997 and 1996, respectively.

     The overall market for electronic products has grown steadily over the past 20 years as end users increasingly seek products with attractive price/performance characteristics and as technological advances have created new markets. To compete in the broader electronics market, OEMs require product components with increased functionality at lower cost per function. The interconnect densities, signal speeds and layer counts of PCBs have increased to meet these requirements. Many of these increasingly complex PCBs are manufactured using a variety of complex processes and equipment, further complicating the production process. Furthermore, competitive pressures and rapid technological change have shortened product life cycles. As a result, time-to-market and time-to-volume have become increasingly important competitive factors.

     To compete in the market for increasingly complex and technologically advanced PCBs and to meet shorter time-to-market and time-to-volume requirements, PCB manufacturers must make substantial capital investments and develop greater manufacturing specialization and expertise. These factors have resulted in two trends in the PCB industry. First, as capital requirements have increased, the industry has consolidated. According to IPC, the number of United States PCB manufacturers has decreased from over 2,500 in 1976 to fewer than 700 in 1996. Second, OEMs have increased the outsourcing of PCB production to focus resources on their core strengths and have relied on outside suppliers to overcome increasingly complex manufacturing challenges. According to IPC, the independent manufacturers' portion of the total PCB market increased to 93% in 1997 from 66% in 1991. IPC estimates that in 1997 the nine largest independent manufacturers accounted for about 32% of total PCB sales in the United States by independent manufacturers.

PCB Design and Production Process

     The creation of PCBs progresses in stages: (1) initial design and simulation, (2) schematic capture and circuit design, (3) quick-turnaround, prototype and pre-production, and (4) volume production.

   OEM            Design           OEM or           OEM or            Quick-              Quick-        Volume
                                 Schematic      Circuit Design      turnaround          turnaround      Vendor
                                   Vendor           Vendor            Vendor            Vendor or
                                                                                          Volume
                                                                                          Vendor

[Graphic showing PCB creation process.]

1. INITIAL DESIGN. Initial design is performed by the OEMs and encompasses the process of idea formation, conceptual analysis, engineering design (including specifications and features), functional simulation and simulation of the processed layout of a PCB.

2. SIMULATION. Simulation of proposed locations of holes and conductors (the "layout") provides information regarding potential layout problems to the initial design engineer and creates revised design guidelines for the schematic capture and circuit design technicians. Due to the increasing number of high-speed devices being used on PCBs, physical layout guidelines must be tailored to each particular design to resolve problems regarding circuit timing, signal-integrity and electromagnetic interference ("EMI"). These problems, if not resolved in up-front board layout design, can result in low manufacturing yields and inconsistent product performance that can increase time and cost to market for OEMs. Up-front simulation by knowledgeable professionals using computer aided design ("CAD") simulation tools is required to model and resolve problematic issues prior to manufacturing.

3. SCHEMATIC CAPTURE AND CIRCUIT DESIGN. Schematic capture involves the input of an electronic schematic diagram into a high-performance computer workstation that generates a list of the electronic components and interconnects required to design a PCB. Circuit design is accomplished using specialized CAD software programs. Computer- generated data describe the layout which, along with manufacturing information, may be transmitted electronically from the designer to the manufacturer. When transmitting data to its internal manufacturing organizations, the Company typically uses specialized computer aided manufacturing ("CAM") software prior to sending the data to ensure design for manufacturability ("DFM") and to help speed the quick-turnaround process. Historically, circuit design was the step in the PCB production process least likely to be outsourced by OEMs. As PCB related design-for-manufacture challenges become more complex, however, more OEMs are relying on outside resources for these services.

4. QUICK-TURNAROUND, PROTOTYPE AND PRE-PRODUCTION. Quick-turnaround is characterized by shorter than standard lead time requirements, typically one to 10 days, and involves producing a small quantity, usually fewer than 50 PCBs. Prototype evaluation is critical to product development and frequently requires several iterations to finalize the design. Because time is critical, most prototypes are manufactured on a quick-turnaround basis. Consequently, high quality and timely delivery generally are the most important competitive factors for the quick-turnaround market. Pre-production runs involve the manufacture of limited quantities of PCBs during the transition from prototype to volume production. Pre-production may require quick-turnaround delivery because of overall time- to-market pressures and shorter product life cycles or as a temporary solution in the event of volume production delay. Accordingly, high quality and timely delivery continue to be the factors most important to the OEM or contract manufacturer, although price is also a significant factor. Many OEMs take advantage of a PCB manufacturer's quick-turnaround capability, even when circuit design or volume production is done in-house or by other PCB manufacturers. PCB manufacturers use quick-turnaround capabilities to build relationships with OEMs, thereby developing additional OEM design and volume production business.

5. VOLUME PRODUCTION. Volume production is characterized by longer lead times and increased emphasis on lower cost as the product moves to full-scale commercial production. At this stage of production, price, quality, on-time delivery and process capability are the factors most important to the OEM or contract manufacturer. As product life cycles grow shorter, the ability to meet shorter lead time requirements becomes an increasingly significant competitive factor.

     Each stage of the PCB creation process requires substantially different capabilities and as a result most companies specialize in only one stage. Consequently, OEMs and contract manufacturers typically use different suppliers at each stage, which requires costly and time-consuming duplicative tooling and pre-production engineering. Accordingly, many OEMs and contract manufacturers are establishing strategic relationships with fewer suppliers such as the Company that provide a full range of services.

The Praegitzer Approach

     The Company provides a full range of PCB and electronic interconnect solutions that meet the growing technological demands of electronics OEMs and contract manufacturers. The Company provides design services, quick-turnaround, prototyping, pre-production and volume production of PCBs to its customers using integrated processes that allow shorter time-to-market and time-to-manufacture at a lower cost of manufacturing. The Company seeks to expand its supplier relationships with electronics OEMs because these customers have the greatest incentive to fully exploit the advantages provided by the Company's integrated design and fabrication of complex PCBs. By working with high-end customers, the Company can influence the design of customers' PCBs, optimize performance, minimize production costs and shorten development and production time.

      OEM         Design        Design       Design        Fremont        All        White City
                 Division      Division     Division       Redmond      Production   Dallas
                                                           Huntsville   Facilities   Malaysia
                                                                        (except
                                                                        Design)

[Graphic showing process of PCB creation through the Company's various facilities.]

For fiscal 1998 and 1997, respectively, the Company derived 7% and 6% of its revenue from design, 21% and 15% of its revenue from quick-turnaround, prototype and pre-production, and 72% and 79% of its revenue from volume production of PCBs.

Strategy

Leverage One-Stop Shopping(TM) Capabilities. In response to customer requirements, in 1997 the Company implemented its One-Stop Shopping(TM) strategy, which provides customers with integrated design to manufacturing services. By offering this complete range of services, the Company can provide integrated design and manufacturing solutions while reducing time-to- market, time-to-volume and product development costs. The Company believes its strong relationships with pre-production and volume production customers will assist its continued expansion into the design and quick-turnaround markets.

Enhance and Maintain Technological Leadership Position. The Company's significant capital investments in technology, facilities and equipment over the past two years have positioned the Company among the leading designers and manufacturers of PCBs in the U.S. As a result of these initiatives, the Company is able to design and produce complex, high layer, high density PCBs rapidly and efficiently. The Company intends to maintain its technological advantage in the future.

Increase Long-Term Relationships with Leading Electronics Manufacturers. The Company pursues long-term relationships with rapidly growing OEMs, as well as their contract manufacturers, that are technology leaders in their industry segments and whose product requirements generally drive the advancement of electronic interconnect manufacturing technology. These relationships enable the Company to work closely with its customers to continually improve its products and develop new technologies and allow it to remain a leader in the PCB industry.

Expand Geographically. The Company has design and manufacturing locations throughout the United States as well as selected locations abroad. The Company's strategic location of U.S. production facilities near OEMs allows the Company to be close to its customer base, thereby facilitating communications and reducing delivery times. Physical proximity to customers is particularly important for design and quick-turnaround facilities. Accordingly, the Company seeks to locate its production facilities in the U.S. strategically near OEMs.

Markets

     The Company concentrates on the broad electronics market, which is characterized by high growth, rapid technological advances, short product development cycles and accelerated time-to-market and time-to-volume requirements. In response to this market's broadening requirements, the Company implemented its One-Stop Shopping(TM) strategy and expanded its design, quick-turnaround and production volume capabilities.

     The Company's principal customers are electronics OEMs and contract manufacturers in four vertical markets--(i) computers and peripherals, (ii) data communications and telecommunications, (iii) instrumentation and industrial, and
(iv) business and consumer.

Computers and Peripherals. The computer and peripheral market accounted for approximately $65.8 million, or 36%, of the Company's 1998 revenue. The most significant component of growth in this market is unit sales of computers. The annual compound growth projections over the next five years for the portable computer and desktop computer markets are approximately 28% and 11%, respectively. Since fiscal 1996, Company sales to this sector have increased at a compound annual rate of 77%. Future drivers of growth in this area include (i) growth in the personal computer (PC) market, (ii) emerging global markets and
(iii) rapid advancement of technology.

Data Communications and Telecommunications. The data communications and telecommunications market accounted for approximately $56.7 million, or 31%, of the Company's fiscal 1998 revenue. Products incorporating the Company's PCBs include portable communication devices such as cellular telephones, microwave relays, telecommunications and telephone switching equipment, and mobile radios. The portable communications device market is expected to grow by 15% to 20% compounded annually. Since fiscal 1996, Company sales to this sector have increased at a compound annual rate of 34%. Future drivers of growth in this area include (i) heavy demand expected for portable communication devices, (ii) infrastructure build-out in the telecommunications industry, and (iii) rapid pace of new product introductions.

Instrumentation and Industrial. The instrumentation and industrial market accounted for approximately $45.7 million, or 25%, of the Company's 1998 revenue. Products incorporating the Company's circuit boards include machine and process controls, sensors, test and measurement equipment and medical instruments. Demand is expected to increase as the use of electronic measuring equipment and medical technologies such as magnetic resonance imaging (MRIs) and laser surgery continues to increase. Since fiscal 1996, Company sales to this sector have increased at a compound annual rate of 17%. Future drivers of growth in this area include (i) increasing capital expenditures by OEMs,

(ii) improvements in technology, (iii) increasing research and development budgets, and (iv) emerging global healthcare markets.

Business and Consumer. The business and consumer market accounted for approximately $14.6 million, or 8%, of the Company's 1998 revenue. Products incorporating the Company's circuit boards include copy machines, inventory tracking systems and cash registers. Demand has been driven by a number of factors, the most significant of which is the expanding consumer market for electronics. Since fiscal 1996, Company sales to this sector have increased at a compound annual rate of 24%. Future drivers of growth in this area include (i) increasing demand for complex consumer electronics and (ii) continued investment by companies in modern business systems.

Manufacturing and Engineering Processes and Quality Assurance

     The Company believes its substantial capital investment and manufacturing expertise in a number of specialized areas have contributed to its position as a leader in the production of complex, rigid multilayer PCBs. The Company's One-Stop Shopping(TM) strategy, incorporating design, quick-turnaround and prototyping, and volume production requires periodic upgrades of the Company's capabilities and resources.

     The Company believes that its design capabilities are facilitated by tools focused on DFM and CAM systems. These systems take full advantage of the Company's materials technologies, including the ability to use materials as thin as .0015 inches, alternative surface finishes, electroless nickel/immersion gold, selective gold plate and Entek(R) (an organic surface protection). The Company also uses specialty materials such as GETEK(R), OHMEGA-PLY(R), cyanate ester and polyimide for high temperature, fast signal speed and other high-performance requirements.

     The Company's substantial investment in six modern prototyping and volume production facilities and state-of-the-art equipment permits high-yield fabrication of complex PCBs. The Company can produce PCBs with more than 20 layers incorporating blind vias, buried vias, laser microvias and buried resistors and capacitance. Most vias (holes drilled in the PCBs to facilitate electronic interconnects) are made with computer-controlled drills, with tolerances as small as .004 inches. The Company uses similar drills for routing and plating processes.

     The performance of a PCB is highly sensitive to quality standards. In recognition of the need for quality, the Company has obtained ISO 9002 certifications for five of its manufacturing facilities and is obtaining ISO 9002 certification for its Huntsville facility and ISO 9001 certification for all of its design centers. Certain of the Company's manufacturing facilities also are Bellcore compliant. The Company's fine-line circuitry is produced within the Company's Class 10,000 clean room environment, and completed PCBs are subject to rigorous automated optical inspection, dual-side simultaneous testing, flying probe technology and a variety of customized test fixtures that have been designed and produced by the Company.

Customers

     The following table sets forth in alphabetical order a selection of the Company's customers who purchased at least $1 million of products sold by the Company in fiscal 1998.*


--------------------------------------------------------------------------------
                   Data Communications and Telecommunications
--------------------------------------------------------------------------------

ADTRAN                                                 NEC
DSC Communications                                     Verilink
Motorola                                               Xylan
--------------------------------------------------------------------------------
                         Instrumentation and Industrial
--------------------------------------------------------------------------------

Hewlett-Packard                                         PSC/Spectra-Physics
RadiSys                                                 Teradyne
--------------------------------------------------------------------------------
                            Computers and Peripherals
--------------------------------------------------------------------------------

Compaq                                                   Intel
Dell                                                     Silicon Graphics
EMC                                                      IBM
--------------------------------------------------------------------------------
                    Business Systems and Consumer Electronics
--------------------------------------------------------------------------------

In Focus Systems                                          Xerox
--------------------------------------------------------------------------------
                             Contract Manufacturers
--------------------------------------------------------------------------------

Benchmark Electronics                                     SMT Centre
IEC Electronics                                           Solectron
SCI Systems                                               Victron
--------------------------------------------------------------------------------

* The Company serves OEM customers directly as well as through contract manufacturers and electronics distributors. Some sales indicated in the Contract Manufacturers segment are also included under sales in the other listed segments.
--------------------------------------------------------------------------------

     For fiscal 1998, the Company's ten largest customers accounted for approximately 45% of the Company's revenue. During fiscal 1998 the Company served more than 650 customers worldwide.

Sales and Marketing

     The Company's sales organization emphasizes the Company's One-Stop Shopping(TM) solution. The Company has sales personnel located in Washington, Oregon, California, Texas, Minnesota, Alabama, Florida, New Hampshire, Massachusetts, Illinois, Pennsylvania, North Carolina, Canada, Japan, Malaysia, Singapore and Israel, locations that are in close proximity to many of the Company's existing and potential customers. The Company's sales organization consists of a senior vice president of sales and marketing, a vice president of customer service, four regional managers and 30 account executives. Each division of the Company also has an experienced inside sales and customer service organization to support its outside sales personnel and to promote customer relationships.

     The Company engages in a number of marketing activities to enhance awareness of its broad range of products and services. In addition to paid advertisements and promotional items, the marketing efforts include business and technical editorials for industry publications, participation in trade shows and industry conferences, customer newsletters and satisfaction surveys as well as scheduled press releases.

Materials and Supplies

     The Company orders certain materials and supplies based on purchase orders received and seeks to minimize its inventory of other materials that are not identified for use in filling specific orders. Although the Company uses a select group of suppliers, the materials necessary to manufacture PCBs are generally available from multiple suppliers.

     To enhance its relationships with suppliers, in 1991 the Company implemented a "STAR Supplier" program to improve key supplier performance by measuring product quality, on-time delivery, technological support, sales support and other criteria. The Company believes it has realized significant benefits from the program, including lower costs of materials.

     The Company has established strategic relationships and stocking programs with certain key vendors and negotiated price discounts based on the volume of the Company's purchases. For example, certain laminate suppliers operate warehouses near the Company and are beginning to work directly from the Company's materials requirement projections to better meet the Company's needs. The Company also uses suppliers' technical support and engineering capabilities. For example, several proprietary chemistry and equipment vendors have provided personnel to work full-time within the Company's facilities.

Management Information Systems

     The Company uses its management information systems to shorten turnaround times for customer orders, increase output, improve inventory management, and reduce costs by allowing the Company to more efficiently manage and control the PCB production process.

The Company has developed information systems that integrate key management data to facilitate operations under its One-Stop Shopping strategy. The Company uses both internally developed and third party software, with applications for manufacturing and shop floor control, DFM analysis, quality assurance, CAD/CAM, human resources, and finance and accounting.

     In fiscal 1999, the Company anticipates completing Phase I of a rapid multiphase rollout of the SAP R/3 enterprise resource planning software solution ("Phase I"). Costs associated with Phase I are estimated to be approximately $3.5 million in fiscal 1999. Phase I will integrate the Company's financial and accounting systems as well as provide manufacturing, sales order entry and materials management for the Fremont facility and all the design centers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

     The Company anticipates utilizing the SAP R/3 system to shorten turnaround times for customer orders, increase output, improve inventory management and reduce costs by eliminating duplication of work and reducing errors in ordering of parts. The fully installed system will consist of a material resources planning module, a shop floor control module, an inventory control and parts tracing module and a general accounting module.

Competition

     The PCB industry is highly fragmented and characterized by intense competition, which the Company believes will increase. The Company's competitors include large domestic manufacturers, offshore manufacturers located primarily in Asia, small or regional domestic manufacturers and captive PCB operations of larger OEMs. The principal competitors of the Company include Nanya (Taiwan), Compeq (Taiwan and North America), Hadco (North America and Malaysia) and Viasystems (North America and Europe).

     The Company believes the primary competitive factors in the market for complex, rigid multilayer printed circuit boards are product quality, responsiveness to customers, on-time delivery, lead time, volume production capabilities, advanced manufacturing technology, engineering skills and price. The Company believes its primary competitive strengths stem from its One-Stop Shopping(TM) strategy, including its ability to provide technologically advanced manufacturing services, respond to customers reliably and effectively and deliver finished products on a quick-turnaround through high volume basis while maintaining superior product quality. See "Risk Factors--Competition."

Backlog

     The Company's backlog at July 31, 1998 was approximately $25.3 million, compared to a backlog of approximately $25.9 million at July 31, 1997. The Company includes in its backlog all purchase orders scheduled for delivery within the next 12 months, although the majority of the backlog typically is scheduled for delivery within 60 days. There are no orders in the Company's backlog that it does not reasonably expect to have filled by June 30, 1999. For a variety of reasons, including timing of orders and shipments, delivery intervals, customer and product mix and the possibility of customer changes in delivery schedules, backlog as of any particular date may not be a reliable measure of sales for any succeeding period. Cancellation charges generally vary depending upon the time of cancellation and, therefore, the Company's backlog may be subject to cancellation without significant penalty to the customer.

Environmental Matters

     The Company is subject to environmental laws relating to the storage, use and disposal of chemicals, solid waste and other hazardous materials, as well as air quality regulations. Water used in the manufacturing process must be treated to remove metal particles and other contaminates before it can be discharged into the municipal sanitary sewer system. The Company operates and maintains effluent water treatment systems and uses approved laboratory testing procedures at its manufacturing facilities. The Company operates these systems under effluent discharge permits issued by a number of governmental authorities. These permits must be renewed periodically and are subject to revocation in the event of violations of environmental laws. See "Risk Factors--Environmental Matters."

     The Company believes its activities and facilities are in compliance with applicable environmental laws in all material respects. The Company eliminated all ozone depleting compounds from its manufacturing processes in December 1993. In 1993 the Company was also recognized by the United Nations as an environmentally conscious manufacturer. In 1994 the Environmental Protection Agency recognized the Company for its participation in the 33/50 Program, a voluntary initiative aimed at reducing emissions and disposals of toxic substances.

Insurance

     The Company maintains insurance against property damage (including business interruption) and against product liability claims in amounts that the Company believes to be adequate. There is no assurance that such coverages will continue to be available in the amounts desired or on terms acceptable to the Company, or that these coverages will be adequate for losses or liabilities actually incurred. Any uninsured or underinsured loss suffered by, or claim brought against, the Company, or any claim or product recall that results in significant cost to or adverse publicity against the Company, could have a material adverse effect on the Company.

Employees

     At June 30, 1998, the Company had approximately 2,000 employees. None of the Company's employees is represented by a labor union, and the Company has never experienced a work stoppage, slowdown or strike. The Company believes it maintains good employee relations.

Properties

     The Company's principal properties are as follows:

                                                                    Ownership                Square
      Location                         Purpose                       Status                   Feet
      --------                         -------                      ---------                ------
Dallas, Oregon                    Volume production                   Owned                 130,000
White City, Oregon(1)             Volume production                   Owned                 105,000
Redmond, Washington               Pre-production and                  Leased                 48,000
                                      prototype
Fremont, California                Quick-turnaround                   Leased                 30,000
Huntsville, Alabama               Pre-production and                  Owned (2)              98,000
                                      prototype
Melaka, Malaysia                  Volume production                   Leased                120,000


(1) Includes 40,000 square foot buildout which is not expected to be operational until fall, 1998.

(2) The property is currently under a long-term lease pursuant to which the Company pays nominal rent and has the right to acquire fee-simple ownership by payment of nominal consideration.

     The Dallas and White City manufacturing facilities specialize in medium to high volume production of complex, rigid multilayer PCBs. The Fremont facility specializes in quick-turnaround prototype production, and the Redmond and Huntsville facilities specialize in prototype pre-production of complex, rigid multilayer PCBs. The Malaysian facility specializes in medium to high volume production of lower technology rigid PCBs. The Company also has 12 design centers worldwide, 11 in the U.S. and one in Israel.

     The Redmond facility is subject to two leases with total current monthly lease costs of approximately $44,000. One lease expires in 2000 and the other lease expires in 2002. Both leases contain an option to renew for an additional five-year period. The Fremont facility is subject to a monthly lease cost of approximately $30,000 which expires in 2002. The Melaka, Malaysia facility is subject to a lease with a current monthly lease cost of approximately $24,000 (based on the Malaysian Ringgit exchange rate on August 3, 1998). This lease expires in 2002, with an option to renew for an additional three-year period.

The Trust

     The Trust is a statutory business trust created under Delaware law pursuant to (i) the trust agreement of the Trust among the Company, as depositor, the Delaware Trustee and an Administrative Trustee, and (ii) the filing of a Certificate of Trust with the Delaware Secretary of State on August 7, 1998. The Trust's business and affairs are conducted by the Issuer Trustees. The Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures issued by the Company, and (iii) engaging in only those other activities necessary, advisable or incidental thereto. The Junior Subordinated Debentures will be the sole assets of the Trust, and payment by the Company under the Junior Subordinated Debentures and the Expense Agreement will be the sole revenues of the Trust. All of the Trust Common Securities will be owned by the Company. The Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities, except that upon the occurrence and during the continuance of an event of default under the Trust Agreement resulting from an event of default under the Indenture, the rights of the Company as holder of the Trust Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. See "Description of the Trust Preferred Securities--Subordination of Trust Common Securities of the Trust Held by the Company." The Company will acquire Common Trust Securities in an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Trust has a term of 31 years, but may dissolve earlier as provided in the Trust Agreement.

                                   MANAGEMENT

Directors, Executive Officers and Certain Key Employees

     The following table sets forth, as of July 31, 1998, the directors, executive officers and certain key employees of the Company.

Name                      Age    Position
----                      ---    --------

Robert L. Praegitzer      66     Chief Executive Officer and Chairman of the
                                 Board
Matthew J. Bergeron       35     President, Chief Operating Officer and
                                 Director
William J. Thale          38     Corporate Vice President and Chief Financial
                                 Officer
Robert J. Versiackas      49     Senior Vice President of Operations
James M. Buchanan         51     Senior Vice President of Sales and Marketing
Gregory L. Lucas          53     Senior Vice President of Technology
Daniel J. Barnett         47     Director
Theodore L. Stebbins      57     Director
Merrill A. McPeak         62     Director
Gordon B. Kuenster        65     Director

     ROBERT L. PRAEGITZER founded the Company in 1981 and has been its Chief Executive Officer and Chairman of the Board since that time and was the President since that time until January 1998. He was also the founder and President of Praegitzer Design, Inc. which merged into the Company in 1995, and Praegitzer Property Group, the assets of which were acquired by the Company in 1996.

     MATTHEW J. BERGERON joined the Company in 1990 as Chief Financial Officer. He became Senior Vice President in 1993, a director in November 1995, the Executive Vice President and Chief Operating Officer in April 1997 and President and Chief Operating Officer in January 1998. Prior to joining the Company, Mr. Bergeron was an accountant at Johnson & Shute P.S., a public accounting firm.

     WILLIAM J. THALE joined the Company in 1990 and served as controller in both the Assembled Products Division, an operation discontinued in 1994, and Praegitzer Design, a division of the Company. Mr. Thale became Vice President and Chief Financial Officer in April 1997. Mr. Thale is a certified public accountant.

     ROBERT J. VERSIACKAS joined Trend in 1990 as Vice President of Operations and upon the merger of Trend into the Company in August 1996 was appointed Vice President of Operations - Fremont Division. In February 1997 Mr. Versiackas became Senior Vice President of Operations.

     JAMES M. BUCHANAN joined the Company as Senior Vice President of Sales and Marketing in April 1998. Prior to joining the Company, Mr. Buchanan served as Vice President of Sales for Zycon Corporation from 1984 until January 1997, Vice President of Sales for Hadco Corporation from January 1997 until August 1997 and Senior Vice President of Sales for Continental Circuits from August 1997 until April 1998.

     GREGORY L. LUCAS joined the Company in June 1997 as Senior Vice President of Technology. Prior to joining the Company, Mr. Lucas had been Vice President of Technology for Zycon Corporation since 1991. Mr. Lucas holds several patents primarily in the field of buried passive components.

     DANIEL J. BARNETT joined the Company as a director in August 1996 in connection with the merger of Trend into the Company. He served as Vice President of Sales of the Company from August 1996 to May 1998. Prior to the merger, Mr. Barnett had been the president of Trend since 1992.

     THEODORE L. STEBBINS is the Managing Director of Adams, Harkness & Hill, an investment banking firm, and was appointed to the Board of Directors of the Company in May 1996.

     MERRILL A. McPEAK joined the Company as a director in April 1997. He is a retired general in the United States Air Force. General McPeak served as Chief of Staff of the U.S. Air Force from October 1990 until October 1994. In addition to the Company, General McPeak serves on the boards of four publicly held companies; ECC International, Tektronix Inc., Thrustmaster Incorporated and Trans World Airlines. General McPeak is a distinguished advisor for Russia Special Purpose Corporation and is President of McPeak and Associates.

     GORDON B. KUENSTER is founder and Chief Executive Officer of Seattle Sight Systems, Incorporated, a manufacturer of application-specific high resolution computer displays. He founded Seattle Sight Systems, Incorporated in 1996 and serves as its Chief Executive Officer. Mr. Kuenster was founder and Chief Executive Officer of Virtual Vision, Incorporated from 1991 to 1994 and Virtual Image Displays, Incorporated from 1994 to 1996. He was General Manager of Eldec Power Supply Division, Vice President of Engineering for Pacific Electrodynamics and Engineering Manager of Boeing Aerospace.

Committees of the Board of Directors

     The Company has an Audit Committee comprised of Messrs. McPeak, Stebbins and Kuenster. The Audit Committee will, among other things, make recommendations to the Board of Directors with respect to the engagement of the Company's independent certified public accountants and the review of the scope and effect of the audit engagement. The Company has a Compensation Committee of its Board of Directors, comprised of Messrs. Kuenster, McPeak and Stebbins. The Compensation Committee will, among other things, make recommendations to the Board of Directors with respect to the compensation of the executive officers of the Company.

Executive Compensation

     The following table discloses the compensation awarded by the Company, for the three fiscal years ended June 30, 1996, 1997 and 1998, to the Chief Executive Officer and the four other most highly compensated executive officers whose annual compensation exceeded $100,000 (together, the "Named Executives").

                           Summary Compensation Table

                                                                   Annual Compensation
                                                 --------------------------------------------------------------------------
                                                                                                           All Other
                                                                                      Long Term          Compensation
  Name and Principal Position        Year           Salary          Bonus           Compensation               (1)
--------------------------------   ----------    ------------    -----------    --------------------   --------------------
                                                                                    Securities
                                                                                    Underlying
                                                                                    Options(#)
                                                                                --------------------
Robert L. Praegitzer,                1998          $ 300,000           0                      0           $    9,640
   Chairman and Chief                1997            274,999           0                125,000                9,640
   Executive Officer                 1996            195,972           0                      0               29,684
Matthew J. Bergeron,                 1998            199,423           0                 25,000                4,983
   President and                     1997            149,999           0                 25,000                4,983
   Chief Operating Officer           1996            134,084       $ 15,000              50,000                    0
Robert J. Versiackas,                1998            199,892           0                 58,957                    0
   Senior Vice President of          1997            141,731           0                 16,043                    0
   Operations                        1996                 --          --                     --                   --
Daniel J. Barnett (2),               1998            189,904           0                      0                    0
   Senior Vice President of          1997            162,500           0                 50,000                    0
   Sales                             1996                 --          --                     --                   --
Gregory L. Lucas                     1998            181,442           0                 25,000                    0
   Senior Vice president of          1997              7,115(3)        0                 50,000                    0
   Technology                        1996                 --          --                     --                   --


(1)  Consists of automobile allowances.
(2)  Mr. Barnett terminated his employment with the Company on May 29, 1998. Mr.
     Barnett continues to serve as a director of the Company.
(3)  Mr. Lucas commenced employment with the Company on June 16, 1997.

     The following table discloses information concerning options granted in fiscal 1998 to the Named Executives.

                Option Grants in Fiscal Year Ended June 30, 1998

                                                                         Individual Grants
                                                                                                            Potential Realizable
                                                                                                              Value at Assumed
                               Number of            Percent of                                             Annual Rate of Stock
                              Securities          Total Options                                                     Price
                              Underlying            Granted to       Exercise                                Appreciation for
                            Options Granted        Employees in        Price         Expiration                    Option
        Name                       (#)            Fiscal Year (%)      ($/Sh)            Date                    Term ($)(1)
---------------------     -------------------   ------------------   -----------   ----------------   ------------------------------
                                                                                                             5%              10%
                                                                                                           -----            -----
Robert L. Praegitzer                0                   --                --                --                --               --
Matthew J. Bergeron             25,000(2)              6.5             13.00           7/18/07           204,388          517,964
Robert J. Versiackas            33,957(2)              8.9             13.00           7/18/07           277,618          703,541
                                25,000(3)              6.5              9.38           4/01/08           147,396          373,532
Daniel J. Barnett(4)                0                   --                --                --                --               --
Gregory L. Lucas                25,000(3)              6.5              9.38           4/01/08           147,396          373,532

--------------

(1) The potential realizable value columns of the table illustrate values that might be realized upon exercise of the options immediately prior to their expiration, assuming the Company's Common Stock appreciates at the compounded rates specified over the term of the options. These numbers do not take into account provisions of options providing for termination of the option following termination of employment or nontransferability of the options and do not make any provision for taxes associated with exercise.
     Because actual gains will depend upon, among other things, future performance of the Common Stock, there can be no assurance that the amounts reflected in this table will be achieved.
(2)  These options became exercisable on July 18, 1998.
(3)  These options become exercisable on April 1, 1999.
(4)  Mr. Barnett terminated his employment with the Company on May 29, 1998. Mr.
     Barnett continues to serve as a director of the Company.

     The following table sets forth information concerning the number of options owned by the Named Executives and the value of any in-the-money unexercised options as of June 30, 1998. No options were exercised by the Named Executives during fiscal 1998 and no options are currently in-the-money:

                                          Number of Securities                         Value of Unexercised
                                  Underlying Unexercised Options at                  In-the-Money Options at
                                            June 30, 1998                                June 30, 1998(1)
                              -----------------------------------------     ------------------------------------------
          Name                   Exercisable          Unexercisable             Exercisable           Unexercisable
-------------------------     ----------------     --------------------     ------------------     -------------------

Robert L. Praegitzer                31,250             93,750                     $0                      $0
Matthew J. Bergeron                 31,249             68,751                     $0                      $0
Robert J. Versiackas                 4,010             70,990                     $0                      $0
Daniel J. Barnett                        0                  0                     --                      --
Gregory L. Lucas                    12,500             62,500                     $0                      $0

--------------

(1) Year-end values for unexercised in-the-money options represent the positive spread between the exercise price of such options and the fiscal year-end market value of the Common Stock. An option is "in-the-money" if the fiscal year-end fair market value of the Common Stock exceeds the option exercise price. The last sale price (the fair market value) of the Common Stock on June 30, 1998 was $5.75 per share.

Employment Arrangements

     In November 1995 the Company entered into an employment agreement with Robert L. Praegitzer, providing an annual base salary of $250,000 with increases over time, and eligibility for bonuses and other company benefits. Mr. Praegitzer's employment agreement is of an indefinite duration.

     In August 1996 the Company entered into an employment agreement with Robert
J. Versiackas providing for an annual base salary of $130,000 with eligibility for bonuses and other Company benefits. If at the end of each quarter during the first two years of this Agreement the total salary and bonus paid to Mr. Versiackas is less than an annualized rate of $165,000, the Company is required to pay Mr. Versiackas an amount equal to the difference. The agreement may be terminated at any time by the Company for cause, or by Mr. Versiackas upon a material breach by the Company. Upon termination, Mr. Versiackas is entitled to all payments customary under Company policies. Upon termination by the Company without cause, or termination by Mr. Versiackas for cause, Mr. Versiackas, is also entitled to his base compensation for the lesser of (i) one year, and (ii) the time remaining until the expiration of two years after the date of the agreement. After an initial term ending August 26, 1998, the agreement with Mr. Versiackas may be terminated by either party with or without cause upon 30 days written notice (or, in the case of termination by the Company, with payment of 60 days of base compensation in lieu of 30 days notice).

     Mr. Versiackas has also entered into an agreement with the Company restricting his ability to compete with the Company until two years after termination of his employment and prohibiting disclosure of confidential information and solicitation of the Company's customers or employees.

     In March 1998, the Company entered into a letter agreement with James M. Buchanan providing for an annual base salary of $185,000 with eligibility for bonuses and other Company benefits. The agreement provides that Mr. Buchanan's stock options will become fully exercisable upon a change of control of the Company. In addition, if Mr. Buchanan's employment is terminated other than for cause within 18 months of such a change of control, he will be entitled to receive his full base salary, insurance coverage and car allowance for 18 months following termination. If Mr. Buchanan is terminated other than for causes related to criminal activity or ethical misconduct during his first 12 months of employment, he will be entitled to receive his base salary for two years following termination.

Compensation of Directors

     Directors who are not officers of the Company are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings. In addition, each individual who becomes a nonemployee director of the Company receives a non-statutory option to purchase 10,000 shares of Common Stock when the individual becomes a director, and each nonemployee director of the Company is automatically granted an annual non-discretionary, non-statutory option to purchase 5,000 shares of Common Stock upon re-election.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information at June 30, 1998, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of Common Stock by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each Named Executive and (iv) all executive officers and directors as a group.

                                                                           Amount and
                                                                           Nature of
                      Name and Address of                                  Beneficial             Percent
                     Beneficial Ownership                                Ownership (1)            of Class
---------------------------------------------------------------    ----------------------     ----------------
Robert L. Praegitzer                                                     8,181,875(2)             64.2%
   1270 S.E. Monmouth Cut Off Road
   Dallas, Oregon  97338
Matthew J. Bergeron                                                         51,049(3)                 *
Daniel J. Barnett                                                          142,370                 1.1%
Robert J. Versiackas                                                       176,941(4)              1.4%
Gregory L. Lucas                                                            12,500(5)                 *
Theodore L. Stebbins                                                        13,333(6)                 *

                                       60

Merrill A. McPeak                                                            8,666(7)                 *
Gordon B. Kuenster                                                               0                    -
All directors and executive                                              8,622,833(8)             67.6%
   officers as a group (11 persons)

--------------

*    Less than 1%

(1)  Shares that the person has the right to acquire within 60 days after August
     31, 1998 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.

(2) Includes options to purchase 62,500 shares of Common Stock that are exercisable within 60 days after August 31, 1998 and excludes options to purchase 62,500 shares of Common Stock not exercisable within 60 days after August 31, 1998.

(3) Includes options to purchase 43,749 shares of Common Stock that are exercisable within 60 days after August 31, 1998 and excludes options to purchase 56,251 shares of Common Stock not exercisable within 60 days after August 31, 1998.

(4) Includes options to purchase 16,509 shares of Common Stock that are exercisable within 60 days after August 31, 1998 and excludes options to purchase 58,490 shares of Common Stock not exercisable within 60 days after August 31, 1998.

(5) Includes options to purchase 12,500 shares of Common Stock that are exercisable within 60 days after August 31, 1998, and excludes options to purchase 62,500 shares of Common Stock not exercisable within 60 days after August 31, 1998.

(6) Includes options to purchase 13,333 shares of Common Stock that are exercisable within 60 days after August 31, 1998, and excludes options to purchase 6,667 shares of Common Stock not exercisable within 60 days after August 31, 1998.

(7) Includes options to purchase 6,666 shares of Common Stock that are exercisable within 60 days after August 31, 1998, and excludes options to purchase 13,334 shares of Common Stock not exercisable within 60 days after August 31, 1998.

(8) Includes options to purchase 175,507 shares of Common Stock that are exercisable within 60 days after August 31, 1998. Excludes options to purchase 419,492 shares of Common Stock not exercisable within 60 days after August 31, 1998.

                              CERTAIN TRANSACTIONS

     The Company leases its Dallas warehouse facility from Robert L. Praegitzer, a director, officer, and principal shareholder in the Company on a month-to-month basis at a an average monthly rate of $7,930, with the lease payments totaling $95,150 for the year ended June 30, 1998. The lease rates for the warehouse facility were determined by Mr. Praegitzer, who was the sole shareholder of the Company at the time of determination. The Board of Directors of the Company unanimously concluded that these rates were comparable to rates that could have been obtained from an independent party. The Company believes that these payments reflect the fair market rental value of the warehouse.

     In April 1996, the Company and Robert Praegitzer entered into a Tax Indemnification Agreement with respect to the status of Company's, CTI's and Praegitzer Design, Inc.'s ("PDI") as S corporations. Pursuant to that agreement, the Company is obligated to indemnify Mr. Praegitzer for certain federal or state income tax liability (including penalties and interest) he may incur or any increased taxable income resulting from a final determination of any adjustment with respect to the Company's, CTI's or PDI's income or deductions for certain periods prior to the termination of the Company's S corporation status (the "Termination Date"). In addition, the Company is obligated to indemnify Mr. Praegitzer for any federal and state income taxes he must pay as a result of receiving the indemnification payment. If there is a final determination that the Company, CTI or PDI was not an S corporation for certain periods prior to the S corporation Termination Date, Mr. Praegitzer is obligated to pay the Company any federal and state income tax refund actually received by him as a result of that determination. The agreement requires the shareholders, including Mr. Praegitzer, to file a refund claim if requested to do so by the Company. In addition, in connection with the CTI transaction, Mr. Praegitzer received certain rights with respect to the registration of his shares of the Company's common stock under the Securities Act.

     In August 1996 the Company acquired Trend by means of a merger of Trend with and into the Company (the "Merger"). In the Merger, each outstanding share of Trend was converted into (i) 277.085 shares of Company's common stock and
(ii) the right to receive a cash payment of $1,385.43. On completion of the Merger, the shareholders of Trend held a total of 1,000,000 shares of Praegitzer, or approximately 8.5% of the outstanding Praegitzer Common Stock, and received a total of $5,000,000 cash. Daniel J. Barnett, a director of the Company and the former president of Trend and a former senior vice president of the Company, and his spouse received 185,370 shares of the Company's common stock and a cash payment of $926,853. Robert Versiackas, now a senior vice president of the Company, and his spouse received 160,432 shares of the Company's common stock and a cash payment of $802,163.

                  DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     The Trust Preferred Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. Initially, Wilmington Trust Company will serve as the Delaware Trustee and the Property Trustee. The Property Trustee is the independent trustee whose sole responsibility is to fulfill the trustee obligations specified in the Trust Indenture Act. The terms of the Trust Preferred Securities will include those stated in the Trust Agreement and those made part of the Trust Agreement by the Trust Indenture Act. This summary of certain terms and provisions of the Trust Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement (as amended or supplemented from time to time) are referred to herein, such defined terms are incorporated herein. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

General

     Pursuant to the terms of the Trust Agreement, the Administrative Trustees on behalf of the Trust will issue the Trust Securities. The Trust Securities represent undivided beneficial interests in the assets of the Trust. The holders of the Trust Preferred Securities will be entitled to a preference over the Trust Common Securities (which will be held by the Company) in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation, as well as other benefits as described in the Trust Agreement.

     The Trust Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities of the Trust, except as described under "--Subordination of Common Securities of the Trust Held by the Company" below. Legal title to the Junior Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee executed by the Company for the benefit of the holders of the Trust Preferred Securities (the "Guarantee") will be a guarantee on a subordinated basis with respect to the Trust Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or on liquidation of the Trust Preferred Securities if the Trust does not have funds on hand available to make such payments. See "Description of Guarantee."

Distributions

     Payment of Distributions. Distributions on the Trust Preferred Securities will be paid at the annual rate of ___% of the stated Liquidation Amount of $10, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each calendar year to the holders of the Trust Preferred Securities on the relevant record dates (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). The amount of each Distribution due with respect to the Trust Preferred Securities will include amounts accumulated through the Distribution Date. Distributions on the Trust Preferred Securities will be payable to the holders thereof as they appear on the register of the Trust on the relevant record date which will be, so long as such Securities remain in book-entry form, one Business Day (as defined below) prior to the relevant Distribution Date or, in the event that the Trust Preferred Securities are not then in book-entry form, the relevant record date will be the date 15 days prior to the relevant Distribution Date. Distributions will accumulate from the date of original issuance and will accumulate whether or nor funds are available for payment. The first Distribution Date for the Trust Preferred Securities will be January 15, 1999.

     The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Trust Preferred Securities is not a Business Day, payment of the

Distribution payable on such date will be made on the next Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. As used in this Prospectus, a "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the State of Oregon are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Indenture Trustee is closed for business.

     The funds of the Trust available for distribution to holders of its Trust Preferred Securities will be limited to payments by the Company under the Junior Subordinated Debentures in which the Trust will invest the proceeds from the sale of its Trust Preferred Securities. See "Description of Junior Subordinated Debentures." If the Company does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Trust Preferred Securities. The payment of Distributions (if and to the extent the Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company. See "Description of Guarantee."

     Extension Period. So long as no Debenture Event of Default has occurred and is continuing, and so long as the Company's Consolidated Interest Coverage Ratio (as defined below under "Description of Junior Subordinated Debentures--Covenants of the Company") for the combined four fiscal quarters immediately preceding what would (but for the Extension Period) otherwise be an Interest Payment Date shall be below 1.50 to 1, the Company has the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each such period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such election, quarterly Distributions on the Trust Preferred Securities will be deferred by the Trust during any such Extension Period. Distributions to which holders of Trust Preferred Securities are entitled will accumulate additional amounts thereon at the rate per annum of ____% thereof, compounded monthly from the relevant Distribution Date, to the extent permitted under applicable law. The term "Distribution," as used herein, shall include any such additional accumulated amounts. During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (which includes common and preferred stock), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in the Company's capital stock (which includes common and preferred stock), (b) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee and (d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans for its directors, officers, employees or consultants) or (iii) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or any of the Trust Preferred Securities. Prior to the termination of any such Extension Period, the Company may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity and, provided further, that any such Extension Period may continue only so long as (x) no Debenture Event of Default has occurred and is continuing, and (y) the Consolidated Interest Coverage Ratio of the Company for the combined four fiscal quarters immediately preceding what would (but for such Extension Period) otherwise be an Interest Payment Date is less than 1.50 to 1. Upon the termination of any such Extension Period and the payment of all amounts then due, and subject to the foregoing limitations, the Company may elect to begin a new Extension Period. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures.

Redemption

     Mandatory Redemption of Trust Preferred Securities. Upon the repayment or redemption at any time, in whole or in part, of any Junior Subordinated Debentures, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities, upon not less than 30 nor more than 60 days' notice of a date of redemption (the "Redemption Date"), at the Redemption Price (as defined below). See "Description of Junior Subordinated Debentures-- Redemption." If less than all of the Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption of the Trust Securities on a pro rata basis. The amount of premium, if any, paid by the Company upon the redemption of all or any part of the Junior Subordinated Debentures to be repaid or redeemed on a Redemption Date shall be allocated to the redemption pro rata of the Trust Securities.

     Optional Redemption of Junior Subordinated Debentures. The Company will have the right to redeem the Junior Subordinated Debentures (i) on or after ____________, 2003, in whole at any time or in part from time to time at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof, or (ii) at any time, in whole (but not in part), upon the occurrence of a Tax Event or an Investment Company Event at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of Junior Subordinated Debentures--Redemption."

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
     Tax Event Redemption, Investment Company Event Redemption or Distribution of Junior Subordinated Debentures. If a Tax Event or an Investment Company Event shall occur and be continuing, the Company has the right to redeem the Junior Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of the Trust Securities in whole (but not in part) at the Redemption Price (as defined below) within 90 days following the occurrence of such Tax Event or Investment Company Event. If a Tax Event or an Investment Company Event has occurred and is continuing and the Company does not elect to redeem the Junior Subordinated Debentures and thereby cause a mandatory redemption of the Trust Securities or to dissolve the Trust and cause the Junior Subordinated Debentures to be distributed to holders of the Trust Securities in liquidation of the Trust as described below, such Trust Securities will remain outstanding and Additional Sums (as defined below) may be payable on the Junior Subordinated Debentures.

Definitions

     "Additional Sums" means the additional amounts as may be necessary to be paid by the Company with respect to the Junior Subordinated Debentures in order that the amount of Distributions then due and payable by the Trust on the outstanding Trust Securities of the Trust shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject as a result of a Tax Event.

     "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, allocated to the Trust Common Securities and to the Trust Preferred Securities based upon the relative Liquidation Amounts of such classes and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution and liquidation of the Trust, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed.

     "Liquidation Amount" means the stated amount of $10 per Trust Security.

     "Redemption Price" means, with respect to any Trust Security, the Liquidation Amount of such Trust Security, plus accumulated and unpaid Distributions to the Redemption Date, plus the related amount of the premium, if any, paid by the Depositor upon the concurrent redemption of a Like Amount of Debentures, allocated on a pro rata basis (based on Liquidation Amounts), among the Trust Securities.

Distribution of Junior Subordinated Debentures

     Subject to the Company and the Trust having received an opinion of counsel to the effect that such distribution will not be a taxable event to the holders of the Trust Preferred

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
Securities, the Company will have the right at any time to dissolve the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of Trust Securities in liquidation of the Trust. After the liquidation date fixed for any distribution of Junior Subordinated Debentures for Trust Preferred Securities (i) such Trust Preferred Securities will no longer be deemed to be outstanding, and (ii) certificates representing Trust Preferred Securities that are not then held by the Depositary or its nominee will be deemed to represent Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Trust Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Trust Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or exchange.

     There is no assurance as to the market prices for the Trust Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Trust Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

Redemption Procedures

     Trust Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Junior Subordinated Debentures. Redemptions of the Trust Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Trust has funds on hand available for the payment of such Redemption Price. See "--Subordination of Trust Common Securities of the Trust Held by the Company" herein and "Description of Guarantee."

     If the Property Trustee gives a notice of redemption in respect of the Trust Preferred Securities, then, by 12:00 noon, Eastern time on the Redemption Date, to the extent funds are available and to the extent the Trust Preferred Securities are no longer in book-entry form, the Property Trustee will deposit with the Paying Agent for such Trust Preferred Securities funds sufficient to pay the aggregate Redemption Price and will give such Paying Agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Trust Preferred Securities. If such Trust Preferred Securities are only in book-entry form, the Property Trustee, to the extent funds are available, will deposit with the Depositary funds sufficient to pay the aggregate Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of such Trust Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date shall be payable to the holders of such Trust Preferred Securities on the relevant record dates

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
for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the Trust Preferred Securities will cease, except the right of the holders of the Trust Preferred Securities to receive the applicable Redemption Price, but without interest on such Redemption Price, and such Trust Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of such Trust Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. In the event that payment of the Redemption Price in respect of Trust Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee, Distributions on such Trust Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by the Trust for such Trust Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price. See "Description of Guarantee."

     Subject to applicable law (including, without limitation, United States federal securities law), and further provided that the Company is not then exercising its right to defer interest payments on the Junior Subordinated Debentures, the Company may at any time and from time to time purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

     Payment of the Redemption Price on the Trust Preferred Securities and any distribution of Junior Subordinated Debentures to holders of Trust Preferred Securities shall be made to the applicable recordholders thereof as they appear on the register for such Trust Preferred Securities on the relevant record date, which date shall be, so long as such securities remain in book-entry form, one Business Day prior to the Redemption Date or Liquidation Date, as applicable. In the event that the Trust Preferred Securities are not in book-entry form, the relevant record date for such Trust Preferred Securities shall be the date 15 days prior to the relevant Redemption Date.

     If less than all of the Trust Securities issued by the Trust are to be redeemed on a Redemption Date, then the aggregate Redemption Price for such Trust Securities to be redeemed shall be allocated pro rata (based on Liquidation Amounts) to the Trust Preferred Securities and Trust Common Securities based upon the relative Liquidation Amounts of such classes. The particular Trust Preferred Securities to be redeemed shall be selected by the Property Trustee from the outstanding Trust Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $10 or an integral multiple thereof) of the Liquidation Amount of Trust Preferred Securities. The Property Trustee shall promptly notify the Securities Registrar (as defined below) in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust Preferred

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
Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities shall relate to the portion of the aggregate Liquidation Amount of Trust Preferred Securities which has been or is to be redeemed.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Trust Securities at such holder's registered address. Unless the Trust defaults in payment of the applicable Redemption Price, on and after the Redemption Date, Distributions will cease to accrue on such Trust Preferred Securities called for redemption.

Subordination of Trust Common Securities Held by the Company

     Payment of Distributions on, and the Redemption Price of, the Trust Preferred Securities and Trust Common Securities, as applicable, shall be made pro rata based on the Liquidation Amounts of the Trust Preferred Securities and Trust Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or applicable Redemption Price of, any of the Trust Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of the Trust Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Trust Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the applicable Redemption Price, the full amount of such Redemption Price on all of the outstanding Trust Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or the Redemption Price of, the Trust Preferred Securities then due and payable.

     In the case of any Event of Default under the Trust Agreement resulting from a Debenture Event of Default, the Company as holder of the Trust Common Securities, will be deemed to have waived any right to act with respect to any such Event of Default until the effect of all such Events of Default have been cured, waived or otherwise eliminated. Until any such Events of Default have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Trust Preferred Securities and not on behalf of the Company as holder of the Trust Common Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

     The Company will have the right at any time to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust as required by applicable law, cause the

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
Junior Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities. See "--Distribution of Junior Subordinated Debentures" above. The Company might exercise its right to dissolve the Trust under circumstances where a "Tax Event," "Investment Company Event" or other undesirable event could be avoided simply by dissolving the Trust and causing the Junior Subordinated Debentures to be distributed to holders of the Trust Preferred Securities.

     In addition, pursuant to the Trust Agreement, the Trust shall automatically dissolve upon expiration of its term and shall earlier dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company; (ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of its Trust Securities, if the Company, as Depositor, has delivered written direction to the Property Trustee to dissolve the Trust (which direction is optional and, except as described above, wholly within the discretion of the Company, as Depositor); (iii) redemption of all of the Trust Preferred Securities as described under "--Redemption"; and (iv) the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

     If an early dissolution occurs as described in clause (i), (ii), or (iv) above, the Trust shall be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of Trust Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Trust Preferred Securities shall be paid on a pro rata basis. The holder(s) of the Trust Common Securities will be entitled to receive distributions upon any such liquidation on a pro rata basis with the holders of the Trust Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing, the Trust Preferred Securities shall have a priority over the Trust Common Securities.

     Under current United States federal income tax law and interpretations, and assuming that the Trust is treated as a grantor trust, a distribution of the Junior Subordinated Debentures should not be a taxable event to holders of the Trust Preferred Securities. Should there be a change in law, a change in distribution, a Tax Event or other circumstances, however, the distribution could be a taxable event to the Trust and to holders of the Trust Preferred Securities. See "Certain Federal Income Tax Consequences." If the Company elects neither to redeem the Junior Subordinated Debentures prior to maturity nor to liquidate the Trust and distribute the Junior Subordinated Debentures to holders of the

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
Trust Preferred Securities, the Trust Preferred Securities will remain outstanding until the repayment of the Junior Subordinated Debentures.

     If the Company elects to dissolve the Trust and thereby causes the Junior Subordinated Debentures to be distributed to holders of the Trust Preferred Securities in liquidation of the Trust, the Company shall continue to have the right to shorten the Stated Maturity of such Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--General."

Events of Default; Notice

     Any one of the following events that has occurred and is continuing constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the Trust Preferred Securities (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

     (i) the occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures--Debenture Events of Default"); or

     (ii) default by the Trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

     (iii) default by the Trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

     (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Property Trustee in the Trust Agreement (other than a default or breach in the performance of a covenant or warranty which is addressed in clause (ii) or (iii) above), and continuation of such default or breach, for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Property Trustee by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Trust Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

     (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

     Within five Business Days after the occurrence of any Event of Default actually known to a Responsible Officer of the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Trust Preferred Securities, the Administrative Trustees and the Company, as Depositor, unless such Event of Default shall

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
have been cured or waived. The Company, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

     If a Debenture Event of Default has occurred and is continuing, the Trust Preferred Securities shall have a preference over the Trust Common Securities upon dissolution of the Trust as described above. See "--Liquidation Distribution upon Dissolution" herein. Upon a Debenture Event of Default (other than with respect to certain events in bankruptcy, insolvency or reorganization), unless the principal of all the Junior Subordinated Debentures has already become due and payable, either the Property Trustee or the holders of not less than 25% in aggregate principal amount of the Junior Subordinated Debentures then outstanding may declare all of the Junior Subordinated Debentures to be due and payable immediately by giving notice in writing to the Company (and to the Property Trustee, if notice is given by holders of the Junior Subordinated Debentures). If the Property Trustee or the holders of the Junior Subordinated Debentures fail to declare the principal of all of the Junior Subordinated Debentures due and payable upon a Debenture Event of Default, the holders of at least 25% in Liquidation Amount of the Trust Preferred Securities then outstanding shall have the right to declare the Junior Subordinated Debentures immediately due and payable. In either event, payment of principal and interest on the Junior Subordinated Debentures shall remain subordinated to the extent provided in the Indenture. In addition, holders of the Trust Preferred Securities have the right in certain circumstances to bring a Direct Action (as hereinafter defined). See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Trust Preferred Securities."

     If a Debenture Event of Default with respect to certain events in bankruptcy, insolvency or reorganization occurs, the Junior Subordinated Debentures shall automatically, and without any declaration or other action on the part of the Property Trustee or the holders of the Junior Subordinated Debentures, become immediately due and payable. In such event, payment of principal and interest on the Junior Subordinated Debentures will also remain subordinated to the extent provided in the Indenture.

Removal of Trustees

     Unless a Debenture Event of Default has occurred and is continuing, any of the Property Trustee, the Delaware Trustee or the Administrative Trustees may be removed at any time by the holder of the Trust Common Securities. For example, the holder of the Trust Common Securities may seek to remove such trustees upon substandard performance or non-performance of their duties or upon a significant increase in a trustee's fee. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee also may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Trust Preferred Securities. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as

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the holder of the Trust Common Securities. No resignation or removal of an
Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

Co-Trustees and Separate Property Trustee

     Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust property may at the time be located, the Company, as the holder of the Trust Common Securities, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

Merger or Consolidation of Trustees

     Any Person (as defined in the Trust Agreement) into which the Property Trustee and the Delaware Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such relevant Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such Issuer Trustee, shall be the successor of such Trustee under the Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

     The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below or as described in "--Liquidation Distribution Upon Dissolution." The Trust may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Trust Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the Trust Preferred Securities or (b) substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity, possessing

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
the same powers and duties as the Property Trustee, as the holder of the Junior Subordinated Debentures, (iii) the Successor Securities are listed or traded, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange, national stock market or other organization on which the Trust Preferred Securities are then listed or traded, if any, (iv) such merger, consolidation, amalgamation, conveyance, transfer or lease does not cause the Trust Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization which gives ratings to the Trust Preferred Securities, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an Opinion of Counsel to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act and (viii) the Company or any permitted successor or designee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in Liquidation Amount of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or loan its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or loan would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of the Trust Agreement

     Except as provided below and under "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Trust Preferred Securities will have no voting rights.

     The Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Trust Securities, (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust will be classified for United States federal income tax

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purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any such amendments of the Trust Agreement shall become effective when notice thereof is given to the holders of the Trust Securities. The Trust Agreement may be amended by the Administrative Trustees and the Property Trustee with (i) the consent of holders representing not less than a majority of the aggregate Liquidation Amount of the outstanding Trust Securities, and (ii) receipt by such Trustees of an Opinion of Counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's exemption from registration as an "investment company" under the Investment Company Act, provided that without the unanimous consent of the holders of the Trust Securities to be affected thereby, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

     So long as any Junior Subordinated Debentures are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or executing any trust or power conferred on the Indenture Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Trust Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the Trust Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities except by subsequent vote of the holders of the Trust Preferred Securities. The Property Trustee shall notify each holder of the Trust Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of such holders of the Trust Preferred Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an Opinion of Counsel experienced in such matters to the effect that such action will not cause the Trust to fail to be classified as a grantor trust for United States federal income tax purposes.

     Any required approval of holders of the Trust Preferred Securities may be given at a meeting of holders of Trust Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of

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the Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of the Trust Preferred Securities in the manner set forth in the Trust Agreement.

     No vote or consent of the holders of the Trust Preferred Securities will be required for the Trust to redeem and cancel the Trust Preferred Securities in accordance with the Trust Agreement.

     Notwithstanding that holders of the Trust Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Trust Preferred Securities that are owned by the Company, the Issuer Trustees or any affiliate of the Company or any Issuer Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Global Trust Preferred Securities

     The Trust Preferred Securities will be represented by one or more global certificates registered in the name of the Depositary or its nominee ("Global Trust Preferred Security"). Beneficial interests in the Global Trust Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in the Depositary. Except as described below, Trust Preferred Securities in certificated form will not be issued in exchange for the Global Trust Preferred Securities. See "Book-Entry Issuance."

     A Global Trust Preferred Security will be exchanged for Trust Preferred Securities in certificated form registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as a depositary for such Global Trust Preferred Security and no successor depositary shall have been appointed, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, at a time when the Depositary is required to be so registered to act as such depositary, and no successor depositary shall have been appointed,
(ii) the Company in its sole discretion determines that such Global Trust Preferred Security shall be so exchangeable, or (iii) there shall have occurred and be continuing a Debenture Event of Default and the owners of beneficial interests in such Global Trust Preferred Security aggregating at least a majority in Liquidation Amount of the Trust Preferred Securities inform the Property Trustee that the continuation of a book-entry registration system is no longer in the best interests of the holders of Trust Preferred Securities. Any Global Trust Preferred Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary with respect to ownership of beneficial interests in such Global Trust Preferred Security. In the event that Trust Preferred Securities are issued in definitive form, such Trust Preferred Securities will be in denominations of $10 and integral multiples thereof and may be transferred or exchanged at the corporate trust office of the Property Trustee, or the officers of a paying or transfer agent appointed by the Administrative Trustees.

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     Unless and until it is exchanged in whole or in part for the individual
Trust Preferred Securities represented thereby, a Global Trust Preferred Security may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of the Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

     Payments on Global Trust Preferred Securities will be made to the Depositary, as the record holder of the Trust Preferred Securities. In the event the Trust Preferred Securities are issued in definitive form, Distributions will be payable, the transfer of the Trust Preferred Securities will be registrable, and Trust Preferred Securities will be exchangeable for Trust Preferred Securities of other denominations of a like aggregate Liquidation Amount, at the corporate trust office of the Property Trustee, or at the offices of any paying agent or transfer agent appointed by the Administrative Trustees, provided that payment of any Distribution may be made at the option of the Administrative Trustees by check mailed to the address of the persons entitled thereto or by wire transfer, provided that payments will be made by wire transfer if so requested by a holder of more than $1 million aggregate Liquidation Amount. In addition, if the Trust Preferred Securities are issued in definitive, certificated form, the record dates for payment of Distributions will be the first day of the month in which the relevant Distribution Date occurs. For a description of the terms of the depositary arrangements relating to payments, transfer, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

     Upon the issuance of a Global Trust Preferred Security, and the deposit of such Global Trust Preferred Security with or on behalf of the Depositary, the Depositary for such Global Trust Preferred Security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate Liquidation Amounts of the individual Trust Preferred Securities represented by such Global Trust Preferred Securities to the accounts of Participants (as defined below). Such accounts shall be designated by the dealers, underwriters or agents with respect to such Trust Preferred Securities. Ownership of beneficial interests in a Global Trust Preferred Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Trust Preferred Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Trust Preferred Security.

     So long as the Depositary for a Global Trust Preferred Security, or its nominee, is the registered owner of such Global Trust Preferred Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Trust Preferred Securities represented by such Global Trust Preferred Security for all purposes under the Trust Agreement governing such Trust Preferred Securities. Except as provided below,

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
owners of beneficial interests in a Global Trust Preferred Security will not be entitled to have any of the individual Trust Preferred Securities represented by such Global Trust Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Trust Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Trust Agreement.

     None of the Company, the Property Trustee, any Paying Agent, or the Securities Registrar for such Trust Preferred Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Trust Preferred Security representing such Trust Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for Trust Preferred Securities or its nominee, upon receipt of any payment of the Liquidation Amount or Distributions in respect of a permanent Global Trust Preferred Security immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate Liquidation Amount of such Global Trust Preferred Security as shown on the records of such Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Trust Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

Payment and Paying Agent

     Payments in respect of the Trust Preferred Securities shall be made to the Depositary, which shall credit the relevant accounts at the Depositary on the applicable Distribution Dates or, if any of the Trust Preferred Securities are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Securities Register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Administrative Trustees, the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as Paying Agent.

Registrar and Transfer Agent

     The Property Trustee will act as registrar and transfer agent for the Trust Preferred Securities. Registration of transfers of the Trust Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment by the holder of any tax or other

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
governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of the Trust Preferred Securities after such Trust Preferred Securities have been called for redemption.

Information Concerning the Property Trustee

     The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If the Property Trustee is required to decide between alternative courses of action or to construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of the Trust Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the Company and, if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

     The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or fail to be classified as a grantor trust for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Trust Preferred Securities. Holders of the Trust Preferred Securities have no preemptive or similar rights.

     The Trust may not borrow money, issue debt or mortgage or pledge any of its assets.

     The Trust Agreement is governed by Delaware law.

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                  DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

     Concurrently with the issuance of the Trust Preferred Securities, the Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Trust Common Securities, in Junior Subordinated Debentures issued by the Company. The Junior Subordinated Debentures will be issued as unsecured debt under the Junior Subordinated Indenture, dated as of ____________, 1998 (the "Indenture"), between the Company and the Indenture Trustee. The following summary of the terms and provisions of the Junior Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. The Indenture is qualified under the Trust Indenture Act. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein by reference.

General

     The Junior Subordinated Debentures will bear interest at the annual rate of ___% of the principal amount thereof, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each calendar year (each, an "Interest Payment Date"), commencing January 15, 1998, to the person in whose name each Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the first day of the month in which such payment is made. Notwithstanding the above, in the event that either the (i) Junior Subordinated Debentures are held by the Property Trustee and the Trust Preferred Securities are registered in book-entry only form or (ii) the Junior Subordinated Debentures are represented by a Global Subordinated Debenture (as defined herein), the record date for such payment shall be the Business Day next preceding such Interest Payment Date. The amount of each interest payment due with respect to the Junior Subordinated Debentures will include amounts accrued through the date the interest payment is due. It is anticipated that, until the liquidation, if any, of the Trust, each Junior Subordinated Debenture will be held in the name of the Property Trustee, in trust for the benefit of the holders of the Trust Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of ____% thereof. The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.

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     The Junior Subordinated Debentures will mature on ___________, 2028 (such date, as it may be shortened as hereinafter described, the "Stated Maturity"). Such date may be shortened at any time by the Company to any date not earlier than _______________, 2003. The Company might exercise its right to shorten the maturity of the Junior Subordinated Debentures under circumstances where a "Tax Event," "Investment Company Event" or other undesirable event could be avoided simply by shortening the maturity of the Junior Subordinated Debentures. In the event that the Company elects to shorten the Stated Maturity of the Junior Subordinated Debentures, it shall give notice to the Indenture Trustee, and the Indenture Trustee shall give notice of such shortening to the holders of the Junior Subordinated Debentures no less than 60 days prior to the effectiveness thereof.

     The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt and Subordinated Debt of the Company. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt and Subordinated Debt, whether under the Indenture or any existing or other indenture that the Company may enter into in the future or otherwise. See "--Subordination" below.

Option to Defer Interest Payment Period

     So long as no Debenture Event of Default has occurred and is continuing, and so long as the Company's Consolidated Interest Coverage Ratio (as defined below under "--Covenants of the Company") for the combined four fiscal quarters immediately preceding what would (but for the Extension Period) otherwise be an Interest Payment Date shall be less than 1.50 to 1, the Company has the right under the Indenture at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarterly periods (each such period an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of ____%, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount." Neither the default by the Company on any Senior Debt and Subordinated Debt, nor a default with respect to Senior Debt and Subordinated Debt resulting in acceleration of the maturity thereof, constitutes a Debenture Event of Default. See "--Debenture Events of Default" below.

     During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (which includes common and preferred stock), or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including other Junior Subordinated Debentures) that rank pari passu with or junior in interest to the Junior

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Subordinated Debentures, or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Company (which includes common and preferred stock), (b) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, and (d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans for its directors, officers or employees), or (iii) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or any of the Trust Preferred Securities. Prior to the termination of any such Extension Period, the Company may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity and, provided further, that any such Extension Period may continue only so long as (x) no Debenture Event of Default has occurred and is continuing, and (y) the Consolidated Interest Coverage Ratio of the Company for the combined four fiscal quarters immediately preceding what would (but for such Extension Period) otherwise be an Interest Payment Date is less than 1.50 to 1. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give notice to the Property Trustee, the Administrative Trustees and the Indenture Trustee of its election of any Extension Period at least one Business Day prior to the earlier of (i) the date the distributions on the Trust Preferred Securities would have been payable but for the election to begin or extend such Extension Period, (ii) the date the Administrative Trustees are required to give notice to the American Stock Exchange, the New York Stock Exchange, The Nasdaq Stock Market or any applicable stock exchange or automated quotation system on which the Trust Preferred Securities are then listed or quoted or to the holders of the Trust Preferred Securities on the record date or
(iii) the date such distributions are payable, but in any event not less than one Business Day prior to such record date. The Indenture Trustee shall give notice of the Company's election to begin or extend a new Extension Period to the holders of the Trust Preferred Securities. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

     Distributions on the Trust Preferred Securities will be deferred by the Trust during any such Extension Period. See "Description of the Trust Preferred Securities-- Distributions." For a description of certain federal income tax consequences and special considerations applicable to any such Junior Subordinated Debentures, see "Certain Federal Income Tax Consequences."

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Additional Sums

     If the Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as additional amounts on the Junior Subordinated Debentures such amounts ("Additional Sums") as shall be required so that the Distributions payable by the Trust shall not be reduced as a result of any such additional taxes, duties or other governmental charges.

Redemption

     The Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after _______________, 2003, in whole at any time or in part from time to time, or (ii) at any time in whole (but not in part), within 90 days following the occurrence of a Tax Event or an Investment Company Event, in each case at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Junior Subordinated Debentures to be redeemed at such holder's registered address. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Junior Subordinated Debentures or portions thereof called for redemption.

     If the Trust is required to pay additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as additional amounts on the Junior Subordinated Debentures the Additional Sums (as defined herein).

     The Junior Subordinated Debentures will not be subject to any sinking fund.

Distribution Upon Liquidation

     As described under "Description of the Trust Preferred Securities--Liquidation Distribution Upon Dissolution," under certain circumstances involving the dissolution of the Trust, the Junior Subordinated Debentures may be distributed to the holders of the Trust Preferred Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as provided by applicable law. If the Junior Subordinated Debentures are distributed to the holders of Trust Preferred Securities upon the liquidation of the Trust, the Company will use its best efforts to list the Junior Subordinated Debentures on the American Stock Exchange or the Nasdaq National Market or such other stock exchanges or automated quotation system, if any, on which the Trust Preferred Securities are then listed or quoted. There is no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of Trust Preferred Securities.

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
Restrictions on Certain Payments

     If at any time (i) there shall have occurred a Debenture Event of Default,
(ii) the Company shall have given notice of its election of an Extension Period as provided in the Indenture with respect to the Junior Subordinated Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing, or (iii) while the Junior Subordinated Debentures are held by the Trust, the Company shall be in default with respect to its payment of any obligation under the Guarantee, then the Company will not
(1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock, (2) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including other Junior Subordinated Debt) that rank pari passu with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee and (d) purchases of common stock related to issuance of common stock or rights under any of the Company's benefit plans for its directors, officers, employees or consultants) or (3) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or any of the Trust Preferred Securities.

Subordination

     The Indenture provides that the Junior Subordinated Debentures are subordinated and junior in right of payment to all Senior Debt and Subordinated Debt whether now existing or hereafter incurred. Senior Debt and Subordinated Debt may include indebtedness of the Company which is subordinated to other indebtedness of the Company but nevertheless senior to the Junior Subordinated Debentures. No payment of principal of (including redemption payments, if any), premium, if any, or interest on, the Junior Subordinated Debentures may be made if any payment default or acceleration with respect to any Senior Debt and Subordinated Debt shall have occurred and be continuing and the Company and the Trustee shall have received notice of such default or acceleration from any person permitted to give such notice. Upon any payment by the Company or distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due on all Senior Debt and Subordinated Debt must be paid in full before the holders of the Junior Subordinated Debentures are entitled to receive or retain any payment. Upon payment in full of all amounts due on the Senior Debt and Subordinated Debt then outstanding, the rights of the holders of the Junior Subordinated Debentures will be subrogated to the rights of the holders of Senior Debt and Subordinated Debt to receive

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payments or distributions applicable to such Senior Debt and Subordinated Debt until all amounts owing on the Junior Subordinated Debentures are paid in full.

     In the event of the acceleration of the maturity of any Junior Subordinated Debentures, by reason of a Debenture Event of Default, the holders of all Senior Debt and Subordinated Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the Junior Subordinated Debentures.

     The Indenture places no limitation on the amount of additional Senior Debt and Subordinated Debt that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt and Subordinated Debt.

Covenants of the Company

     The Company will covenant in the Indenture, as to the Junior Subordinated Debentures, that if and so long as (i) the Property Trustee on behalf of the Trust is the holder of all such Junior Subordinated Debentures, (ii) a Tax Event in respect of the Trust has occurred and is continuing and (iii) the Company has elected, and has not revoked such election, to pay Additional Sums (as defined under "Description of the Trust Preferred Securities--Redemption") in respect of the Trust Preferred Securities, the Company will pay to the Trust such Additional Sums. The Company will also covenant, as to the Junior Subordinated Debentures, (i) to maintain directly or indirectly 100% ownership of the Trust Common Securities of the Trust to which Junior Subordinated Debentures have been issued, provided that certain successors which are permitted to do so pursuant to the Indenture may succeed to the Company's ownership of the Trust Common Securities, (ii) not to voluntarily dissolve, wind up or liquidate the Trust, except (a) in connection with a distribution of Junior Subordinated Debentures to the holders of the Trust Preferred Securities in liquidation of the Trust or
(b) in connection with certain mergers, consolidations, or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Trust to remain classified as a grantor trust and not an association taxable as a corporation for United States federal income tax purposes.

     The Company will also covenant in the Indenture (the covenant described herein referred to as the "Debt Incurrence Covenant"), as to the Junior Subordinated Debentures, that, except as set forth in the next paragraph, the Company shall not, and shall not permit any Subsidiary to, directly or indirectly, incur any Indebtedness (including without limitation Indebtedness in connection with Capitalized Lease Obligations or operating leases, whether incurred as part of a sale/leaseback transaction or otherwise) or any Disqualified Capital Stock, unless: (i) no default or Debenture Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such incurrence of such Indebtedness or Disqualified Capital Stock; and (ii) on the date of the incurrence of such Indebtedness or Disqualified Capital Stock, on a pro forma basis giving

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effect to such incurrence (A) the Consolidated Interest Coverage Ratio of the
Company for the combined four fiscal quarters immediately preceding the incurrence date shall be greater than 2.15 to 1, and (B) the Consolidated Leverage Ratio of the Company as of the incurrence date shall be less than 3.25 to 1. For the purposes of the Indenture, Indebtedness and Disqualified Stock incurred by any person that is not the Company or a Subsidiary, which Indebtedness or Disqualified Stock is outstanding at the time such Person becomes a Subsidiary, or is merged or consolidated with the Company or a Subsidiary, shall (subject to the provisions set forth in the definitions of Consolidated Interest Coverage Ratio, Consolidated Leverage Ratio and the related definitions) be deemed to have been incurred or issued, as the case may be, at the time such Person becomes a Subsidiary, or is merged or consolidated with the Company or a Subsidiary.

     Notwithstanding the foregoing: (i) the Company may incur Indebtedness evidenced by the Securities and other obligations under the Indenture, the Guarantee and the Expense Agreement; (ii) the Company may incur Indebtedness pursuant to the terms of the Key Agreement or the Heller Agreements (collectively, the "Credit Agreements") (including any guarantees thereof and letters of credit issued thereunder) or any amendment of or replacement therefor, provided that the aggregate principal amount incurred and outstanding (including any Indebtedness in connection with any such refinancing of or replacement for the Credit Agreements) does not at any time exceed $65,000,000;
(iii) the Company or any Subsidiary may incur Indebtedness to the Company or to a Subsidiary at least 80% of the outstanding voting stock of which is owned, directly or indirectly, by the Company (other than a Praegitzer Industries Trust); provided, that no Subsidiary shall become liable to any Person other than the Company or another Subsidiary at least 80% of the outstanding voting stock of which is owned, directly or indirectly, by the Company in respect of such Indebtedness permitted by this subclause; (iv) the Company or any Subsidiary may incur Indebtedness consisting of Capitalized Lease Obligations, operating leases or other indebtedness the proceeds of which are applied toward the purchase of assets in the ordinary course of the Company's or such Subsidiary's business and with respect to which there is created a security interest in such assets in favor of the seller thereof, provided, that the aggregate principal amount of such Indebtedness does not exceed $100,000 individually (for any one or series of related incurrences) or $1,000,000 for all such incurrences in any 12-month period; (v) the Company or any Subsidiary may incur Indebtedness so long as such Indebtedness is issued in the ordinary course of business under interest rate swap obligations or is (consistent with past practices and in the ordinary course of business) in the form of performance bonds or letters of credit or reimbursement obligations in respect thereof, letter of credit obligations related to insurance with respect to claims by employees for work- related injuries, or bank overdrafts that are repaid within three Business Days; (vi) the Company or any Subsidiary may incur certain adequately reserved judgement Liens, tax and governmental assessment Liens, workmen's compensation and similar Liens, mechanics' and similar Liens, zoning and similar restrictions, unperfected sellers' Liens and pre-existing Liens, in each case, to the extent such Liens would constitute Indebtedness solely under clause (v) of the definition of Indebtedness (below), and (vii) the Company or any Subsidiary may incur Indebtedness as a result of or in connection with an Acquisition, provided that

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(A) the amount of such Acquisition-related Indebtedness shall not exceed 100% of the total purchase price paid by the Company and its Subsidiaries in connection with such Acquisition, (B) the Consolidated Interest Coverage Ratio of the Company for the combined four fiscal quarters immediately preceding the incurrence date shall be greater than 1.75 to 1, (C) the Consolidated Leverage Ratio of the Company as of the incurrence date shall be less than 3.75 to 1, and
(D) in the event the Consolidated Interest Coverage Ratio of the Company for the combined four fiscal quarters immediately preceding the six month anniversary of such incurrence date is less than 2.15 to 1, or the Consolidated Leverage Ratio of the Company as of such six-month anniversary is greater than 3.25 to 1, such Indebtedness, together with all interest, premium (if any) and other charges in connection with such Indebtedness, shall be paid in full without the incurrence of additional, refinancing or replacement Indebtedness.

     If no Indenture Event of Default has occurred and is continuing, the Debt Incurrence Covenant will terminate and be of no further force and effect upon appropriate notice by the Company to the Trustee within 90 days after the end of any 12 consecutive fiscal quarter period of the Company during which (x) there has been no Extension Period and all payments on the Debentures have been made timely and in full when due, (y) the Consolidated Interest Coverage Ratio of the Company for the combined four fiscal quarters immediately preceding each fiscal quarter end in such 12-quarter period was greater than 2.15 to 1, and (z) the Consolidated Leverage Coverage Ratio of the Company as of the end of each fiscal quarter in such 12-quarter period was less than 3.25 to 1.

Definitions

     "Acquisition" means the acquisition (including by way of merger or consolidation) of any asset or property of another person during the relevant measurement period by purchase in cash, exchange of property or securities, or by any other method.

     "Capital Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, or other equity interest, including, without limitation, each class of common stock and preferred stock of such person.

     "Capitalized Lease Obligation" means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations determined in accordance with GAAP.

     "Consolidated Indebtedness" of any person means the sum of, in each case as of the date of determination, (a) all liabilities of such person and its consolidated subsidiaries for Indebtedness determined in accordance with GAAP (but whether or not such Indebtedness would be classified as indebtedness in accordance with GAAP), (b) all obligations attributable to any Disqualified Capital Stock (whether or not such Disqualified Capital Stock would be classified as indebtedness in accordance with GAAP) including, in the case of the

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Company, the Securities, and (c) the aggregate discounted net present value of all operating leases of such person and its subsidiaries, as lessee, determined by discounting the payment stream under each such lease for its entire term (assuming the use or exercise of all possible rights or options of the lessor thereunder (but not any such right or option solely in the discretion of the lessee) to extend the term thereof) using a discount rate equal to the Prime Rate, all as of the date of determination.

     "Consolidated Interest Coverage Ratio" of any person means, for any period, the ratio, on a pro forma basis, of (i) Modified EBITDA of such person for such period, to (ii) Consolidated Interest Expense of such person for such period; provided, that in making such computation (and in calculating Modified EBITDA and Consolidated Interest Expense), (a) Acquisitions which occurred during the relevant measurement period or subsequent to the relevant measurement period and on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date") shall be assumed to have occurred on the first day of the relevant measurement period,
(b) the incurrence of any Indebtedness or Disqualified Capital Stock during the relevant measurement period or subsequent to such period and on or prior to the Transaction Date and the application of the proceeds therefrom shall be assumed to have occurred on the first day of such measurement period, (c) the Consolidated Interest Expense of such person attributable to interest (or dividends) on any Indebtedness or Disqualified Capital Stock computed on a pro forma basis and bearing a floating interest (or dividend) rate shall be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire period, and (d) in the case of the restrictions on the incurrence of Indebtedness, the incurrence of Indebtedness or Disqualified Capital Stock giving rise to the need to calculate the Consolidated Interest Coverage Ratio shall be assumed to have occurred on the first day of the relevant measurement period.

     "Consolidated Interest Expense" of any person means, for any period, the aggregate amount (without duplication) of (a) interest of such person and its consolidated subsidiaries, whether expensed or capitalized (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) paid, accrued, or scheduled to be paid or accrued during such period, in respect of all Indebtedness of such person and its consolidated subsidiaries (including, without duplication (i) the interest on the Securities, whether or not the Securities are classified as indebtedness on such person's balance sheet under GAAP, (ii) the interest portion of all deferred payment obligations, calculated in accordance with the effective interest method, (iii) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financings and costs (net of income, if any) associated with currency and interest rate swap arrangements, in each case to the extent attributable to such period), and (b) dividend requirements of such person and its consolidated subsidiaries with respect to Disqualified Capital Stock (whether in cash or otherwise (except dividends payable solely in shares of stock that is not Disqualified Capital Stock)) paid, accrued or scheduled to be paid or accrued during such period; in each case to the extent attributable to such period and excluding items eliminated in consolidation. For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be

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deemed to accrue at the interest rate reasonably determined by such person's independent public accountants to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP, and (y) interest expense attributable to any Indebtedness represented by the guaranty by such person or a subsidiary of such person of an obligation of a person other than such person shall be deemed to be the interest expense attributable to the items guarantied.

     "Consolidated Leverage Ratio" of any person means, as of the date of determination, the ratio, on a pro forma basis, of (i) such person's Consolidated Indebtedness to (ii) such person's Consolidated Net Worth; provided that in making such computation (and in calculating Consolidated Indebtedness and Consolidated Net Worth for such purposes), (a) the transaction giving rise to the need to calculate such ratios shall be assumed to have occurred as of the time of determination, and (b) the incurrence of any Indebtedness or Disqualified Capital Stock as part of or in connection with the transaction giving rise to the need to calculate the Consolidated Leverage Ratio, and the application of the proceeds therefrom (including, without limitation, to retire Indebtedness), shall be assumed to have occurred as of the time of determination.

     "Consolidated Net Income" means, with respect to any person for any period, the net income (or loss) of such person and its consolidated subsidiaries (determined in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all extraordinary, unusual and nonrecurring gains or losses or other gains or losses from the sale of assets (other than the sale of inventory in the ordinary course of business and occasional sales of used equipment no longer needed in such person's business), (b) the net income, if positive, of any other person (other than a consolidated subsidiary the common voting equity interests of which are owned, directly or indirectly, at least 80% by such person or its wholly-owned subsidiaries), except to the extent of the amount of any dividends or distributions actually paid in cash to such person or a wholly-owned subsidiary of such person during such period, but in any event not in excess of such person's pro rata share of such person's net income during such period, (c) the net income of any person acquired in a pooling of interests transaction for any period prior to the dale of such acquisition, (d) the net income, if positive, of any of such person's subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary, and (e) the net effects of any changes in accounting principles.

     "Consolidated Net Worth" of any person means the consolidated stockholders' equity of such person and its consolidated subsidiaries, as of the date of determination, determined in accordance with GAAP (calculating the assets of such person on a first-in, first-out basis), adjusted to exclude (to the extent included in calculating such equity), (a) the amount of equity attributable to any Disqualified Capital Stock, and (b) all revaluations and other write- ups in the book value of any asset of such person or a consolidated subsidiary of such person subsequent to the Original Issue Date (other than write-ups in the book value of assets in

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connection with the acquisition thereof (whether by asset purchase, stock purchase, merger or otherwise) during the twelve-month period immediately following such acquisition.

     "Disqualified Capital Stock" means, with respect to any person, Capital Stock of such person that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (other than at the option of the holder) by such person or any of its subsidiaries, in whole or in part, on or prior to the Maturity of the Securities (and including, in the case of the Company, the Securities).

     "GAAP" means generally accepted accounting principles as in effect in the United States of America on the date of this Indenture, consistently applied.

     "Incur" means, individually and collectively, to issue, incur, assume, guarantee, become directly or indirectly liable, with respect to (including as a result of or in connection with an Acquisition), extend the maturity of, or otherwise become responsible for, contingently or otherwise.

     "Indebtedness" means, without duplication, with respect to any person: (i) all liabilities, contingent or otherwise, of such person (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit, (c) representing the balance deferred and unpaid of the purchase price of any property or services, including obligations incurred in connection with a business acquisition (other than accounts payable or other obligations to trade creditors arising in the ordinary course of business), (d) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (e) for the payment of money relating to a Capitalized Lease Obligation, or (f) all indebtedness, whenever incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps in similar arrangements; (ii) reimbursement obligations of such person with respect to letters of credit; (iii) all liabilities, contingent or otherwise, of such person for the payment of money relating to an operating lease (with the principal amount of each such operating lease deemed to be the discounted net present value of the payment stream under such lease for its entire term (assuming the use or exercise of all possible rights or options of the lessor thereunder (but not any such right or option solely in the discretion of the lessee) to extend the term thereof) using a discount rate equal to the Prime Rate as of the date of determination), (iv) all liabilities of others of the kind described in the preceding clauses (i), (ii) or (iii) that such person has guaranteed or that is otherwise its legal liability; (v) all obligations secured by a Lien to which the property or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of such person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such person's legal liability; and (vi) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding

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clauses (i), (ii), (iii), (iv) or (v), or this clause (vi), whether or not between or among the same parties.

     "Lien" means any mortgage, pledge, lien, encumbrance, charge, interest or adverse claim affecting title or resulting in an encumbrance against real or personal property, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement in respect of any of the foregoing under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Modified EBITDA" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period adjusted to exclude (in each case without duplication and only to the extent included in computing such Consolidated Net Income), (i) consolidated expense for taxes based upon income or profits, (ii) depreciation and amortization expense (but only to the extent not included in Consolidated Interest Expense), (iii) Consolidated Interest Expense, and (iv) any other non-cash items (including, for example, (x) any non-cash compensation expense attributable to stock option or other equity compensation arrangements, or (y) any write-off or add-back of goodwill, in-process technology or other items related to asset valuation) which increased or decreased Consolidated Net Income, in each case determined for such period on a consolidated basis for such person and its consolidated subsidiaries in accordance with GAAP, except as specifically otherwise provided herein.

     "Prime Rate" shall mean the "Prime Rate" in use by the Bank of America, San Francisco, California, from time to time.

     "Senior Debt and Subordinated Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Indebtedness of the Company whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Junior Subordinated Debentures or to other Indebtedness which is pari passu with, or subordinated to, the Junior Subordinated Debentures; provided, however, that Senior Debt and Subordinated Debt shall not be deemed to include (i) any Indebtedness of the Company which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (ii) any Indebtedness of the Company to any of its subsidiaries, (iii) Indebtedness to any employee of the Company, and (iv) any other debt securities issued pursuant to the Indenture.

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Registration, Denomination and Transfer

     The Junior Subordinated Debentures will initially be registered in the name of the Property Trustee. If the Junior Subordinated Debentures are distributed to holders of Preferred Securities, it is anticipated that the depository arrangements for the Junior Subordinated Debentures will be substantially identical to those in effect for the Trust Preferred Securities. See "Description of the Trust Preferred Securities--Global Trust Preferred Securities" and "Book-Entry Issuance."

     Although the Depositary has agreed to the procedures described above, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days of receipt of notice from the Depositary to such effect, the Company will cause the Junior Subordinated Debentures to be issued in definitive form.

     Payments on Junior Subordinated Debentures represented by a global certificate will be made to Cede & Co., the nominee for the Depositary as the registered holder of the Junior Subordinated Debentures, as described under "Description of the Trust Preferred Securities--Global Trust Preferred Securities." If Junior Subordinated Debentures are issued in certificate form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other authorized denominations of a like aggregate principal amount, at the corporate trust office of the Indenture Trustee in Wilmington, Delaware or at the offices of any paying agent or transfer agent appointed by the Company, provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto. However, a holder of $1 million or more in aggregate principal amount of Junior Subordinated Debentures may receive payments of interest (other than interest payable at the Stated Maturity) by wire transfer of immediately available funds upon written request to the Indenture Trustee not later than 15 calendar days prior to the date on which the interest is payable.

     Junior Subordinated Debentures will be exchangeable for other Junior Subordinated Debentures of like tenor, of any authorized denominations and of a like aggregate principal amount.

     Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the securities registrar (the "Securities Registrar") appointed under the Indenture or at the office of any transfer agent designated by the Company for such purpose without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. The

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Company will appoint the Indenture Trustee as Securities Registrar under the
Indenture. The Company may at any time designate additional transfer agents with respect to the Junior Subordinated Debentures.

     In the event of any redemption, neither the Company nor the Indenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the Junior Subordinated Debentures to be redeemed and ending at the close of business on the date of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

Payment and Paying Agents

     Payment of principal of (and premium, if any) and any interest on the Junior Subordinated Debentures will be made at the office of the Indenture Trustee, except that at the option of the Company payment of any interest may be made (i) except in the case of Global Junior Subordinated Debentures, by check mailed to the address of the person entitled thereto as such address shall appear in the securities register, (ii) by transfer to an account maintained by the person entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the regular record date, or (iii) if the Junior Subordinated Debentures are held by the Property Trustee, by agreement between the Company and the Property Trustee. Payment of any interest on Junior Subordinated Debentures will be made to the person in whose name such Junior Subordinated Debenture is registered at the close of business on the regular record date for such interest. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however the Company will at all times be required to maintain a Paying Agent in each place of payment for the Junior Subordinated Debentures. Any moneys deposited with the Indenture Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on the Junior Subordinated Debentures and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

Modification of Indenture

     From time to time the Company and the Indenture Trustee may, without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interests of the holders of the Junior Subordinated Debentures or the Trust Preferred Securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions

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permitting the Company and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Debentures, to modify the Indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture, (i) change the Stated Maturity of the Junior Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture; provided that so long as any of the Trust Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Trust Preferred Securities in any material respect, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Trust Preferred Securities unless and until the principal of the Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions have been satisfied. Where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures, no such consent shall be given by the Property Trustee without the prior consent of each holder of Trust Preferred Securities. In addition, the Company and the Indenture Trustee may execute, without the consent of any holder of Junior Subordinated Debentures, any supplemental Indenture for the purpose of creating any new series of Junior Subordinated Debentures.

Debenture Events of Default

     The Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures that has occurred and is continuing constitutes a "Debenture Event of Default," with respect to the Junior Subordinated Debentures:

     (i) failure for 30 days to pay any interest on the Junior Subordinated Debentures, when due (subject to the deferral of any due date in the case of an Extension Period), or

     (ii) failure to pay any principal on the Junior Subordinated Debentures when due whether at maturity, upon redemption, by declaration or otherwise; or

     (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Indenture Trustee or to the Company and the Indenture Trustee by the holders of at least 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures; or

     (iv) any default in the performance of, or any breach of, the covenant set forth above under "Covenants of the Company"; or

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     (v) any default in the payment of principal of (or premium, if any) or interest on any Senior Debt and/or Subordinated Debt, the aggregate principal amount of which (together with premium, if any, and accrued and unpaid interest thereon) exceeds $1,000,000, shall have continued uncured or unwaived for a period of 30 days or more; or

     (vi) any event of default with respect to any Senior Debt and/or Subordinated Debt, the aggregate principal amount of which (together with premium, if any, and accrued and unpaid interest thereon) exceeds $1,000,000, shall have resulted in such debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, unless such event of default shall have been cured or waived and such acceleration shall have been rescinded or annulled; or

     (vii) certain events in bankruptcy, insolvency or reorganization of the Company or certain of its Subsidiaries.

     The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee. The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default. If the Indenture Trustee or such holders of such Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate Liquidation Amount of the Trust Preferred Securities shall have such right. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee. Should the holders of the Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Trust Preferred Securities shall have such right.

     The holders of a majority in aggregate outstanding principal amount of Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture.

     In case a Debenture Event of Default shall occur and be continuing as to the Junior Subordinated Debentures, the Property Trustee, as holder of the Junior Subordinated Debentures, will have the right to declare the principal of and the interest on such Junior

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Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Junior Subordinated Debentures.

     The Company is required to file annually with the Indenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

     If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable, a holder of Trust Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Trust Preferred Securities of such holder (a "Direct Action"). The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Trust Preferred Securities outstanding. The Company shall have the right under the Indenture to set off any payment made to such holder of Trust Preferred Securities by the Company in connection with a Direct Action.

     The holders of the Trust Preferred Securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Junior Subordinated Debentures unless there shall have been an Event of Default under the Trust Agreement. See "Description of the Trust Preferred Securities--Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

     The Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) in case the Company consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations on the Junior Subordinated Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; and (iii) certain other conditions an prescribed in the Indenture are met.

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     The general provisions of the Indenture do not afford holders of the Junior
Subordinated Debentures protection in the event of a highly leveraged or other similar transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

Satisfaction and Discharge

     The Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Indenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the Company deposits or causes to be deposited with the Indenture Trustee funds, in trust, for the purpose and in an amount in the currency or currencies in which the Junior Subordinated Debentures are payable sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Indenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture.

Governing Law

     The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York, except that the immunities and standard of care of the Indenture Trustee will be governed by Delaware law.

Information Concerning the Indenture Trustee

     The Indenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                               BOOK-ENTRY ISSUANCE

     The Depositary will act as securities depositary for all of the Trust Preferred Securities and, if the Junior Subordinated Debentures are distributed to holders of Trust Preferred Securities, the Junior Subordinated Debentures. The Trust Preferred Securities and, in such event, the Junior Subordinated Debentures will be issued only as fully-registered

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
securities registered in the name of Cede & Co. (the Depositary's nominee). One or more fully-registered global certificates will be issued for the Trust Preferred Securities and the Junior Subordinated Debentures and will be deposited with the Depositary.

     The Depositary is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its Participants deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Commission.

     Purchases of Trust Preferred Securities or Junior Subordinated Debentures within the Depositary system must be made by or through Direct Participants, which will receive a credit for the Trust Preferred Securities or Junior Subordinated Debentures on the Depositary's records. The ownership interest of each actual purchaser of each Trust Preferred Security and each Junior Subordinated Debenture ("Beneficial Owner") will be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Trust Preferred Securities or Junior Subordinated Debentures. Transfers of ownership interests in the Trust Preferred Securities or Junior Subordinated Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Trust Preferred Securities or Junior Subordinated Debentures, except in the event that use of the book-entry system for the Junior Subordinated Debentures is discontinued.

     The Depositary has no knowledge of the actual Beneficial Owners of the Trust Preferred Securities or Junior Subordinated Debentures; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Trust Preferred Securities or Junior Subordinated Debentures are credited, which may or may not be the Beneficial

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Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. as the registered holder of the Trust Preferred Securities or Junior Subordinated Debentures. If less than all of the Trust Preferred Securities or the Junior Subordinated Debentures are being redeemed, the Depositary will determine by lot or pro rata the amount of the Trust Preferred Securities of each Direct Participant to be redeemed.

     Although voting with respect to the Trust Preferred Securities or the Junior Subordinated Debentures is limited to the holders of record of the Trust Preferred Securities or Junior Subordinated Debentures, as applicable, in those instances in which a vote is required, neither the Depositary nor Cede & Co. will itself consent or vote with respect to Trust Preferred Securities or Junior Subordinated Debentures. Under its usual procedures, the Depositary would mail an omnibus proxy (the "Omnibus Proxy") to the relevant Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Trust Preferred Securities or Junior Subordinated Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Distribution payments on the Trust Preferred Securities or the Junior Subordinated Debentures will be made by the relevant Trustee to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of the Depositary, the relevant Trustee, the Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to the Depositary is the responsibility of the relevant Trustee, disbursement of such payments to Direct Participants is the responsibility of the Depositary, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Under certain circumstances set forth in the Trust Agreement, the Global Trust Preferred Security will be exchangeable for definitive certificated Trust Preferred Securities. See "Description of the Trust Preferred Securities."

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
     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Trust and the Company believe to be accurate, but the Trust and the Company assume no responsibility for the accuracy thereof. Neither the Trust nor the Company has any responsibility for the performance by the Depositary or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                            DESCRIPTION OF GUARANTEE

     The Guarantee Agreement will be executed and delivered by the Company concurrently with the issuance of the Trust Preferred Securities for the benefit of the holders of the Trust Preferred Securities. Wilmington Trust Company will act as Guarantee Trustee under the Guarantee Agreement for the purposes of compliance with the Trust Indenture Act, and the Guarantee Agreement will be qualified as an indenture under the Trust Indenture Act. The following summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee Agreement, including the definition therein of certain terms, and the Trust Indenture Act. The form of the Guarantee Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Trust Preferred Securities.

General

     The Guarantee will be an irrevocable guarantee on a subordinated basis of the Trust's obligations under the Trust Preferred Securities, but will apply only to the extent that the Trust has funds sufficient to make such payments, and is not a guarantee of collection.

     The Company will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payment"), will be subject to the Guarantee:
(i) any accumulated and unpaid Distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds on hand available therefor at such time, (ii) the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that the Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Junior Subordinated Debentures are distributed to holders of the Trust Preferred Securities), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities after satisfaction of liabilities to creditors of the Trust as required by law. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required

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
amounts by the Company to the
holders of the Trust Preferred Securities or by causing the Trust to pay such amounts to such holders.

     If the Company does not make interest payments on the Junior Subordinated Debentures held by the Trust, the Trust will not be able to pay Distributions on the Trust Preferred Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior Debt and Subordinated Debt of the Company. See "--Status of the Guarantee" below. Except as otherwise described herein, the Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt and Subordinated Debt, whether under the Indenture, any other indenture that the Company may enter into in the future, or otherwise. The Company has, through the Guarantee Agreement, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust's obligations under the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Trust Preferred Securities. See "Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

Status of the Guarantee

     The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Debt and Subordinated Debt in the same manner as the Junior Subordinated Debentures.

     The Guarantee will constitute a guarantee of payment and not of collection. For example, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. The Guarantee will be held for the benefit of the holders of the Trust Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payment in full to the extent not paid by the Trust or upon distribution of the Junior Subordinated Debentures to the holders of the Trust Preferred Securities. The Guarantee does not place a limitation on the amount of additional Senior Debt and Subordinated Debt that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt and Subordinated Debt.

Amendments and Assignment

     Except with respect to any changes which do not materially adversely affect the rights of holders of the Trust Preferred Securities (in which case no vote will be required), the Guarantee Agreement may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of such outstanding Trust Preferred

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Securities. See "Description of the Trust Preferred Securities--Voting Rights;
Amendment of the Trust Agreement." All guarantees and agreements contained in the Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

Events of Default

     An Event of Default under the Guarantee Agreement will occur upon the failure of the Company to perform any of its payment or other obligations thereunder and, except for a default in payment of a Guaranty Payment, the Guarantor shall have received notice of default and shall not have cured such default within 90 days after receipt of such notice. The holders of not less than a majority in aggregate Liquidation Amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee Agreement. Any holder of the Trust Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

     The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee Agreement.

Information Concerning the Guarantee Trustee

     The Guarantee Trustee, other than during the occurrence and continuance of an Event of Default, and after curing all Events of Default that shall have occurred under the Guarantee Agreement, has undertaken to perform only such duties as are specifically set forth in the Guarantee Agreement and, after the occurrence of an Event of Default under the Guarantee Agreement, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee Agreement at the request of any holder of the Trust Preferred Securities unless it is offered adequate security and indemnity as would satisfy a reasonable person in the position of the Guarantee Trustee against the costs, expenses and liabilities that might be incurred thereby.

Termination of the Guarantee

     The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Trust Preferred Securities, upon full payment of the amounts payable upon liquidation of the Trust or upon distribution of Junior Subordinated Debentures to the holders of the Trust Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Trust Preferred

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Securities must restore payment of any sums paid under the Trust Preferred
Securities or the Guarantee.

Governing Law

     The Guarantee Agreement will be governed by and construed in accordance with the laws of the State of New York.

                                EXPENSE AGREEMENT

     Pursuant to the Expense Agreement to be entered into between the Company and the Trust under the Trust Agreement, the Company will irrevocably and unconditionally guarantee, to each person or entity to whom the Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the Trust (including, without limitation, expenses relating to the offering of the Trust Preferred Securities and any expenses the Property Trustee may incur relating to the enforcement of the rights of the holders of the Trust Preferred Securities or the Junior Subordinated Debentures pursuant to the Trust Agreement and the Indenture, respectively), other than obligations of the Trust to pay to the holders of the Trust Preferred Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of the Trust Preferred Securities or such other similar interests, as the case may be. The Expense Agreement may be enforced against the Company by any person or entity to whom the Trust is or becomes indebted or liable.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
              THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

     Payments of Distributions and other amounts due on the Trust Preferred Securities (to the extent the Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of Guarantee." Taken together, the Company's obligations under the Junior Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement and the Guarantee Agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Trust Preferred Securities. If and to the extent that the Company does not make payments on the Junior Subordinated Debentures, the Trust will not pay Distributions or other amounts due on the Trust Preferred Securities. The Guarantee does not cover payment of Distributions when the Trust does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of the Trust Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment on the

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Junior Subordinated Debentures. The obligations of the Company under the
Guarantee are subordinate and junior in right of payment to all Senior Debt and Subordinated Debt of the Company.

Sufficiency of Payments

     As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Trust Preferred Securities, primarily because: (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate Liquidation Amount of the Trust Preferred Securities and Trust Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Trust Preferred Securities; (iii) the Company shall pay for all and any costs, expenses and liabilities of the Trust, except the Trust's obligations to holders of Trust Preferred Securities; and (iv) the Trust Agreement further provides that the Trust will not engage in any activity that is not consistent with its limited purposes.

     Notwithstanding anything to the contrary in the Indenture, the Company has the right to set off any payment it is otherwise required to make thereunder to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

Enforcement Rights of Holders of the Trust Preferred Securities Under the Guarantee

     A holder of any of the Trust Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other person or entity.

     A default or event of default under any Senior Debt and Subordinated Debt would not constitute a default or Event of Default under the Guarantee. However, in the event of a default under Senior Debt and Subordinated Debt, the subordination provisions of the Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures from and after the time that the Company and the Indenture Trustee receive notice of such default and while such default is continuing. Failure to make required payments on Junior Subordinated Debentures would constitute an Event of Default.

Limited Purpose of the Trust

     The Trust Preferred Securities evidence a beneficial interest in the Trust, and the Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of the Trust Preferred Securities and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from the Company the principal amount of and interest accrued on Junior Subordinated Debentures held, while a holder of the Trust Preferred Securities is entitled to receive Distributions from the Trust (or from the Company under the Guarantee) if and to the extent the Trust has funds available for the payment of such Distributions.

Rights upon Dissolution

     Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust involving the liquidation of the Junior Subordinated Debentures, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, the holders of Trust Preferred Securities will be entitled to receive, out of assets held by the Trust, the Liquidation Distribution in cash. See "Description of the Trust Preferred Securities-- Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt and Subordinated Debt as set forth in the Indenture, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of its Trust Preferred Securities), the positions of a holder of the Trust Preferred Securities and a holder of Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are substantially the same.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     In connection with issuance of the Trust Preferred Securities, Stoel Rives LLP, counsel to the Company ("Counsel"), will render its opinion that, under current law and assuming full compliance with the terms of the Trust Agreement and certain other documents, and based on certain facts and assumptions contained in such opinion, the following summary of certain of the principal federal income tax consequences to holders of the Trust Preferred Securities arising from the purchase, ownership and disposition thereof is accurate in all material respects and, subject to the limitations stated herein, represents the material federal income tax consequences to holders of Trust Preferred Securities arising from purchase, ownership and disposition thereof. This summary assumes the accuracy of the facts set forth in the prospectus. Unless otherwise stated, this summary deals only with Trust Preferred Securities held as capital assets by United States Persons (defined below) who purchase the Trust Preferred Securities upon original issuance at their original offering price. As used herein, a "United States Person" means a person that is (i) a citizen or resident of the United States as determined for United States federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and

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one or more United States persons have the authority to control all substantial decisions of such trust. The tax treatment of holders may vary depending on their particular situation. The summary does not address all tax consequences that may be relevant to a particular holder or to holders that may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, foreign investors, investors that hold the Trust Preferred Securities as part of a hedging, straddle, constructive sale, or conversion or other risk reduction transaction or whose functional currency is not the U.S. dollar. In addition, it does not describe any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to a holder of Trust Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

     This summary does not address tax consequences that might be relevant to persons that are not United States Persons ("non-United States Persons"). Non-United States Persons should consult their own tax advisors as to the specific United States federal income and other tax consequences of the purchase, ownership and disposition of Trust Preferred Securities.

     The authorities on which this summary is based are subject to various interpretations. Neither this summary, nor any opinion of Counsel is binding on the Internal Revenue Service ("Service") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the Service with respect to the transactions described herein. Accordingly, there can be no assurance that the Service will not challenge the conclusions expressed herein or that a court would not sustain such a challenge.

     Holders should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the Trust Preferred Securities, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in United States federal or other tax laws. For a discussion of the possible redemption of the Trust Preferred Securities upon the occurrence of certain tax events, see "Description of the Trust Preferred Securities--Redemption."

Classification of the Trust

     In connection with the issuance of the Trust Preferred Securities, Counsel will render its opinion that, under current law and assuming full compliance with the terms of the Trust Agreement and certain other related documents, and based on certain facts and assumptions contained in such opinion, the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of the Trust Preferred Securities (a "Securityholder") will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures. Accordingly, each Securityholder will be required to include in its gross income its pro rata share of the interest income or original issue discount ("OID") that is paid or accrued on the Junior Subordinated Debentures. See "--Interest Income and Original Issue Discount" herein.

Classification of the Junior Subordinated Debentures

     The Company intends to take the position that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company under current law, and, by acceptance of a Trust Preferred Security, each holder covenants to treat the Junior Subordinated Debentures as indebtedness and the Trust Preferred Securities as evidence of an indirect beneficial ownership interest in the Junior Subordinated Debentures. Counsel has not delivered any opinion relating to classification of the Junior Subordinated Debentures as indebtedness and no assurance can be given that such position of the Company will not be challenged by the Service or, if challenged, that such a challenge will not be successful. The remainder of this "Certain Federal Income Tax Consequences" section assumes that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company. No amount included in income with respect to the Junior Subordinated Debentures and Trust Preferred Securities will be eligible for the dividends received deduction.

Interest Income and Original Issue Discount

     Unless the Junior Subordinated Debentures are issued with OID, stated interest on the Junior Subordinated Debentures generally will be included in income by a Securityholder at the time such interest income is paid or accrued in accordance with such Securityholder's regular method of tax accounting. Under the applicable Treasury regulations, the Junior Subordinated Debentures will not be considered to have been issued with OID within the meaning of Section 1273(a) of the Code, so long as the Junior Subordinated Debentures have terms and conditions that cause the likelihood of the Company's exercising its right to defer payments of interest on the Junior Subordinated Debentures to be a "remote" contingency at the time the Junior Subordinated Debentures are issued. The Company believes that the terms and conditions of the Junior Subordinated Debentures (including the Consolidated Interest Coverage Ratio requirement and the restrictions on dividends, distributions, redemptions and other payments during the Extension Period) are such that the likelihood of its exercising such right is remote, and intends to take the position that the Junior Subordinated Debentures are not issued with OID.

     Because this issue is inherently factual, Counsel is unable to express any opinion regarding whether the Junior Subordinated Debentures are issued with OID. If, however, the Company exercised its right to defer payments of interest on the Junior Subordinated Debentures, the Junior Subordinated Debentures would become OID instruments at such time and all Securityholders would be required to include the stated interest on the Junior

Subordinated Debentures in their gross income for tax purposes as it accrues and compounds on a daily basis during the Extension Period, even though the Company would not pay such interest until the end of the Extension Period, and even though some Securityholder otherwise might use the cash method of tax accounting. Moreover, if the Company exercised such right, the Junior Subordinated Debentures thereafter would be taxed as OID instruments for as long as they remained outstanding. Thus, even after the end of the Extension Period, all Securityholders would be required to continue to include the stated interest on the Junior Subordinated Debentures in income on a daily economic accrual basis, regardless of their method of tax accounting and in advance of receipt of the cash attributable to such interest income. Under the economic accrual rules, a Securityholder would be required to accrue an amount of interest income each year that approximated the stated interest payments called for under the Junior Subordinated Debentures, and actual cash payments of interest on the Junior Subordinated Debentures would not be reported separately as taxable income. A Securityholder's basis in Trust Preferred Securities would be increased by any OID includible in income.

     The Company's determination that there is a remote likelihood of exercising its right to defer the payment of interest on the Trust Preferred Securities is binding on each Securityholder unless the holder explicitly discloses in the manner required by applicable Treasury regulations that its determination is different from the Company's. The Company's determination is not, however, binding on the Service.

     The Treasury regulations described above, including the definition of "remote" for this purpose, have not yet been addressed in any definitive interpretations by the Service, and it is possible that the Service could take a contrary position. If the Service were to assert successfully that the stated interest on the Junior Subordinated Debentures was OID regardless of whether the Company exercised its right to defer payments of interest on such debentures, all Securityholders would be required to include such stated interest in income on a daily economic accrual basis as described above.

Distribution of Junior Subordinated Debentures to Holders of Trust Preferred Securities

     Under current law, a distribution by the Trust of the Junior Subordinated Debentures as described under the captions "Description of the Trust Preferred Securities--Distribution of Junior Subordinated Debentures" and "Liquidation Distribution Upon Dissolution" would be non-taxable and would result in each Securityholder receiving directly its pro rata share of the Junior Subordinated Debentures previously held indirectly through the Trust, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in its Trust Preferred Securities before the distribution. A Securityholder would continue to recognize interest income in respect of Junior Subordinated Debentures received from the Trust in the manner described above under "--Interest Income and Original Issue Discount". If, however, the liquidation of the Trust were to occur because the Trust was subject or became subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures as a result of a

Tax Event or otherwise, the distribution of Junior Subordinated Debentures to Securityholders by the Trust could be a taxable event to the Trust and each Securityholder, and a Securityholder could be required to recognize gain or loss as if the Securityholder had exchanged its Trust Preferred Securities for the Junior Subordinated Debentures it received upon the liquidation of the Trust. In that event, the Securityholder's holding period for the Junior Subordinated Debentures received would not include the holding period for the Trust Preferred Securities surrendered in the liquidation.

Sales or Redemption of Trust Preferred Securities

     Gain or loss will be recognized by a Securityholder on a sale of Trust Preferred Securities (including a redemption for cash) in an amount equal to the difference between the amount realized (which for this purpose, will exclude amounts attributable to accrued interest or OID not previously included in income) and the Securityholder's adjusted tax basis in the Trust Preferred Securities sold or so redeemed. Gain or loss recognized by a Securityholder on Trust Preferred Securities held for more than one year generally will be taxable as long-term capital gain or loss. Amounts attributable to accrued interest or OID with respect to a Securityholder's pro rata share of the Junior Subordinated Debentures not previously included in income will be taxable as ordinary income.

Backup Withholding Tax and Information Reporting

     The amount of interest and OID accrued on the Trust Preferred Securities held of record by United States Persons (other than certain exempt Securityholders), if any, will be reported to the Service. "Backup" withholding at a rate of 31% will apply to payments on, and proceeds from the sale of, the Trust Preferred Securities, unless the Securityholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from a Securityholder pursuant to the backup withholding rules will be allowed as a refund or a credit against such Securityholder's United States federal income tax liability, provided the required information is timely furnished to the Service.

Possible Tax Legislation

     In a previous budget proposal released on February 6, 1997, the Clinton Administration proposed certain tax law changes that, if enacted, would have treated a corporate issuer that filed annual financial statements with the SEC as having characterized an instrument such as the Junior Subordinated Debentures as equity for purposes of Section 385(c) of the Code, if the instrument had a maximum term exceeding 15 years and was not shown as indebtedness on the issuer's balance sheet or, in the case of indebtedness issued to a related party that issued a related instrument, the related instrument was not reflected as indebtedness on the applicable consolidated balance sheet. Under Section 385(c), the characterization by the issuer of an instrument as equity is binding on the issuer and all holders of the instrument unless a holder discloses on its tax return that it is treating such instrument in a manner inconsistent with the issuer's characterization. These proposals were not enacted into law, and the Administration has not made any such proposals in its budget proposal for fiscal year 1999, released on February 2, 1998.

     There is no assurance that legislation affecting the Company's ability to deduct interest paid on the Junior Subordinated Debentures or characterization of the Junior Subordinated Debentures for United States federal income tax purposes, including legislation similar to the proposal described above, will not be enacted in the future or that any such legislation would not be effective retroactively. If tax law changes are enacted and apply retroactively to the Junior Subordinated Debentures, such changes could give rise to a Tax Event, which would, in certain circumstances, require dissolution of the Trust or permit the Company to redeem the Junior Subordinated Debentures. See "Risk Factors--Possible Changes to United States Tax Laws; Possible Tax Event."

                              ERISA CONSIDERATIONS

     A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the Trust Preferred Securities. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the plan and whether an investment is appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and the Code prohibit an employee benefit plan subject to either ERISA or Section 4975 of the Code (which generally includes individual retirement accounts and so-called "Keogh" plans as well as other employer-sponsored plans) from engaging in certain transactions involving "plan assets" with parties which are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. Therefore, a fiduciary of an employee benefit plan should also consider whether an investment in the Trust Preferred Securities might constitute or give rise to a prohibited transaction under ERISA and the Code.

     If the assets of the Trust were deemed to be plan assets of employee benefit plans that are holders of the Trust Preferred Securities (including holders, who are not employee benefit plans themselves but are investing "plan assets" of an employee benefit plan), the plan's investment in the Trust Preferred Securities might be deemed to constitute a delegation under ERISA of the duty to manage plan assets by an ERISA plan fiduciary investing in Trust Preferred Securities, and certain transactions involving the operation of the Trust might be deemed to constitute prohibited transactions under ERISA and the Code.

     The U.S. Department of Labor (the "DOL") has issued a regulation with regard to whether the underlying assets of an entity in which employee benefit plans acquire equity investments would be deemed to be plan assets. The regulation provides that the underlying assets of an entity will not be considered to be plan assets if the interests of the entity acquired by the employee benefit plan are "publicly-offered securities"--that is, they are (1) widely held (i.e., owned by more than 100 investors independent of the entity and of each other), (2) freely transferable, and (3) sold as part of an offering pursuant to an effective registration statement under the Securities Act and timely registered under Section 12(b) or 12(g) of the Exchange Act. It is expected that the Trust Preferred Securities will meet the criteria of "publicly offered securities" above. The Underwriters expect that the Trust Preferred Securities will be held by at least 100 independent investors at the conclusion of the offering. There are no restrictions imposed on the transfer of the Trust Preferred Securities and the Trust Preferred Securities will be sold as part of an offering pursuant to an effective registration statement under the Securities Act, and will be timely registered under the Exchange Act.

     Even if the assets of the Trust were deemed to be "plan assets" of employee benefit plans that are holders of the Trust Preferred Securities, there are five class exemptions issued by the DOL which could apply to except certain transactions involving assets of the Trust from the prohibited transaction provisions of ERISA and the Code--Prohibited Transaction Exemption 84-14, for certain transactions determined by qualified professional asset managers; Prohibited Transaction Exemption 90-1, for certain transactions involving insurance company pooled separate accounts; Prohibited Transaction Exemption 91-38, for certain transactions involving bank collective investment funds; Prohibited Transaction Exemption 95-60, for certain transactions involving insurance company general accounts; and Prohibited Transaction Exemption 96-23, for certain transactions determined by in-house asset managers.

     Even if the assets of the Trust are not deemed "plan assets" of employee benefit plans that hold Trust Preferred Securities, the Company might be considered a party in interest or a disqualified person with respect to certain such employee benefit plans by reason of pre-existing relationships, such as plans for which the Company, or an affiliate serves as trustee. Therefore, before such employee benefit plans purchase Trust Preferred Securities, they should determine that either (a) neither the Company nor any affiliate is a party in interest or disqualified person with respect to such plan or (b) one of the class exemptions referred to in the preceding paragraph or any other exemption from the prohibited transacted rules under ERISA and the Code is applicable to their purchase and holding of the Trust Preferred Securities.

     Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that an employee benefit plan fiduciary considering the purchase of Trust Preferred Securities consult with legal counsel regarding the consequences under ERISA of the acquisition and ownership of Trust Preferred Securities. Employee benefit plans which are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) generally are not subject to ERISA requirements or the prohibited transaction provisions of the Code.

                                  UNDERWRITING

     Subject to the terms and certain conditions of the Underwriting Agreement (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), for whom EVEREN Securities, Inc., Advest, Inc. and Black & Company, Inc. are acting as representative (the "Representative"), agreed to purchase an aggregate of 4,000,000 Trust Preferred Securities from the Trust. The number of Trust Preferred Securities that each Underwriter has agreed to purchase is set forth opposite its name below:


Underwriters                               Number of Trust Preferred Securities
------------                               ------------------------------------
EVEREN Securities, Inc...............
Advest, Inc..........................
Black & Company, Inc.................
         Total.......................                4,000,000
                                                     =========

     The Underwriting Agreement provides that the obligations of the several Underwriters who are parties thereunder are subject to certain conditions. If any of the Trust Preferred Securities are purchased by the Underwriters pursuant to the Underwriting Agreement, all of such Trust Preferred Securities (other than the Trust Preferred Securities covered by the over-allotment option described below) must be so purchased.

     The Trust and the Company have been advised by the Representatives that the Underwriters propose to offer the Trust Preferred Securities to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not to exceed $ per Trust Preferred Security. The Underwriters may allow, and such dealers may reallow, discounts not to exceed $ per Trust Preferred Security to certain other dealers. After the initial public offering of the Trust Preferred Securities, the public offering price and the other selling terms may be changed by the Representatives. In view of the fact that the proceeds of the sale of the Trust Preferred Securities will be used to purchase the Junior Subordinated Debentures of the Company, the Underwriting Agreement provides that the Company will pay as compensation to the Underwriters arranging the investment therein of such proceeds, an amount in immediately available funds of $0.40 per Trust Preferred Security (or $1,600,000 ($1,840,000 if the over-allotment option is exercised in full) in the aggregate) for the accounts of the Underwriters. The Company has also agreed to pay to EVEREN Securities, Inc., in immediately available funds, as compensation for its special services in connection with the preparation of this offering (i) a structuring fee in an amount of $0.10 per Trust Preferred Security (or $400,000 ($460,000 if the over-allotment option is exercised in full) in the aggregate), and (ii) a non-accountable expense allowance to cover unreimbursed legal fees and other expenses in an amount equal to $0.05 per Trust Preferred Security (or $200,000 ($230,000 if the over-allotment option is exercised in full) in the aggregate).

     The Trust has granted to the Underwriters an option to purchase up to an additional $6,000,000 aggregate liquidation amount of Trust Preferred Securities at the price to the public set forth on the cover page of this Prospectus, solely to cover over-allotments, if any. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option Trust Preferred Securities proportionate to such Underwriter's initial commitment as indicated in the preceding table. Among other things, to the extent the Underwriters exercise their over-allotment option, the Trust will sell to the Company and the Company will purchase from the Trust, additional Trust Common Securities as is required for the Company to continue to hold at least 3% of the total equity capital of the Trust.

     The Trust and the Company have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Trust Preferred Securities are a new issue of securities with no established trading market. The Trust has applied for approval to list the Trust Preferred Securities on the American Stock Exchange. In order to meet the listing requirements of the American Stock Exchange, the Representatives have undertaken to distribute the Trust Preferred Securities to a minimum of 400 public holders. The offering price and distribution rate have been determined by negotiations among representatives of the Company and the Representatives, and the offering price of the Trust Preferred Securities may not be indicative of the market price following the offering.

     The Trust and the Company have agreed with the Underwriters not to (other than in connection with this offering), directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise issue any Trust Preferred Securities or Junior Subordinated Debentures, any securities convertible into or exercisable or exchangeable for Trust Preferred Securities, or any securities substantially similar to the Trust Preferred Securities or Junior Subordinated Debentures, enter into any swap or other agreement to do any of the foregoing, or file any registration statement relating to any of the foregoing on behalf of itself or any other person, for a period of 180 days after the date of this Prospectus, without the written consent of EVEREN Securities, Inc.

     In connection with the offering, certain Underwriters and selling group and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Trust Preferred Securities. Such transactions may include stabilization transactions effected in accordance with the Securities Exchange Act of 1934 pursuant to which such persons may bid for or purchase Trust Preferred Securities for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Trust Preferred Securities in connection with this offering than they are committed to purchase from the Trust, and in such case may purchase Trust Preferred Securities in the open market following completion of the offering to cover all or a portion of such Trust Preferred Securities or may exercise the Underwriters' over-allotment option referred to above. In addition, the Representatives, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby they may reclaim from an Underwriter (or dealer participating in the offering), for the account of the other Underwriters, the selling concession with respect to Trust Preferred Securities that are distributed in this offering but subsequently purchased for the account of the Underwriters in the open market.

                                  LEGAL MATTERS

     Certain matters of Delaware law relating to the validity of the Trust Preferred Securities, the enforceability of the Trust Agreement and the creation of the Trust will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to the Company and the Trust. The validity of the Guarantee and the Junior Subordinated Debentures will be passed upon for the Company by Stoel Rives LLP, counsel to the Company. Certain legal matters relating to the offering will be passed upon for the Underwriters by Irell & Manella LLP. Stoel Rives LLP and Irell & Manella LLP will rely on the opinions of Richards, Layton & Finger, P.A. as to certain matters of Delaware law. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Stoel Rives LLP.

                                     EXPERTS

     The financial statements of Praegitzer Industries, Inc. included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Likom PCB Sdn Bhd included in this Prospectus have been audited by Ong Boon Bah & Co., independent auditors, as stated in their report appearing herein, and are included in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS


                                                                           Page
Independent Auditors' Report of Deloitte & Touche LLP......................  F-1
Consolidated Balance Sheets at June 30, 1998 and 1997......................  F-2
Consolidated Statements of Operations for the years ended
   June 30, 1998, 1997 and 1996............................................  F-3
Consolidated Statements of Cash Flows for the years ended
   June 30, 1998, 1997 and 1996............................................  F-4
Consolidated Statements of Shareholders' Equity for the years ended June 30, 1998, 1997 and 1996......................................  F-6
Notes to Consolidated Financial Statements.................................  F-7

Independent Auditors' Report of  Ong Boon Bah & Co......................... F-21
Balance Sheets at June 30, 1997 and 1998................................... F-22
Statements of Income and Retained Earnings for the years ended
   June 30, 1997 and 1997.................................................. F-23
Statements of Cash Flows for the years ended June 30, 1997 and 1998........ F-24
Notes to Financial Statements for the year ended June 30, 1997............. F-25

Pro Forma Statement of Operations for the year ended
   June 30, 1998 (Unaudited)............................................... F-29
Notes to Pro Forma Combined Statements of Operations (Unaudited)........... F-30

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Praegitzer Industries, Inc.

     We have audited the accompanying consolidated balance sheets of Praegitzer Industries, Inc. and subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Praegitzer Industries, Inc. and subsidiary as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
Portland, Oregon
September 4, 1998

                           PRAEGITZER INDUSTRIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1998 AND 1997
------------------------------------------------------------------------------------

ASSETS                                                    1997              1998
CURRENT ASSETS:
  Cash and cash equivalents                           $    441,950     $   1,169,912
  Receivables, net of allowance
    for doubtful accounts of $400,000
    at June 30, 1997 and 1996                           24,452,506        28,562,209
  Inventories (Note 4)                                   8,534,428        16,491,325
  Prepaid expenses                                         454,304         2,438,844
  Current deferred tax asset (Note 11)                     628,532           474,175
                                                      ------------     -------------
           Total current assets                         34,511,720        49,136,465

PROPERTY, PLANT, AND EQUIPMENT, Net (Note 5)            40,036,399        88,825,496
RESTRICTED CASH                                            162,903                 -
OTHER ASSETS (Note 6)                                   12,574,899        13,532,050
                                                      ------------     -------------
TOTAL                                                 $ 87,285,921     $ 151,494,011
                                                      ============     =============

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
  Bank overdraft                                      $  2,041,554     $   3,709,446
  Accounts payable                                       8,504,485        13,929,852
  Accrued payroll and related benefits                   2,878,913         3,955,300
  Other current liabilities                                491,610         1,851,425
  Current portion of long-term
    obligations (Notes 8 and 9)                          3,564,591         6,393,664
                                                      ------------     -------------
           Total current liabilities                    17,481,153        29,839,687

LONG-TERM OBLIGATIONS,
  Net of current portion (Notes 8 and 9)                29,784,885        73,413,472
DEFERRED TAX LIABILITY (Note 11)                         2,306,426         4,197,481
DEFERRED GAIN                                               72,578            63,550
COMMITMENTS AND CONTINGENCIES (Note 9)                           -                 -

SHAREHOLDERS' EQUITY:
  Preferred stock; 500,000 shares authorized,
    no shares issued and outstanding                             -                 -
  Common stock, 50,000,000 shares authorized and
    12,750,214 shares issued and outstanding at
    June 30, 1998 and 12,434,518 at June 30, 1997       41,232,502        42,324,553
  Retained earnings (deficit)                           (3,591,623)        1,655,268
                                                      ------------     -------------
           Total shareholders' equity                   37,640,879        43,979,821
                                                      ------------     -------------
TOTAL                                                 $ 87,285,921     $ 151,494,011
                                                      ============     =============

See notes to consolidated financial statements.

                           PRAEGITZER INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    YEARS ENDED JUNE 30, 1998, 1997, AND 1996
-------------------------------------------------------------------------------------------------------

                                                          1996              1997               1998

REVENUE                                              $  95,101,170     $ 147,947,303      $ 182,773,158

COST OF GOODS SOLD                                      72,941,213       122,012,818        148,487,031
                                                     -------------     -------------      -------------

           Gross profit                                 22,159,957        25,934,485         34,286,127

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE             8,895,548        19,188,455         23,456,329

IMPAIRMENT AND IN-PROCESS
   TECHNOLOGY EXPENSE (Notes 3 and 7)                            -        11,650,000                  -
                                                     -------------     -------------      -------------

INCOME (LOSS) FROM OPERATIONS                           13,264,409        (4,903,970)        10,829,798

Interest expense                                         1,798,914         2,295,140          3,757,236
Other income, net                                          301,642           568,412            224,125
                                                     -------------     -------------      -------------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE INCOME TAXES                        11,767,137        (6,630,698)         7,296,687

PROVISION FOR INCOME TAXES (Note 11)                     1,445,000         1,669,809          2,214,938
                                                     -------------     -------------      -------------

INCOME (LOSS) FROM CONTINUING OPERATIONS                10,322,137        (8,300,507)         5,081,749

DISCONTINUED OPERATIONS (Note 10)                        (612,000)                 -                  -
                                                     -------------     -------------      -------------

NET INCOME (LOSS)                                    $   9,710,137     $  (8,300,507)     $   5,081,749
                                                     =============     =============      =============
PRO FORMA NET INCOME DATA
  (Note 11) (Unaudited):
  Income from continuing operations
    before income taxes, as reported                 $  11,767,137
  Pro forma provision for income taxes                  (4,472,000)
  Discontinued operations, as reported                    (612,000)
  Pro forma tax benefit
    of discontinued operations                             233,000
                                                     -------------

           Pro forma net income                      $   6,916,137
                                                     =============
NET INCOME (LOSS) PER SHARE,
  BASIC AND DILUTED (Note 2)
  (1996 Pro Forma unaudited) from:
  Continuing operations                              $        0.80     $       (0.68)     $        0.40
  Discontinued operations                                    (0.04)                -                  -
                                                     -------------     -------------      -------------
NET INCOME (LOSS) PER SHARE,
  BASIC AND DILUTED                                  $        0.76     $       (0.68)     $        0.40
                                                     =============     =============      =============

See notes to consolidated financial statements.

                           PRAEGITZER INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1998, 1997, AND 1996
-----------------------------------------------------------------------------------------------------

                                                          1996             1997              1998
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                   $ 9,710,137     $ (8,300,507)     $  5,081,749
  Adjustments to reconcile net
    income (loss) to net cash
    provided by operating activities:
      Depreciation and amortization                     4,911,279        7,376,595         8,902,708
      Loss (Gain) on sale of fixed assets                (111,730)        (564,858)          (53,445)
      Deferred taxes                                      502,000          474,325         2,045,412
      Provision for doubtful accounts                     292,354          135,000                 -
      Impairment and in-process
        technology expense                                      -       11,650,000                 -
      Loss on discontinued operations                     612,000                -                 -
      Changes in operating
        assets and liabilities
        Receivables                                    (3,361,233)      (8,474,182)       (3,186,023)
        Inventory                                        (688,624)      (1,366,761)       (6,475,384)
        Accounts payable                               (2,684,743)       1,301,094         4,479,382
        Income taxes payable                              943,000         (980,835)       (1,892,929)
        Accrued payroll and related benefits              288,645          345,317         1,074,422
        Other current liabilities                      (1,336,809)         214,561           453,904
        Other                                            (132,935)         (90,912)          (77,253)
                                                      -----------     ------------      ------------

     Net cash provided by operating activities          8,943,341        1,718,837        10,352,543
                                                      -----------     ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant, and equipment          (7,525,631)     (24,760,670)      (39,334,464)
  Additions to other assets                                     -         (121,502)         (746,927)
  Proceeds from sale of property,
    plant, and equipment                                  217,955       11,187,029         4,244,785
  Acquisitions, net of cash acquired                   (2,000,000)      (5,375,122)      (19,170,255)
  Net reductions in amounts due from
    related parties and shareholders                   (2,594,714)               -                 -
  Change in restricted cash                                (2,331)         143,053           162,903
                                                      -----------     ------------      ------------

     Net cash used in investing activities            (11,904,721)     (18,927,212)      (54,843,958)
                                                      -----------     ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net additions to (reductions in)
    short-term borrowings                              (5,199,771)      11,463,066        25,063,359
  Borrowing of long-term debt                           3,880,409       21,814,498        21,300,000
  Payments on long-term debt                           (7,713,451)     (16,386,981)       (3,261,600)
  Proceeds from initial public
    offering, net of expenses                          19,340,185                -                 -
  Issuances of common stock
    under employee stock plans                                  -          307,964         1,091,051
  Dividends paid                                       (6,783,635)               -                 -
  Payments on capital leases                             (108,460)        (636,884)         (641,325)
  Increase (decrease) in bank overdrafts                 (438,270)       1,049,975         1,667,892
                                                      -----------     ------------      ------------

     Net cash provided by financing activities          2,977,007       17,611,638        45,219,377
                                                      -----------     ------------      ------------

INCREASE IN CASH AND CASH EQUIVALENTS                 $    15,627     $    403,263      $    727,962

                                                                                      (Continued)

                           PRAEGITZER INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1998, 1997, AND 1996
-----------------------------------------------------------------------------------------------------

                                                           1996             1997              1998
INCREASE IN CASH AND CASH EQUIVALENTS                  $    15,627     $    403,263      $    727,962

CASH AND CASH EQUIVALENTS
  AT BEGINNING OF YEAR                                      23,060           38,687           441,950
                                                       -----------     ------------      ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR               $    38,687     $    441,950      $  1,169,912
                                                       ===========     ============      ============

SUPPLEMENTAL DISCLOSURE
  OF CASH FLOW INFORMATION -
  Cash paid during the year for interest               $ 1,789,375     $  1,915,515      $  3,734,173
  Cash paid during the year
    for income taxes, net                                        -        2,165,392         2,062,324

NONCASH INVESTING AND FINANCING ACTIVITIES:

  During the year ended June 30, 1996, the Company used $526,720 of operating lease deposits toward the purchase of equipment.

  During the year ended June 30, 1996, the Company distributed dividends of $468,087 to a shareholder by reducing amount due from shareholder.


See notes to consolidated financial statements.
                                                                          (Concluded)

                           PRAEGITZER INDUSTRIES, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 1998, 1997, AND 1996
----------------------------------------------------------------------------------------------------------------


                                                            Common Stock
                                                     ---------------------------     Retained
                                                       Number                        Earnings
                                                     of Shares           Amount       (Deficit)           Total
                                                     ---------      -----------    -----------      -----------
BALANCES, JUNE 30, 1995                              8,086,875      $ 4,308,916    $ 1,389,703      $ 5,698,619

Stock issued in connection with acquisitions           700,000        7,143,714              -        7,143,714
Initial public offering, net of expenses             2,275,000       19,340,185              -       19,340,185
Dividends                                                    -         (468,087)    (6,783,635)      (7,251,722)
Net earnings June 30, 1996                                   -         (392,679)    10,102,816        9,710,137
                                                    ----------      -----------    -----------      -----------

BALANCES, JUNE 30, 1996                             11,061,875       29,932,049      4,708,884       34,640,933

Stock issued in connection with acquisitions         1,330,000       10,992,489              -       10,992,489
Proceeds from exercise of Incentive Stock Options       12,000          114,000              -          114,000
Proceeds from issuance under the ESPP                   30,643          193,964              -          193,964
Net loss June 30, 1997                                      -                -      (8,300,507)      (8,300,507)
                                                    ----------      -----------    -----------      -----------

BALANCES, JUNE 30, 1997                             12,434,518       41,232,502     (3,591,623)      37,640,879

Stock issued in connection with acquisitions           200,000            1,000        165,142          166,142
Proceeds from exercise of Incentive Stock Options       54,048          499,738              -          499,738
Proceeds from issuance under the ESPP                   61,648          591,313              -          591,313
Net earnings June 30, 1998                                  -                -       5,081,749        5,081,749
                                                    ----------      -----------    -----------      -----------

BALANCES, JUNE 30,1998                              12,750,214     $ 42,324,553    $ 1,655,268     $ 43,979,821
                                                    ==========     ============    ===========     ============

See notes to consolidated financial statements.

                           PRAEGITZER INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Business - Praegitzer Industries, Inc. (the "Company" or "Praegitzer") is incorporated under the laws of the State of Oregon, and its principal business is the design, manufacture and sale of electronic circuit boards.

     Principles of Consolidation - The accompanying financial statements include the accounts of the Company and its majority owned subsidiary, since its acquisition on April 13, 1998. All significant intercompany transactions and balances have been eliminated.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

     Revenue Recognition - Revenue is recognized when goods are shipped to the customer.

     Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.

     Cash and Cash Equivalents includes all cash and short-term debt instruments, purchased with an original maturity of three months or less.

     Concentration of Credit Risk - Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The risk is limited due to the fact that the Company's trade accounts receivable are derived from sales in various geographic areas to numerous companies varying in size within the electronics industry. Additionally, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral, such as letters of credit or security agreements. Credit losses have consistently been within management's expectations.

     Property, Plant, and Equipment - Depreciation of property and equipment is provided on the straight-line method based on the estimated useful lives of the individual assets, primarily 3 to 10 years for equipment and 31 years for buildings. The Company records the assets and the related obligations of capital leases at amounts based upon the cash purchase price of the assets involved at the beginning of the lease term. Depreciation and amortization expense also includes amortization of equipment recorded under capital leases provided on the basis of the estimated useful lives of the individual assets, primarily 5 years, on the straight-line method.

     Loan Fees - Other assets include loan fees incurred by the Company. These fees are being amortized over the terms of the loans.

     Goodwill - The Company amortizes costs in excess of fair value of net assets of businesses acquired using the straight-line method over a period of fifteen years. Management reviews, on an ongoing basis, the continuing appropriateness of the remaining amortizable life and the net realizable value of the unamortized balance.

     Asset Impairments - Long-lived assets to be held and used by the Company are reviewed for impairment when events and circumstances indicate costs may not be recoverable. Losses are recognized when the book values exceed expected undiscounted future cash flows. If impairment exists, the asset's book value is written down to its estimated fair value. Assets to be disposed are written down to their fair value, less sales costs. See note 7 for a discussion of a charge in 1997 related to impairment of goodwill.

     Derivative Financial Instruments - The Company has only limited involvement with derivative financial instruments. See note 8 for a discussion of the Company's derivative instruments as of June 30, 1998.

     Income Taxes - The Company elected to be taxed under the S corporation provisions of the Internal Revenue Code through the effective date of the initial public offering by Praegitzer of common stock (the "Offering"). Under those provisions, the Company did not pay federal or state corporate income taxes on its taxable income. Instead, the shareholders were liable for federal and state income taxes on the Company's taxable income.

     Actual and pro forma income taxes have been provided for under Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are recognized based on differences between financial statement and tax basis of assets and liabilities using presently enacted tax rates.

     S Corporation Dividends - Historically, the Company has paid dividends to its shareholders in amounts which approximate the federal and state income taxes that are due as a result of the Company electing to be taxed as an S corporation as discussed above. In connection with the Offering, the Company distributed to its former shareholders substantially all of the undistributed cumulative income that had been taxed or was taxable to its former shareholders. This dividend was paid from the proceeds of the Offering.

     Future Accounting Pronouncements - In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, Reporting Comprehensive Earning. SFAS No. 130 establishes requirements for disclosure of comprehensive income and becomes effective for the Company's first quarter of the fiscal year ending June 30, 1999. Reclassification of prior year financial statements for comparative purposes is required. Management has not completed an evaluation of the effects this standard will have on the Company's financial position or results of operations.

     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The new standard becomes effective for the Company's fiscal year ending June 30, 1999. Adoption of this statement may result in additional disclosures but will have no material impact on the Company's results of operations or financial position.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The new statement will require recognition of all derivatives as either assets or liabilities on the balance sheet at fair value. The new statement becomes effective for the first quarter of fiscal year ending June 30, 2000. Management has not completed an evaluation of the effects this standard will have on the Company's financial position or results of operations.

     Reclassifications - Certain amounts from the prior year's financial statements have been reclassified to be consistent with the current year presentation.


2.   EARNINGS PER SHARE

     In February 1997, the FASB issued SFAS No. 128, Earnings per Share, which specifies new standards for computing and disclosing earnings per share and is effective for periods ending after December 15, 1997. The Company has adopted this standard and has restated its earnings per share ("EPS") for prior periods presented. The basic EPS has been computed by dividing net income by the weighted average number of shares outstanding during each period. Diluted EPS has been computed by dividing net income by the weighted average common and common equivalent shares outstanding during each period using the treasury stock method, if the common equivalent shares were not anti-dilutive. The difference between the basic and diluted weighted average shares is due to common stock equivalent shares resulting from outstanding stock options and warrants. Net income for the calculation of both basic and diluted EPS is the same for all periods presented. The calculation of the weighted average outstanding shares is as follows:

                                                       Proforma
                                                         1996             1997            1998
                                                     ------------     ------------   -------------
Weighted average shares outstanding-basic               9,070,209       12,233,769     12,694,039
Common stock options and warrants                          40,024                -        151,757

                                                     ------------     ------------   -------------

Weighted average shares outstanding-diluted             9,110,233       12,233,769     12,845,796
                                                     ============     ============   =============

3.    ACQUISITIONS

     Effective April 13, 1998, the Company acquired 51% of the outstanding capital stock of Likom PCB Sdn Bhd ("Likom"), a printed circuit board manufacturer located in Malaysia. The purchase price was up to 5.2 million Ringgit, $1,432,000 based on the currency exchange rate on April 27, 1998, which consisted of the transfer and contribution to Likom of third-party software license rights, machinery and equipment currently owned or purchased by the Company and cash.

     The acquisition of Likom has been accounted for using the purchase method of accounting. The operating results from the date of purchase have been consolidated in the Company's financial statements. No goodwill was recognized related to this acquisition.

     On March 31, 1998, the Company acquired a printed circuit board fabrication facility located in Huntsville, Alabama from Intergraph Corporation ("Intergraph"). The acquisition consisted of land, building, equipment and inventory. The purchase price for the assets was $15.95 million, which was paid in cash.

     The acquisition was accounted for under the purchase method of accounting and, accordingly, the operating results of Intergraph from the date of purchase are included in the Company's financial statements. The estimated fair market value of assets approximate the fair market value of the liabilities and, accordingly, no goodwill was recognized.

     On August 28, 1996, the Company acquired Trend Circuits, Inc. ("Trend"), a circuit board manufacturing company. The acquisition was accomplished by a merger of Trend with and into Praegitzer. The purchase price included $5,000,000 of cash and 1,000,000 shares of Praegitzer's common stock valued at $10.65 per share.

     The acquisition was accounted for under the purchase method of accounting and, accordingly, the operating results of Trend from the date of purchase are included in the Company's financial statements. The estimated fair market value of assets and liabilities acquired was approximately $9,600,000 and $11,900,000, respectively. The Company incurred a one-time charge of $8,000,000 related to a portion of the purchase price allocated to in-process technology which was expensed at the closing of the transaction. The remaining excess of the aggregate purchase price over the fair market value of the net assets acquired of $9,900,000 was recognized as goodwill and is being amortized over fifteen years.

     On November 15, 1995, Praegitzer acquired Circuit Technology, Inc. ("CTI"), a circuit board manufacturing company. The acquisition was accomplished by a merger of CTI with and into Praegitzer. The purchase price included $2,000,000 of cash and 700,000 shares of Praegitzer's common stock which was valued at $10.21 per share.

     The acquisition has been accounted for under the purchase method of accounting and, accordingly, the operating results of CTI have been included in the Company's combined financial statements since the date of acquisition. The estimated fair market value of assets and liabilities acquired was approximately $8,000,000 and $7,300,000, respectively. The excess of the aggregate purchase price over the fair market value of net assets acquired of $8,400,000 was recognized as goodwill and is being amortized over fifteen years. During the year ended June 30, 1997 the Company recorded an impairment of goodwill related to CTI of $3,650,000 (See Note 7). The remaining goodwill is being amortized over the remaining life of 15 years.

     The following unaudited pro forma results of operations assume the acquisitions occurred on July 1, 1996:

                                            Year Ended June 30,
                                       ------------------------------
                                            1997               1998
Revenue                                $172,511,303      $197,332,158
Net income (loss)                        (2,761,507)        2,630,749
Net income (loss) per share                   (0.23)             0.21

     The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the Likom, Intergraph, CTI and Trend acquisitions been consummated as of July 1, 1996 nor is it necessarily indicative of future operating results.

     In April 1996, Praegitzer acquired all the assets and the related liabilities of Praegitzer Property Group ("PPG") for net consideration of $12,120,000. Praegitzer issued 1,369,875 shares of its common stock to the sole proprietor of PPG. As the entities are commonly controlled, the transaction was accounted for in a manner similar to a pooling of interests which resulted in a restatement of prior years financial statements.

     In addition, the Company acquired several other companies during the last three years, which were not significant to its financial position, results of operations or cash flows. During the year ended June 30, 1998, one acquisition was accounted for as a pooling of interest; however, prior period financial statements were not restated because the retroactive effect was not material. During the year ended June 30, 1997, two acquisitions were accounted for as pooling of interests; however, prior period financial statements were not restated because the retroactive effect was not material. All other acquisitions were accounted for using the purchase method. Under the purchase method, the results of operations of acquired companies are included prospectively from the date of acquisition, and the acquisition cost is allocated to the acquirees' assets and liabilities based upon their fair market values at the date of the acquisition. To accomplish the mergers a total of 200,000 and 330,000 shares were issued during the years ended June 30, 1998 and 1997, respectively. At June 30, 1998 and 1997, the net book value of goodwill associated with acquisitions was $11,486,072 and $12,414,228, respectively, and is being amortized on a straight-line basis over 15 years.


4.   INVENTORIES

     Inventories consist of the following:

                                             1997             1998
Raw materials and supplies               $ 3,117,427     $ 6,430,638
Work-in-process                            5,417,001      10,060,687
                                         -----------     -----------

           Total inventories             $ 8,534,428     $16,491,325
                                         ===========     ===========

5.   PROPERTY, PLANT AND EQUIPMENT

                                           Useful
                                            Life
                                           (Years)             1997             1998
Land                                          -           $  3,302,576     $  1,468,212
Buildings and leasehold improvements       10 to 31         14,453,908       21,899,123
Equipment                                  3 to 10          42,770,430       83,949,892
Office furniture and fixtures               5 to 7             660,388        1,086,121
Projects in process                           -              1,669,207       10,670,668
Deposits on equipment                         -              2,962,150        5,726,843
                                                          ------------     ------------

                                                            65,818,659      124,800,859
Accumulated depreciation and amortization                  (25,782,260)     (35,975,363)
                                                          ------------     ------------

           Property, plant and equipment                  $ 40,036,399     $ 88,825,496
                                                          ============     ============

     At June 30, 1998 and 1997, the Company had equipment of $2,535,381 and $3,678,970, respectively, financed with capital leases. The total accumulated amortization at June 30, 1998 and 1997 was $946,712 and $617,499, respectively.


6.   OTHER ASSETS

                                                  1997             1998
Goodwill                                     $ 12,414,228     $ 11,486,072
Other                                             160,671        2,045,978
                                             ------------     ------------

           Total other assets                $ 12,574,899     $ 13,532,050
                                             ============     ============

     Other assets are presented net of related accumulated amortization of $3,302,606 and $2,296,946 at June 30, 1998 and 1997, respectively.


7.   IMPAIRMENT OF GOODWILL

     During the year ended June 30, 1997 the Company recorded an impairment of $3,650,000 of certain goodwill associated with the CTI acquisition. The impairment was due to the inability of the CTI operation (now Redmond Division), which was purchased to serve as the Company's quick-turn operation, to move its product mix from 75% production 25% quick-turnaround. Further, it was anticipated that turning Redmond's operation into a quick-turnaround operation would be very costly in both time and cash flow. Recognizing the problem, the Company acquired Trend (now Fremont Division), an operation that is

     80% to 90% quick-turnaround. The Company plans to utilize the Fremont Division for the majority of its quick-turnaround requirements. This resulted in an impairment of goodwill related to the CTI acquisition.

     In determining the amount of the impairment charge, the Company developed estimates of operating cash flows over the remaining business life cycle. Future cash flows, excluding interest charges, were discounted using an estimated 8% incremental borrowing rate.


8.   LONG-TERM NOTES PAYABLE

                                                                                              1997             1998
Line of credit of $40,000,000 payable to Key Bank, 8.5% at June 30, 1998,
  collateralized by inventory and accounts receivable, expires March 31, 2000            $ 12,447,658     $ 37,511,017
Note payable to Heller Financial, Inc., 9.9375% at June 30, 1998 payable in monthly installments of $180,952 beginning February 1,1999 plus accrued interest at LIBOR plus 4.25% collaterialized by real property and equipment
  at the Huntsville, Alabama facility, $6.1 million due April 1, 2003                               -       15,200,000
Note payable to Heller Financial, Inc., 8.4375% at June 30, 1998 payable in monthly installments of $111,111 plus accrued interest at LIBOR plus
  2.75%, collaterialized by real property and equipment at the Dallas, Oregon
  facility due November 1, 2004                                                            10,000,000        8,666,667
Notes payable to Heller Financial, Inc.,  7.8% to 7.9%, due in monthly installments of $94,697 including interest, collateralized by machinery and
  equipment due January 1, 2005 and April 1, 2005                                                   -        5,864,824
Note payable to Heller Financial, Inc., 8.2375% at June 30, 1998 payable in monthly installments of $55,555 plus accrued interest at LIBOR plus 2.55%, collateralized by real property and equipment at the White City, Oregon
  facility, due February 1, 2004                                                            4,500,000        3,833,333
Note payable to Finova Capital Corporation, 9.93%, payable in 35 monthly installments plus accrued interest, through August 1, 1999,  $2.2 million
 due  September 1, 1999                                                                     3,995,278        3,251,862
Shareholder loan payable to Rubitasi Holding Company, 0%, at June 30, 1998 payable in 36 monthly installments plus accrued interest at the Maybank rate, interest begins to accrue on November 12, 1998 at which time the first
  payment is due.                                                                                   -        1,763,224
Other notes payable,  0% to 10% at June 30, 1998                                              305,779          977,004
                                                                                         ------------     ------------

           Subtotal                                                                        31,248,715       77,067,931
Current portion                                                                            (2,917,466)      (4,874,852)
                                                                                         ------------     ------------

           Total long-term notes payable                                                 $ 28,331,249     $ 72,193,079
                                                                                         ============     ============

     To reduce the risk of fluctuations in interest rates the Company entered into an interest rate swap agreement with Key Bank during the year ended June 30, 1997. The swap has a notional amount of $5 million and effectively changes the Company's interest rate exposure on the Key Bank lease line from a variable rate to a 6.10% fixed rate. This agreement matures in 2003.

     The Company's loan agreements with Heller Financial, Inc. and Finova Credit Corporation contain certain financial covenants. At June 30, 1998 the Company was not compliant with certain of these financial covenants, which caused the Company to be in technical default under its credit agreement with Key Bank and its loan agreements with Heller Financial, Inc. and Finova Credit Corporation. The Company has received waivers from its lenders for all of these defaults. The Company was in compliance with all other covenants at June 30, 1998.

     Maturities on the notes payable as of June 30, 1998 were as follows:

     Year Ending June 30,
     --------------------------------------------------
          1999                             $  4,874,852
          2000                               45,454,708
          2001                                5,589,016
          2002                                5,254,857
          2003                               10,738,420
       Thereafter                             5,156,078
                                           ------------

                   Total                   $ 77,067,931
                                           ============


9.   COMMITMENTS AND CONTINGENCIES

     Capital Leases

     The Company has acquired certain equipment under capital lease obligations bearing interest rates ranging from 9.25% to 31.03% and monthly installments totaling $143,591 including interest at June 30, 1998 and interest rates ranging from 9.25% to 13.69% and monthly installments totaling $68,136 including interest at June 30, 1997.

     Operating Leases

     Praegitzer leases buildings and equipment under operating lease agreements that expire at various times through 2004.

     The following table is a schedule of future minimum principal payments under capital leases and future minimum rentals under operating lease agreements at June 30, 1998:


                                   Capital           Operating
       Year Ending June 30,        Leases             Leases
       ----------------------------------------------------------
          1999                 $ 1,518,812        $  4,656,795
          2000                   1,051,225           3,248,599
          2001                     148,807           2,505,892
          2002                      15,282           2,405,742
          2003                       5,079           1,304,314
          Thereafter                     -             450,765
                               -----------        ------------

                   Total       $ 2,739,205        $ 14,572,107
                               ===========        ============

     Several of Praegitzer's operating leases contain renewal options. Rent expense relating to the building and equipment leases totaled $5,781,332, $3,834,948, and $796,642 for the years ended June 30, 1998, 1997, and 1996 respectively.

     The Company is involved as a defendant in litigation in the ordinary course of business, the outcome of which can not be predicted with certainty. Management believes that any ultimate liability with respect to such litigation will not materially affect the financial position, results of operations or cash flows of the Company.


10.  DISCONTINUED OPERATIONS

     On July 1, 1993, the Company adopted a formal plan to sell its assembly contract manufacturing division. On April 25, 1994, the sale of substantially all of the assets of the assembly division was completed. During 1996, the Company paid $612,000 in settlement of a prior contingency related to the assembly division. This amount was recorded as a loss from discontinued operations during the year ended June 30, 1996.


11.  INCOME TAXES

     The following information reflects income taxes on the Company's earnings from April 4, 1996 the date of the closing of the Company's initial offering of common stock to the public, to June 30, 1996 and for the years ended June 30, 1998 and 1997. The Company terminated its S corporation election on April 4, 1996 and is now taxed as a C corporation. The following information also includes unaudited pro forma information as if the Company's earnings from continuing operations had been subject to federal and state income taxes as a C corporation for all periods presented.

                 Period April 4, 1996-      Pro Forma Year Ended                 Year ended June 30,
                        June 30, 1996              June 30, 1996                   1997               1998
                   ------------------       --------------------          -------------        -----------
                                                (Unaudited)
Current:
Federal                  $   891,000           $ 4,278,000                $ 1,126,752          $   475,382
State                         52,000               742,000                     68,732             (305,865)
                         -----------           -----------                -----------          -----------

                             943,000             5,020,000                  1,195,484              169,517
Deferred:
Federal                      466,000              (595,000)                   425,676            1,976,712
State                         36,000                47,000                     48,649               68,709
                         -----------           -----------                -----------          -----------

                             502,000              (548,000)                   474,325            2,045,421
                         -----------           -----------                -----------          -----------

                         $ 1,445,000           $ 4,472,000                $ 1,669,809          $ 2,214,938
                         ===========           ===========                ===========          ===========

     The income tax provision on earnings from continuing operations subsequent to the date of the Offering which are subject to income taxes and the pro forma tax provision on earnings from continuing operations subject to income taxes differs from the statutory federal income tax rate due to the following:

                                            Period         Proforma
                                     April 4, 1996-      Year Ended           Year Ended June 30,
                                     June 30, 1996    June 30, 1996          1997              1998
                                     -------------    -------------     ------------      ------------
                                                      (Unaudited)
Federal income taxes at the
   staturtory rate                   $ 1,402,000      $ 4,118,000       $ (2,320,744)      $ 2,480,870
State income tax, net of                  67,000          323,000           (265,228)          364,834
   federal benefit
Tax credits utilized                     (23,000)        (171,000)          (626,778)       (1,097,843)
Goodwill                                       -                -          4,856,150           360,296
Other                                     (1,000)         202,000             26,409           106,781
                                     -----------      -----------        -----------       -----------
                                     $ 1,445,000      $ 4,472,000        $ 1,669,809       $ 2,214,938
                                     ===========      ===========        ===========       ===========

     Pro forma income taxes related to discontinued operations differs from the statutory rate primarily due to state income taxes, net of federal benefit.

     The significant items comprising the Company's net deferred tax liability are as follows:

                                          Year Ended June 30,
                                          1997             1998
                                     ------------     ------------
Reserves and other liabilities       $    415,777     $    217,527
Other                                     268,986          321,733
Property, plant, and equipment         (2,362,657)      (4,262,566)
                                     ------------     ------------
                                     $ (1,677,894)    $ (3,723,306)
                                     ============     ============

     Net deferred tax assets and liabilities are included in the following balance sheet accounts at June 30, 1998 and 1997:

                                  1997             1998
                              ------------     ------------
Current deferred asset           $ 628,532        $ 474,175
Deferred tax liability          (2,306,426)      (4,197,481)
                              ------------     ------------
Net deferred tax liability    $ (1,677,894)    $ (3,723,306)
                              ============     ============

12.  MAJOR CUSTOMERS

     For the year ended June 30, 1998 the Company had no customers that represented more than 10% of total revenue. For the year ended June 30, 1997 the Company recognized 12% of total revenue from one customer. For the year ended June 30, 1996 the Company recognized 23% of total revenue from two customers.

13.  EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) plan which covers all employees and permits discretionary contributions by the participants. The Company has contributed $318,938, $132,588, and $251,188 to the plan for the years ended June 30, 1998, 1997 and 1996.

14.  STOCK INCENTIVE PLAN AND STOCK WARRANTS

     Under the Company's Stock Incentive Plan, the Board of Directors may grant incentive and non-qualified options, stock bonuses, restricted stock, stock appreciation rights, and cash bonus rights to employees and directors to purchase up to 1,500,000 shares of common stock. The Stock Incentive Plan shall continue in effect until all shares available for issuance have been issued. However, the Board of Directors can suspend or terminate the Stock Incentive Plan at any time except with respect to options and shares subject to restrictions then outstanding under the Stock Incentive Plan. Under the Stock Incentive Plan, the option price is equal to fair market value at the grant date. Options currently expire no later than ten years from the grant date and generally vest after four years.

     The following table summarizes the stock option activity under the Company's option plan:

                                                                          Weighted
                                                                           average
                                                           Number         exercise
                                                         of shares           price
----------------------------------------------------------------------------------
Options outstanding at June 30, 1995                             -
Granted                                                    667,000          $ 9.56
                                                        ----------
Options outstanding at June 30, 1996                       667,000            9.56
Granted                                                    499,563            9.84
Canceled                                                   (68,800)           9.51
Exercised                                                  (12,000)           9.50
                                                        ----------
Options outstanding at June 30, 1997                     1,085,763            9.80
Granted                                                    383,457           10.46
Canceled                                                  (222,318)           9.95
Exercised                                                  (17,382)           9.57
                                                        ----------
Options outstanding at June 30, 1998                     1,229,520          $10.03
                                                        ==========
Options exercisable at:
June 30, 1996                                                    -               -
June 30, 1997                                              130,357          $ 9.69
June 30, 1998                                              310,744          $ 9.65

     The range of exercise prices for options outstanding at June 30, 1998 and 1997 was $8.375-$13.50. Options available for grant at June 30, 1998 totaled 241,098.

     The Company has elected to account for its stock based compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees;" however, as required by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has computed for pro forma disclosure purposes the value of options granted during the years ended June 30, 1998, 1997 and 1996 using the Black-Scholes option pricing model. The weighted average assumptions used for stock option grants in 1998, 1997 and 1996 were a risk free interest rate of 5.48%, 6.44% and 6.19%, respectively, no expected dividend yield, an expected life of 4.8 years, 6 years and 6.5 years, respectively, and an expected volatility of 55%, 44% and 52%, respectively. The weighted average estimated fair value of employee stock options granted during the years ended June 30, 1998, 1997 and 1996 was $5.49, $5.13 and $5.67 per share, respectively.

     If the Company had accounted for the plan in accordance with SFAS No. 123, the Company's net income and pro forma net income per share would have been reported as follows:

                                                                   Year ended June 30,
                                                      ------------------------------------------
                                                         1996            1997            1998
Net income (loss) as reported, 1996 pro forma         $6,916,137     $(8,300,507)     $5,081,749
Pro forma net income (loss)                            6,512,685      (8,992,908)      4,386,882
Pro forma diluted net income (loss) per share               0.71           (0.74)           0.34

     The effects of applying SFAS No. 123 for providing pro forma disclosures for the years ended June 30, 1998, 1997 and 1996 are not likely to be representative of the effects on reported net income and earnings per share for future years since options vest over several years and additional awards are made each year.

     The Company has an Employee Stock Purchase Plan ("ESPP"). Under the ESPP employees may purchase shares of the Company's common stock at 85% of fair market value at specific, predetermined dates. There are 200,000 authorized to be issued under the ESPP.

     In connection of the acquisition of CTI (see Note 3), Praegitzer issued stock warrants to purchase 46,333 shares of common stock to the former shareholders of CTI. The warrants can be exercised at $12 per share and expire in 2006. At June 30, 1998, no shares had been purchased under the stock warrants.


15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of long-term debt has been estimated by discounting projected future cash flows, using current rate at which similar loans would be made to borrowers with similar credit ratings and for the same maturities. Current maturities of long-term debt were included and capital lease obligations were excluded. The fair value of the Company's long-term debt is estimated to be $77,182,424, or 100.1% of the carrying value of $77,067,931 at June 30, 1998 and $31,944,045, or 102.2% of the carrying value of $31,248,714 at June 30, 1997. The fair value of the Key Bank interest rate swap is estimated to be $4,704,547 or 109.9% of the carrying value of $4,282,171 at June 30, 1998 and $5,189,703 or 109.2% of the
     carrying value of $4,753,683 at June 30, 1997.


16.  QUARTERLY FINANCIAL DATA (Unaudited)

     In the opinion of management, this unaudited quarter financial summary includes all adjustments, which are of a normal and recurring nature, necessary to present fairly the financial position, the results of operations, and the cash flows of the Company for the periods represented, with the exception of the one-time charges reported in the quarter ended September 30, 1996, see further discussion in Notes 3 and 7 (in thousands, except per share amounts):

                                                  September 30,    December 31,   March 31,     June 30,
                                                       1997            1997          1998         1998
Net sales                                           $ 42,595       $ 46,032     $ 44,713     $ 49,433
Gross profit                                           8,032         10,034        8,773        7,447
Income from operations                                 2,229          4,019        3,379        1,203
Income (loss) before taxes                             1,601          3,379        2,545         (228)
Net income                                             1,107          2,269        1,732          (26)
Net income per share, basic and diluted                 0.09           0.18         0.14         0.00


                                                  September 30,    December 31,   March 31,     June 30,
                                                       1996            1996          1997         1997

Net sales                                           $ 29,449       $ 34,791     $ 38,303     $ 45,404
Gross profit                                           5,086          6,965        5,208        8,675
Income (loss) from operations                         (9,846)         2,172          (50)       2,820
Income (loss) before taxes                           (10,088)         1,900         (801)       2,358
Net income (loss)                                    (10,673)         1,185         (546)       1,733
Net income (loss) per share, basic and diluted         (0.93)          0.10        (0.04)        0.14

INDEPENDENT AUDITORS' REPORT


Board of Directors
Likom PCB Sdn Bhd
Kuala Lumpur, Malaysia

We have audited the accompanying balance sheets of Likom PCB Sdn Bhd as of June 30, 1997, and the related statements of income and retained earnings and cash flows for the year ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in Malaysia and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of Likom PCB Sdn Bhd as of June 30, 1997, and the results of its operations and its cash flows for the year ended June 30, 1997 in conformity with generally accepted accounting principles in the United States of America.



ONG BOON BAH & CO.

Kuala Lumpur, Malaysia
August 6, 1998

LIKOM PCB SDN BHD
(Incorporated in Malaysia)

BALANCE SHEETS
JUNE 30, 1997 AND 1998
-----------------------------------------------------------------------------------------------------------------------


ASSETS                                                                                          1997               1998
                                                                                                            (Unaudited)
CURRENT ASSETS:
  Cash and cash equivalents                                                             $     94,152       %     31,353
  Accounts receivable, net of allowance for trade doubtful account
    of $58,345 (Note 4)                                                                      700,745            718,919
  Inventories (Note 5)                                                                       382,477            731,513
  Prepaid expenses                                                                            26,345             23,386
                                                                                        ------------       ------------

           Total current assets                                                            1,203,719          1,505,171

PLANT, EQUIPMENT, AND MOTOR VEHICLES, Net (Note 6)                                         4,657,713          4,871,835

LONG-TERM INVESTMENTS                                                                         16,214             10,290
                                                                                        ------------       ------------

TOTAL                                                                                   $  5,877,646       $  6,387,296
                                                                                        ============       ============
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable:
    Trade                                                                               $    282,036       $    934,298
    Others                                                                                   877,727            442,758
  Accrued and other liabilities                                                              140,848            905,911
  Current portion of long-term obligation                                                  1,111,666          1,181,341
                                                                                        ------------       ------------

           Total current liabilities                                                       2,412,277          3,464,308
                                                                                        ------------       ------------

LONG-TERM OBLIGATIONS, Net of current portion (Note 7)                                     1,480,779          2,769,731

SHAREHOLDERS' EQUITY:
  Common stock - 50,000,000 shares authorized and 42,740,000
    shares issued                                                                         16,963,684         18,395,684
  Retained earnings (accumulated loss)                                                   (14,979,094)       (17,867,073)
  Cumulative foreign currency translation adjustment                                              -            (375,354)
                                                                                        ------------       ------------

           Total shareholders' equity                                                      1,984,590            153,257
                                                                                        ------------       ------------

TOTAL                                                                                   $  5,877,646       $  6,387,296
                                                                                        ============       ============

See notes to financial statements.

LIKOM PCB SDN BHD
(Incorporated in Malaysia)

STATEMENTS OF INCOME AND RETAINED EARNINGS
YEARS ENDED JUNE 30, 1997 AND 1998
-----------------------------------------------------------------------------------------------------------------------


                                                                                                1997               1998
                                                                                                            (Unaudited)
TURNOVER (Note 3)                                                                      $  3,615,256       $   3,258,613

COST OF GOODS SOLD                                                                        8,927,138           4,640,754
                                                                                       -------------      -------------

           Gross loss                                                                    (5,311,882)         (1,382,141)

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE                                               (865,627)         (1,269,129)
                                                                                       -------------      -------------

OPERATING LOSS                                                                           (6,177,509)         (2,651,270)
                                                                                       -------------      -------------

OTHER INCOME (EXPENSE):
  Interest expenses                                                                        (349,081)           (236,709)
  Other incomes (Note 8)                                                                  2,070,675                  -
                                                                                       -------------      -------------

           Total other income (expense)                                                   1,721,594            (236,709)
                                                                                       -------------      -------------

NET LOSS                                                                                 (4,455,915)         (2,887,979)

ACCUMULATED LOSS AT BEGINNING OF YEAR                                                   (10,523,179)        (14,979,094)
                                                                                       -------------      -------------

ACCUMULATED LOSS AT END OF YEAR                                                        $(14,979,094)      $ (17,867,073)
                                                                                       =============      =============

See notes to financial statements.

(Incorporated in Malaysia)

STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 1997 AND 1998
-----------------------------------------------------------------------------------------------------------------------


                                                                                                1997               1998
                                                                                                            (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                              $ (4,455,916)      $ (2,887,979)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Waiver of amount due to holding company                                               (2,033,789)                 -
    Depreciation                                                                           3,390,522            566,391
    Loss on disposal of fixed assets                                                           4,332                  -
    Changes in operating assets and liabilities:
        Receivables                                                                        1,515,320            (18,174)
        Inventory                                                                            295,649           (349,036)
        Accounts payable                                                                   2,072,579            217,293
        Accrued and other liabilities                                                       (559,380)           768,022
                                                                                        ------------       ------------

           Net cash provided by (used in) operating activities                               229,317         (1,703,483)
                                                                                        ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  (Purchase) of fixed assets                                                                 (97,902)          (410,513)
  (Purchase) sale of investment                                                              (15,877)             5,924
  Proceeds from disposal of fixed assets                                                      68,348                  -
                                                                                        ------------       ------------

           Net cash used in investing activities                                             (45,431)          (404,589)
                                                                                        ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Equity contribution                                                                              -          1,062,000
  Reduction in borrowing                                                                     (90,201)        (1,111,666)
  Borrowing under long-term obligation                                                             -          2,470,293
                                                                                        ------------       ------------

           Net cash used in financing activities                                             (90,201)         2,420,627
                                                                                        ------------       ------------

EFFECT OF EXCHANGE RATE CHANGES                                                                    -           (375,354)
                                                                                        ------------       ------------

INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                                                 93,685            (62,799)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                                   467             94,152
                                                                                        ------------       ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                                $     94,152       $     31,353
                                                                                        ============       ============

See notes to financial statements.

LIKOM PCB SDN BHD
(Incorporated in Malaysia)

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED JUNE 30, 1997 and 1998 (unaudited)
--------------------------------------------------------------------------------


1.   BASIS OF PRESENTATION

     Assets and liabilities are translated into U.S. dollar at the exchange rate ruling at year-end. Transactions in the income statement are translated into U.S. dollar at the exchange rate ruling at that date.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Business - Likom PCB Sdn Bhd is incorporated in Malaysia, and its principal business is the manufacturing of printed circuit boards.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

     Revenue Recognition - Revenue is recognized when goods are sold.

     Inventories are stated at the lower of cost and net realizable value. Cost is determined on a standard cost basis.

     Cash and Cash Equivalents includes all cash and short-term debt instruments, including nonrestricted certificates of deposit, purchased with an original maturity of three months or less.

     Plant, Equipment, and Motor Vehicles - Depreciation of plant, equipment, and motor vehicles is provided on the straight-line method based on the estimated useful lives of the individual assets, primarily 3 to 10 years. During fiscal year 1997, the annual depreciation rate of certain plant and machinery has increased from 10% to 40% to reflect the reduced economical life of the assets concerned. The effect of change has increased the depreciation charge by $2,401,133 in fiscal year 1997.

     Investments are stated at cost and provision is made for permanent diminution in value where considered appropriate. Investments with maturities greater than one year are classified as long-term investments.

     Income Taxes - The Company accounts for taxes on income using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted rates. Future tax benefits are recognized to the extent that realization of such benefits can be reasonably anticipated.

3.   TURNOVER

     Turnover represents the invoiced value of goods sold net of returns and allowances.

4.   ACCOUNTS RECEIVABLE

     Accounts receivable at June 30, 1997 consist of the following:

                                                                                      1997            1998
Trade                                                                            $ 663,545       $ 676,951
Others                                                                              37,200          41,968
                                                                                 ---------       ---------

           Total accounts receivable                                             $ 700,745       $ 718,919
                                                                                 =========       =========

5.   INVENTORIES

     Inventories consist of the following at June 30, 1997:

                                                                                      1997            1998
Raw materials                                                                    $ 210,543       $ 426,393
Work-in-process                                                                     31,526         260,588
Finished goods                                                                     140,408          44,532
                                                                                 ---------       ---------

           Total inventories                                                     $ 382,477       $ 731,513
                                                                                 =========       =========

6.   PLANT, EQUIPMENT, AND MOTOR VEHICLES

     Plant, equipment, and motor vehicles consist of the following at June 30, 1997:

                                                             Useful
                                                              Life
                                                            (Years)                 1997              1998
Plant and machinery                                       2-1/2 to 10        $ 8,895,790       $ 6,939,076
Furniture, fitting, and equipment                           3 to 10              391,384           356,177
Motor vehicles                                                 5                  43,881           104,127
Construction in progress                                                              -            932,581
                                                                             -----------       -----------

                                                                               9,331,055         8,331,961
Less: Accumulated depreciation                                                (4,673,342)       (3,460,126)
                                                                             -----------       -----------
           Plant, equipment, and motor vehicles                              $ 4,657,713       $ 4,871,835
                                                                             ===========       ===========

           Depreciation charged for the year                                 $ 3,390,522       $   566,391
                                                                             ===========       ===========

7.   LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following at June 30, 1997:

                                                                                         1997             1998
     Hire purchase installments payable to Mayban Finance Berhad in monthly installment of $69,276 plus interest at an average rate of 5.86% per
       annum, collateralized by plant and equipment                               $ 2,117,937       $1,061,758

     Hire purchase installments payable to D&C Finance Bhd in monthly installment of $13,114 plus interest at an average rate of 5.78% per
       annum, collateralized by plant and equipment                                   236,215           69,952

     Hire purchase installments payable to Sogelease (Malaysia) Sdn Bhd in monthly installments of $11,569 plus interest at an average rate of 5.50%
       per annum, collateralized by plant and equipment                               235,622           81,960

     Hire purchase installments payable to Lion Leasing Sdn Bhd in monthly installments of $1,092 plus interest at an average rate of 6.63% per
       annum, collateralized by plant and equipment                                     2,671           38,630

     Hire purchase installments payable to Eon Finance Bhd in monthly installments of $264 plus interest at an average rate of 8% per annum,
       collateralized by plant and equipment                                                -           27,469
     Loan from a shareholder                                                                -        2,671,303
                                                                                  -----------      -----------
                                                                                    2,592,445        3,951,072
     Less current portion                                                           1,111,666        1,181,341
                                                                                  -----------      -----------

           Total long-term obligations                                            $ 1,480,779      $ 2,769,731
                                                                                  ===========      ===========

      The long-term obligations are repayable over the following period:

 Year Ending
   June 30,

     1999                                                   $1,181,341
     2000                                                    1,026,265
     2001                                                      619,112
     2002                                                      211,196
     2003                                                        5,079
     2004                                                      908,079
                                                            ----------

                                                            $3,951,072
                                                            ==========

8.   OTHER INCOMES

     Other incomes consist of the following at June 30, 1997:

                                                                                         1997          1998
Waiver of amount due to holding company                                           $ 2,033,789      $      -
Others                                                                                 36,886             -
                                                                                  -----------      --------

           Total other incomes                                                    $ 2,070,675      $      -
                                                                                  ===========      ========

9.   TAXATION

     Taxation has not been provided in 1997 in view of the operating losses incurred by the Company.

     As at June 30, 1997, deferred tax debits calculated at current tax rate, which are not recognized in the accounts as the directors could not reasonably anticipate their recovery in the near future are as follows:

                                                                                   1997               1998
Carried forward tax losses                                                  $ 3,109,000        $ 3,686,000
Unabsorbed capital allowances carried forward                                   889,000            889,000
                                                                            -----------        -----------

           Total                                                            $ 3,998,000        $ 4,575,000
                                                                            ===========        ===========

10.  CHANGE OF OWNERSHIP

     Effective April 13, 1998, the Company's owners sold 21,797,400 shares of the Company's common stock (51%) to Praegitzer Industries, Inc. In exchange for the shares, Praegitzer agreed to contribute to the Company third-party software license rights, machinery and equipment, and cash with a value of up to 5.2 million Ringgit ($1,432,000) based on the currency exchange rate on April 27, 1998.

     In addition, the selling shareholders agreed to provide additional funding in the form of a line of credit of up to 5 million Ringget of which 2,262,800 Ringget ($569,975) had been borrowed at June 30, 1998.

                                   * * * * * *

PRAEGITZER INDUSTRIES, INC.

PRO FORMA STATEMENT OF OPERATIONS
YEAR ENDED JUNE 30, 1998
(Unaudited)
-----------------------------------------------------------------------------------------------------------------------


                                                            Praegitzer                                        Pro forma
                                                           Industries,     Likom PCB        Pro forma          June 30,
                                                                  Inc.       Sdn Bhd      Adjustments              1998
Revenue                                                      $ 182,773      $  3,259         $  (859)         $ 185,173
Cost of goods sold                                             148,487         4,641            (536)           152,592
                                                             ---------      --------         --------         ---------

           Gross profit (loss)                                  34,286        (1,382)           (323)            32,581

Selling, general and administrative expense                     23,456         1,269            (278)            24,447
                                                             ---------      --------         --------         ---------

EARNINGS (LOSS) FROM OPERATIONS                                 10,830        (2,651)            (45)             8,134

Interest expense                                                 3,757           237             (53)             3,941
Other income (expense)                                             224             -              29                253
Minority interest loss                                               -             -             (10)
                                                                     -             -           1,455              1,445
                                                             ---------      --------         --------         ---------

INCOME (LOSS) BEFORE INCOME TAXES                                7,297        (2,888)          1,482              5,891

PRO FORMA PROVISION (BENEFIT) FOR
  INCOME TAXES                                                   2,215             -              -               2,215
                                                             ---------      --------         --------         ---------

PRO FORMA INCOME  (LOSS)                                     $   5,082      $ (2,888)        $  1,482         $   3,676
                                                             =========      ========         ========         =========

Pro forma loss per share - basic and diluted                 $    0.40                                        $    0.29
                                                             =========                                        =========

Pro forma weighted average shares outstanding                   12,846                                           12,846
                                                             =========                                        =========

PRAEGITZER INDUSTRIES, INC.

NOTES TO PRO FORMA COMBINED STATEMENTS OF OPERATIONS (Unaudited)
--------------------------------------------------------------------------------


Effective April 13, 1998, Praegitzer Industries, Inc. ("Praegitzer") acquired 51% of the outstanding capital stock of Likom PCB Sdn Bhd ("Likom"), a printed circuit board manufacturer located in Malaysia. The acquisition of Likom has been accounted for using the purchase method of accounting. The purchase price is up to $5.2 million Malaysian Ringgit ($1,432,000) based on the currency exchange rate on April 27, 1998, which will consist of the transfer and contribution to Likom over an eighteen-month period ending in October 1999 of third-party software license rights, machinery and equipment currently owned by Praegitzer. At its option Praegitzer may contribute cash in lieu of this property. The unaudited pro forma combined financial statements reflect an adjustment for the recognition of the minority interest. No purchase price adjustments have been recognized as the historical cost of the assets and liabilities approximates the fair value; accordingly, no goodwill has been recognized. The pro forma balance sheet has not been included as the amounts are included within the consolidated balance sheet included elsewhere. The pro forma statement of operations was prepared as if the transaction had occurred on July 1, 1997.

In the opinion of management of Praegitzer, all adjustments necessary to present fairly such pro forma financial statements have been made. These unaudited pro forma financial statements are not necessarily indicative of what actual results would have been had the transaction occurred at the beginning of the respective period nor do they purport to indicate the results of future operations of Praegitzer.

--------------------------------------------------

(1) The recognition of the minority interest in the loss from operations during the respective period.

(2) Elimination of the account balances which have been included in Praegitzer's consolidated statement of operations.

                      PRAEGITZER INDUSTRIES, INC. WORLDWIDE


[Photograph of                  DALLAS DIVISION               [Photograph of              REDMOND DIVISION
manufacturing facility]         Dallas, Oregon                manufacturing facility]     Redmond, Washington
                                130,000 sq. ft.                                           48,000 sq. ft.
                                700+ employees                                            260+ employees
                                VOLUME                                                    PROTOTYPE AND
                                                                                          PRE-PRODUCTION

WHITE CITY DIVISION             [Photograph of                FREMONT DIVISION            [Photograph of production
White City, Oregon              production facility]          Fremont, California         facility]
105,000 sq. ft.                                               30,000 sq. ft.
350+ employees                                                290+ employees
VOLUME                                                        QUICK-
                                                              TURNAROUND

[Photograph of production       MALAYSIA DIVISION             [Photograph of              HUNTSVILLE DIVISION
facility]                       Melaka, Malaysia              production facility]        Huntsville, Alabama
                                120,000 sq. ft.                                           98,000 sq. ft.
                                160+ employees                                            130+ employees
                                VOLUME                                                    PROTOTYPE AND
                                                                                          PRE-PRODUCTION

         DESIGN DIVISIONS                                                [Praegitzer Industries, Inc. Logo]
PORTLAND, OREGON o  SAN JOSE, LOS
ANGELES AND SAN DIEGO, CALIFORNIAo                                            Praegitzer Industries, Inc.
DENVER, COLORADOo  ORLANDO, FLORIDAo
NASHUA, NEW HAMPSHIREo  PHILADELPHIA,                                      The Fine Line in Printed Circuits
PENNSYLVANIAo  DALLAS AND AUSTIN,
TEXASo  SEATTLE, WASHINGTONo  TEL AVIV,
ISRAEL

--------------------------------------------------------------------------------

     No dealer, salesperson or any other person has been authorized to give any information or to make representations other than those contained in this Prospectus and, if given, or made, such information or representations must not be relied upon as having been authorized by the Company, the Trust or any of the underwriters. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy, any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information on this Prospectus is correct as of any time subsequent to the date hereof.

                                -----------------

                TABLE OF CONTENTS

                                              Page

Available Information.............................
Prospectus Summary................................
Risk Factors......................................
Use of Proceeds...................................
Accounting Treatment..............................
Capitalization....................................
Selected Consolidated Financial Data
     and Other Information........................
Management's Discussion and Analysis
     of Financial Condition and Results
     of Operations................................
Business..........................................
Management........................................
Certain Transactions..............................
Description of the Trust Preferred
     Securities...................................
Description of Junior Subordinated
     Debentures...................................
Book-Entry Issuance...............................
Description of Guarantee..........................
Expense Agreement.................................
Relationship Among the Trust Preferred
     Securities, the Junior Subordinated
     Debentures and the Guarantee.................
Certain Federal Income Tax
     Consequences.................................
ERISA Considerations..............................
Underwriting......................................
Legal Matters.....................................
Experts...........................................
Index to Financial Statements.....................
--------------------------------------------------------------------------------

                      4,000,000 Trust Preferred Securities


                              Praegitzer Industries
                                     Trust I




                               % Cumulative Trust
                              Preferred Securities
                           (Liquidation Amount $10 Per
                            Trust Preferred Security)

                      Fully and Unconditionally Guaranteed
                                       By



                          [Praegitzer Industries, Inc.
                                      LOGO]





                                   PROSPECTUS




                             EVEREN Securities, Inc.

                                  Advest, Inc.

                              Black & Company, Inc.



                               ____________, 1998


--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution.

     Set forth below is an estimate of the approximate amount of fees and other expenses (other than underwriting commissions) payable by the Trust and the Company in connection with the issuance and distribution of the Trust Preferred Securities pursuant to the Prospectus contained in this Registration Statement. The Company will pay all of these expenses.

SEC registration fee..................................................    $     13,570
NASD fee..............................................................           5,100
American Stock Exchange fees..........................................          25,000
Trustees' fees and expenses...........................................          15,000
Legal fees and expenses...............................................         250,000
Accounting fees and expenses..........................................         100,000
Printing and engraving expenses.......................................          30,000
Miscellaneous expenses................................................          36,330
                                                                          ============

         Total........................................................    $    475,000
                                                                          ============

--------------

Item 14.  Indemnification of Directors and Officers.

     Article IV of the Company's Second Amended and Restated Articles of Incorporation, as amended (the "Articles"), requires indemnification of current or former directors of the Company to the fullest extent not prohibited by the Oregon Business Corporation Act (the "Act"). The Act permits or requires indemnification of directors and officers in certain circumstances. The effects of the Articles and the Act (the "Indemnification Provisions") are summarized as follows:

     (a) The Indemnification Provisions grant a right of indemnification in respect of any proceeding (other than an action by or in the right of the Company), if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or plea of nolo contendere, or its equivalent, is not, of itself, determinative that the person did not meet the required standards of conduct.

     (b) The Indemnification Provisions grant a right of indemnification in respect of any proceeding by or in the right of the Company against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted if the person is adjudged to be liable to the Company.

     (c) Every person who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because of the person's status as a director or officer of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.

     (d) Because the limits of permissible indemnification under Oregon law are not clearly defined, the Indemnification Provisions may provide indemnification broader than that described in (a) and (b).

     (e) The Company may advance to a director or officer the expenses incurred in defending any proceeding in advance of its final disposition if the director or officer affirms in writing in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.

     The Company may obtain insurance for the protection of its directors and officers against any liability asserted against them in their official capacities. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.

     Under the Trust Agreement, the Company will agree to indemnify each of the Trustees of the Trust or any predecessor Trustee for the Trust, and to hold each Trustee harmless against any loss, damage, claims, liability or incurred without negligence or bad faith on its part, arising out of or connection with the acceptance or administration of the Trust Agreement, the costs and expenses of defending itself against any claim or in connection with the exercise or performance of any of its powers or duties under the Trust Agreement.

     The Company and the Trust have agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify the Trust and the Company for certain liabilities, including liabilities under the Securities Act of 1933, as amended. Reference is made to the Underwriting Agreement filed as Exhibit 1.1 herewith.

Item 16.  Exhibits.

 Exhibit
 Number      Description
 -------     -----------
  *1.1       Form of Underwriting Agreement
  3(i)       Second Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3(i) of the Company's Annual Report on Form
             10-K for the year ended June 30, 1998 (the "1998 Form 10-K"))
  3(ii)      Bylaws (incorporated by reference to Exhibit 3(ii) of the Company's
             Registration Statement on Form S-1, Registration No. 333-01228 (the
             "Form S-1"))
  4.1        See Article II of Exhibit 3(i) and Articles II and V of Exhibit
             3(ii)
  4.2        Form of Subordinated Indenture to be entered into between
             Praegitzer Industries, Inc. and Wilmington Trust Company, as the
             Indenture Trustee
  4.3        Form of Officers' Certificate and Company Order
  4.4        Certificate of Trust of the Trust dated August 7, 1998
  4.5        Trust Agreement of the Trust dated as of August 7, 1998
  4.6        Form of Amended and Restated Trust Agreement of the Trust
  4.7        Form of Trust Preferred Securities Certificate of the Trust
  4.8        Form of Common Securities Certificate of the Trust
  4.9        Form of Guarantee Agreement
  4.10       Form of Agreement as to Expenses and Liabilities
  4.11       Form of Junior Subordinated Deferrable Interest Debenture of the
             Company
  *5.1       Opinion of Stoel Rives LLP regarding the legality of the securities being registered
  *5.2       Opinion of Richards, Layton & Finger, P.A. regarding the validity under Delaware law of the securities being registered
  *8.1       Opinion of Stoel Rives LLP, as counsel to Praegitzer Industries,
             Inc. regarding certain tax matters
  10.1       1995 Stock Incentive Plan (incorporated by reference to Exhibit
             10.1 of the Form S-1)
  10.2       Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.2 of the Form S-1)
  10.3       Form of Nonstatutory Stock Option Agreement (incorporated by reference to Exhibit 10.3 of the Form S-1)
  10.4       1996 Employee Stock Purchase Plan (incorporated by reference to
             Exhibit 10.17 of the Company's Annual Report on Form 10-K for the year ending June 30, 1997 (the "1997 Form 10-K"))
  10.5       Borrowing Agreement between the Company and Heller Financial dated
             August 22, 1996 (incorporated by reference to Exhibit 10.2 of the
             Company's Quarterly Report on Form 10-Q for the quarter ending
             September 30, 1996 (the "September 30, 1996 Form 10-Q"))

 Exhibit
 Number      Description
 -------     -----------

  10.6 Borrowing Agreement between the Company and Finova Capital dated July 19, 1996 (incorporated by reference to Exhibit 10.3 of the September 30, 1996 Form 10-Q)
  10.7 First Amendment to Loan and Security Agreement between the Company and Finova Capital dated as of September 4, 1998 (incorporated by reference to Exhibit 10.7 of the 1998 Form 10-K)
  10.8 Swap Agreement between the Company and Key Bank dated December 10, 1996 (incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarter ending December 31,
             1996)
  10.9 Borrowing Agreement between the Company and Heller Financial dated May 30, 1997 (incorporated by reference to Exhibit 10.8 of the 1997 Form 10-K)
  10.10 Borrowing Agreement between the Company and Heller Financial dated December 29, 1997 (incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarter ending December 31, 1997 (the "December 31, 1997 Form 10-Q"))
  10.11 Borrowing Agreement between the Company and Heller Financial dated December 29, 1997 (incorporated by reference to Exhibit 10.2 of the December 31, 1997 Form 10-Q)
  10.12 Borrowing Agreement between the Company and Heller Financial dated March 27, 1998 (incorporated by reference to Exhibit 10.1 of the March 31, 1998 Form 10-Q (the "March 31, 1998 Form 10-Q"))
  10.13 Borrowing Agreement between the Company and Heller Financial dated March 31, 1998 (incorporated by reference to Exhibit 10.12 of the 1998 Form 10-K)
  10.14 Credit Agreement between the Company and Key Bank National Association dated March 31, 1998 (incorporated by reference to
             Exhibit 10.2 of the March 31, 1998 Form 10-Q)
  10.15 First Amendment to Credit Agreement between the Company and Key Bank National Association dated as of August 6, 1998 (incorporated by reference to Exhibit 10.14 of the 1998 Form 10-K)
  10.16 Lease Agreement between CTI and Seapointe Development, Inc. dated April 1989 and amendments thereto (incorporated by reference to Exhibit 10.13 of the Form S-1)
  10.17 Lease between CTI and Redmond Quadrant Associates LP dated June 15, 1995 (incorporated by reference to Exhibit 10.14 of the Form S-1)
  10.18 Employment Agreement between the Company and Robert L. Praegitzer dated November 17, 1995 (incorporated by reference to Exhibit 10.20 of the Form S-1)

 Exhibit
 Number      Description
 -------     -----------

  10.19      Employment Agreement between the Company and Robert J. Versiackas dated August 26, 1996 (incorporated by reference to Exhibit 10.18 of the 1998 Form 10-K)
  10.20      Offer Letter between the Company and James M. Buchanan dated March
             24, 1998 (incorporated by reference to Exhibit 10.19 of the 1998
             Form 10-K)
  21.1       Subsidiaries of the Company (incorporated by reference to Exhibit
             21.1 of the 1998 Form 10-K)
  23.1       Consent of Deloitte & Touche LLP
  23.2       Consent of Ong Boon Bah & Co.
  *23.3      Consent of Stoel Rives LLP (included in Exhibits 5.1 and 8.1)
  *23.4      Consent of Richards, Layton & Finger, P.A. (included in Exhibit
             5.2)
  24.1       Power of Attorney (included on signature page)
  25.1       Form T-1 Statement of Eligibility of Wilmington Trust Company to
             act as trustee for the % Junior Subordinated Deferrable Interest
             Debentures of Praegitzer Industries, Inc.
  25.2       Form T-1 Statement of Eligibility of Wilmington Trust Company to
             act as trustee for the % Cumulative Trust Preferred Securities of Praegitzer Industries Trust I
  25.3       Form T-1 Statement of Eligibility of Wilmington Trust Company to
             act as trustee for the Guarantee by Praegitzer Industries, Inc.
             with respect to Trust Preferred Securities of Praegitzer Industries
             Trust I
  27.1       Financial Data Schedule

----------------

    * To be filed by amendment.


Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

     (3) To remove by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any arrangement, provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (4) The undersigned Registrant hereby undertakes that:

          (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act is part of this Registration Statement as of the time it was declared effective.

          (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Oregon, on the 4th day of September, 1998.

                                      PRAEGITZER INDUSTRIES, INC.



                                      By: MATTHEW J. BERGERON
                                          -------------------------------------
                                          Matthew J. Bergeron
                                          President and Chief Operating Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each such person whose signature appears below hereby constitutes and appoints Matthew J. Bergeron, Robert L. Praegitzer and William J. Thale, or any of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any amendments (whether pre-effective or post-effective) to this Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


     Signature                        Title                          Date

ROBERT L. PRAEGITZER            Chairman and Chief            September 4, 1998
--------------------------      Executive Officer
Robert L. Praegitzer

MATTHEW J. BERGERON             President, Chief Operating    September 4, 1998
--------------------------      Officer and Director
Matthew J. Bergeron


DANIEL J. BARNETT               Director                      September 4, 1998
--------------------------
Daniel J. Barnett


THEODORE L. STEBBINS            Director                      September 4, 1998
--------------------------
Theodore L. Stebbins


MERRILL A. MCPEAK               Director                      September 4, 1998
--------------------------
Merrill A. McPeak


GORDON B. KUENSTER              Director                      September 4, 1998
--------------------------
Gordon B. Kuenster


WILLIAM J. THALE                Chief Financial Officer       September 4, 1998
--------------------------
William J. Thale

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Oregon, on the 4th day of September, 1998.

                                      PRAEGITZER INDUSTRIES TRUST I

                                      PRAEGITZER INDUSTRIES, INC. as
                                      Depositor



                                      By: MATTHEW J. BERGERON
                                          --------------------------------------
                                          Matthew J. Bergeron
                                          President and Chief Operating Officer

                                  EXHIBIT INDEX


 Exhibit
 Number      Description
 -------     -----------
  *1.1       Form of Underwriting Agreement
  3(i)       Second Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3(i) of the Company's Annual Report on Form
             10-K for the year ended June 30, 1998 (the "1998 Form 10-K"))
  3(ii)      Bylaws (incorporated by reference to Exhibit 3(ii) of the Company's
             Registration Statement on Form S-1, Registration No. 333-01228 (the
             "Form S-1"))
  4.1        See Article II of Exhibit 3(i) and Articles II and V of Exhibit
             3(ii)
  4.2        Form of Subordinated Indenture to be entered into between
             Praegitzer Industries, Inc. and Wilmington Trust Company, as the
             Indenture Trustee
  4.3        Form of Officers' Certificate and Company Order
  4.4        Certificate of Trust of the Trust dated August 7, 1998
  4.5        Trust Agreement of the Trust dated as of August 7, 1998
  4.6        Form of Amended and Restated Trust Agreement of the Trust
  4.7        Form of Trust Preferred Securities Certificate of the Trust
  4.8        Form of Common Securities Certificate of the Trust
  4.9        Form of Guarantee Agreement
  4.10       Form of Agreement as to Expenses and Liabilities
  4.11       Form of Junior Subordinated Deferrable Interest Debenture of the
             Company
  *5.1       Opinion of Stoel Rives LLP regarding the legality of the securities being registered
  *5.2       Opinion of Richards, Layton & Finger, P.A. regarding the validity under Delaware law of the securities being registered
  *8.1       Opinion of Stoel Rives LLP, as counsel to Praegitzer Industries,
             Inc. regarding certain tax matters
  10.1       1995 Stock Incentive Plan (incorporated by reference to Exhibit
             10.1 of the Form S-1)
  10.2       Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.2 of the Form S-1)
  10.3       Form of Nonstatutory Stock Option Agreement (incorporated by reference to Exhibit 10.3 of the Form S-1)
  10.4       1996 Employee Stock Purchase Plan (incorporated by reference to
             Exhibit 10.17 of the Company's Annual Report on Form 10-K for the year ending June 30, 1997 (the "1997 Form 10-K"))
  10.5       Borrowing Agreement between the Company and Heller Financial dated
             August 22, 1996 (incorporated by reference to Exhibit 10.2 of the
             Company's Quarterly Report on Form 10-Q for the quarter ending
             September 30, 1996 (the "September 30, 1996 Form 10-Q"))

 Exhibit
 Number      Description
 -------     -----------

  10.6 Borrowing Agreement between the Company and Finova Capital dated July 19, 1996 (incorporated by reference to Exhibit 10.3 of the September 30, 1996 Form 10-Q)
  10.7 First Amendment to Loan and Security Agreement between the Company and Finova Capital dated as of September 4, 1998 (incorporated by reference to Exhibit 10.7 of the 1998 Form 10-K)
  10.8 Swap Agreement between the Company and Key Bank dated December 10, 1996 (incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarter ending December 31,
             1996)
  10.9 Borrowing Agreement between the Company and Heller Financial dated May 30, 1997 (incorporated by reference to Exhibit 10.8 of the 1997 Form 10-K)
  10.10 Borrowing Agreement between the Company and Heller Financial dated December 29, 1997 (incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarter ending December 31, 1997 (the "December 31, 1997 Form 10-Q"))
  10.11 Borrowing Agreement between the Company and Heller Financial dated December 29, 1997 (incorporated by reference to Exhibit 10.2 of the December 31, 1997 Form 10-Q)
  10.12 Borrowing Agreement between the Company and Heller Financial dated March 27, 1998 (incorporated by reference to Exhibit 10.1 of the March 31, 1998 Form 10-Q (the "March 31, 1998 Form 10-Q"))
  10.13 Borrowing Agreement between the Company and Heller Financial dated March 31, 1998 (incorporated by reference to Exhibit 10.12 of the 1998 Form 10-K)
  10.14 Credit Agreement between the Company and Key Bank National Association dated March 31, 1998 (incorporated by reference to
             Exhibit 10.2 of the March 31, 1998 Form 10-Q)
  10.15 First Amendment to Credit Agreement between the Company and Key Bank National Association dated as of August 6, 1998 (incorporated by reference to Exhibit 10.14 of the 1998 Form 10-K)
  10.16 Lease Agreement between CTI and Seapointe Development, Inc. dated April 1989 and amendments thereto (incorporated by reference to Exhibit 10.13 of the Form S-1)
  10.17 Lease between CTI and Redmond Quadrant Associates LP dated June 15, 1995 (incorporated by reference to Exhibit 10.14 of the Form S-1)
  10.18 Employment Agreement between the Company and Robert L. Praegitzer dated November 17, 1995 (incorporated by reference to Exhibit 10.20 of the Form S-1)

 Exhibit
 Number      Description
 -------     -----------

  10.19      Employment Agreement between the Company and Robert J. Versiackas dated August 26, 1996 (incorporated by reference to Exhibit 10.18 of the 1998 Form 10-K)
  10.20      Offer Letter between the Company and James M. Buchanan dated March
             24, 1998 (incorporated by reference to Exhibit 10.19 of the 1998
             Form 10-K)
  21.1       Subsidiaries of the Company (incorporated by reference to Exhibit
             21.1 of the 1998 Form 10-K)
  23.1       Consent of Deloitte & Touche LLP
  23.2       Consent of Ong Boon Bah & Co.
  *23.3      Consent of Stoel Rives LLP (included in Exhibits 5.1 and 8.1)
  *23.4      Consent of Richards, Layton & Finger, P.A. (included in Exhibit
             5.2)
  24.1       Power of Attorney (included on signature page)
  25.1       Form T-1 Statement of Eligibility of Wilmington Trust Company to
             act as trustee for the % Junior Subordinated Deferrable Interest
             Debentures of Praegitzer Industries, Inc.
  25.2       Form T-1 Statement of Eligibility of Wilmington Trust Company to
             act as trustee for the % Cumulative Trust Preferred Securities of Praegitzer Industries Trust I
  25.3       Form T-1 Statement of Eligibility of Wilmington Trust Company to
             act as trustee for the Guarantee by Praegitzer Industries, Inc.
             with respect to Trust Preferred Securities of Praegitzer Industries
             Trust I
  27.1       Financial Data Schedule

----------------

    * To be filed by amendment.